                                                               EXHIBIT (a)(1)(i)

OFFER TO PURCHASE

                               PERKINELMER, INC.
                           OFFER TO PURCHASE FOR CASH
                         ANY AND ALL OF THE OUTSTANDING
             ZERO COUPON CONVERTIBLE DEBENTURES DUE AUGUST 7, 2020
                              OF PERKINELMER, INC.

                            (CUSIP NO. 714046 AA 7)

THE OFFER AND YOUR WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON FRIDAY, DECEMBER 27, 2002, UNLESS THE OFFER IS EXTENDED. THE OFFER MAY BE EXTENDED UNTIL THE FINANCING CONDITION IS SATISFIED.

     PerkinElmer, Inc. is offering to purchase for cash any and all of its outstanding Zero Coupon Convertible Debentures due August 7, 2020, at a repurchase price for each $1,000 principal amount at maturity of debentures equal to their accreted value to, but excluding, December 30, 2002. If the expiration date of the offer is December 27, 2002, the repurchase price for each $1,000 principal amount at maturity of debentures would be $542.88, representing the original issue price of $499.60 plus accrued original issue discount of $43.28.

     The offer is subject to a number of conditions, including that we have received funding under the proposed new senior credit facilities described in this offer to purchase and at least $225.0 million in gross cash proceeds from our proposed issuance and sale of the new senior subordinated notes described in this offer to purchase. IF WE DO NOT COMPLETE THE REFINANCING TRANSACTIONS IN A MANNER THAT SATISFIES THIS FINANCING CONDITION, WE DO NOT INTEND TO COMPLETE THE OFFER. COMPLETION OF THE OFFER IS NOT A CONDITION TO THE COMPLETION OF THE REFINANCING TRANSACTIONS.

     As of November 26, 2002, there was approximately $722.3 million aggregate principal amount at maturity of debentures outstanding, with an aggregate accreted value as of that date of approximately $390.9 million. As of November 26, 2002, the debentures were convertible into shares of our common stock at a conversion rate of 11.757 shares per debenture. Our common stock is listed on the New York Stock Exchange under the symbol "PKI." On November 27, 2002, the closing price of our common stock, as reported on the New York Stock Exchange, was $8.66 per share.

     NONE OF PERKINELMER, THE DEALER MANAGER, THE DEPOSITARY, THE INFORMATION AGENT, OR THE TRUSTEE MAKES ANY RECOMMENDATION AS TO WHETHER OR NOT HOLDERS OF DEBENTURES SHOULD TENDER THEIR DEBENTURES PURSUANT TO THE OFFER.

                      The Dealer Manager for the Offer is:
                              MERRILL LYNCH & CO.

                               November 29, 2002

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
SUMMARY TERM SHEET..........................................     1
PERKINELMER, INC............................................     6
THE REFINANCING TRANSACTIONS................................     6
PURPOSE OF THE OFFER........................................     9
SOURCE AND AMOUNT OF FUNDS..................................     9
CAPITALIZATION..............................................    10
TERMS OF THE OFFER..........................................    12
DESCRIPTION OF THE DEBENTURES...............................    17
CERTAIN SIGNIFICANT CONSIDERATIONS..........................    20
UNITED STATES FEDERAL INCOME TAX CONSEQUENCES...............    23
CERTAIN FINANCIAL INFORMATION...............................    26
DEALER MANAGER, DEPOSITARY AND INFORMATION AGENT; FEES AND
  EXPENSES..................................................    26
FORWARD-LOOKING STATEMENTS..................................    27
INCORPORATION OF DOCUMENTS BY REFERENCE.....................    28
WHERE YOU CAN FIND MORE INFORMATION.........................    28
MISCELLANEOUS...............................................    29
INDEX TO FINANCIAL STATEMENTS...............................   F-1

                             ---------------------

     THE OFFER IS NOT BEING MADE TO, NOR WILL THE SURRENDER OF DEBENTURES FOR PURCHASE BE ACCEPTED FROM OR ON BEHALF OF, HOLDERS OF DEBENTURES IN ANY JURISDICTION IN WHICH THE MAKING OR ACCEPTANCE OF THE OFFER WOULD NOT BE IN COMPLIANCE WITH THE LAWS OF SUCH JURISDICTION.
                             ---------------------

                                   IMPORTANT

     NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN AS CONTAINED IN THIS OFFER TO PURCHASE OR IN THE LETTER OF TRANSMITTAL AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY PERKINELMER, THE DEALER MANAGER, THE DEPOSITARY, THE INFORMATION AGENT OR THE TRUSTEE. THIS OFFER TO PURCHASE AND RELATED DOCUMENTS DO NOT CONSTITUTE AN OFFER TO BUY OR SOLICITATION OF AN OFFER TO SELL DEBENTURES IN ANY CIRCUMSTANCES IN WHICH SUCH OFFER OR SOLICITATION IS UNLAWFUL. IN THOSE JURISDICTIONS WHERE THE SECURITIES, "BLUE SKY" OR OTHER LAWS REQUIRE THE OFFER TO BE MADE BY A LICENSED BROKER OR DEALER, THE OFFER WILL BE DEEMED TO BE MADE ON BEHALF OF PERKINELMER BY ONE OR MORE REGISTERED BROKERS OR DEALERS LICENSED UNDER THE LAWS OF SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS OFFER TO PURCHASE AND RELATED DOCUMENTS NOR ANY PURCHASE OF DEBENTURES WILL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED IN THIS OFFER TO PURCHASE OR THEREIN IS CURRENT AS OF ANY TIME AFTER THE DATE OF SUCH INFORMATION.

     We and our affiliates, including our executive officers and directors, will be prohibited by Rule 13e-4 under the Securities Exchange Act of 1934, as amended, from repurchasing any of the debentures outside of the Offer until at least the tenth business day after the expiration or termination of the Offer. Following that time, we expressly reserve the absolute right, in our sole discretion from time to time in the future, to purchase any of the debentures, whether or not any debentures are purchased pursuant to the Offer, through open market purchases, privately negotiated transactions, tender offers, exchange offers or otherwise, upon such terms and at such prices as we may determine, which may be more or less than the price to be paid pursuant to the Offer and could be for cash or other consideration. We can not assure you as to which, if any, of these alternatives, or combinations thereof, we will pursue.

     The CUSIP number referenced in this Offer to Purchase has been assigned by Standard & Poor's Corporation and is included solely for the convenience of holders of the debentures. None of PerkinElmer, the Dealer Manager, the Depositary, the Information Agent or the Trustee is responsible for the selection or use of the above CUSIP number, and no representation is made as to its correctness on the debentures or as indicated in this Offer to Purchase, the Letter of Transmittal or any other document.

                               SUMMARY TERM SHEET

     The following are answers to some of the questions that you, as a holder of the debentures, may have. We urge you to read the remainder of this offer to purchase and the other documents that are incorporated in this document by reference carefully because the information in this summary term sheet is not complete. Additional important information is contained in the remainder of this document and the incorporated documents.

                          INFORMATION ABOUT THE OFFER

WHO IS OFFERING TO PURCHASE THE DEBENTURES?

- PerkinElmer, Inc., a Massachusetts corporation, is offering to purchase the debentures.

WHAT CLASS OF SECURITIES IS SOUGHT IN THE OFFER?

- We are offering to acquire any and all of our outstanding Zero Coupon Convertible Debentures due August 7, 2020, which we refer to as the "debentures." We issued the debentures under the First Supplemental Indenture, dated as of August 7, 2000, to the Indenture, dated as of August 7, 2000, between us and Bank One Trust Company, N.A., successor to The First National Bank of Chicago, as Trustee. We refer to that document as the "indenture."

WHY IS PERKINELMER MAKING THE OFFER?

- The offer is a component of a series of related transactions that we are conducting in order to refinance most of our outstanding indebtedness. We will deliver the debentures that we repurchase in the offer to the Trustee for cancellation and those debentures will cease to be outstanding.

HOW MUCH IS PERKINELMER OFFERING TO PAY FOR THE DEBENTURES?

- We are offering to pay in cash for each $1,000 principal amount of debentures due at maturity an amount equal to their accreted value to, but excluding, December 30, 2002. If the expiration date of the offer is December 27, 2002, the repurchase price for each $1,000 principal amount at maturity of debentures would be $542.88, representing the original issue price of $499.60 plus accrued original issue discount of $43.28.

WHAT ARE THE SIGNIFICANT CONDITIONS TO THE OFFER?

- It is a condition to the completion of the offer that we have received funding under our proposed new senior credit facilities and at least $225.0 million in gross cash proceeds from our proposed issuance and sale of new senior subordinated notes. We refer to this as the "financing condition." It is also a condition to the completion of the offer that we have repaid our obligations under our Fremont, California operating lease. We have agreed to a commitment letter for new senior credit facilities that consist of a term loan in an amount of up to $345.0 million and a $100.0 million revolving credit facility. It is a condition to the funding of the new senior credit facilities that we have received at least $225.0 million in gross cash proceeds from our proposed issuance and sale of the new senior subordinated notes. We cannot assure you that the financing condition will be satisfied. If it is not satisfied, we do not intend to complete the offer. We may waive, in our discretion, the financing condition. You should read the section titled "The Refinancing Transactions" for more information about our proposed new senior credit facilities and senior subordinated notes.

HOW MANY DEBENTURES WILL PERKINELMER PURCHASE?

- We will purchase for cash, upon the terms and subject to the conditions of the offer, any and all of the debentures that are validly tendered and not properly withdrawn.

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DOES PERKINELMER HAVE THE FINANCIAL RESOURCES TO REPURCHASE THE DEBENTURES?

- As discussed in our answer to the question "What are the significant conditions to the offer?", it is a condition to the completion of the offer that we have received funding under our proposed new senior credit facilities and at least $225.0 million in gross cash proceeds from our proposed issuance and sale of new senior subordinated notes. We intend to use a portion of these funds to pay for the debentures purchased in the offer, as well as related costs and expenses of the offer. We do not have any alternative financing arrangements or alternative financing plans in the event that the financing condition is not satisfied.

WHAT IS THE MARKET VALUE OF THE DEBENTURES?

- There is no established reporting or trading system for the debentures. We believe that trading in the debentures has been limited and sporadic.

WHAT IS THE PROCESS FOR TENDERING DEBENTURES?

- There are three ways to tender debentures, depending upon the manner in which your debentures are held:

  - If your debentures are registered in your name, (a) complete and sign the letter of transmittal or a facsimile copy in accordance with the instructions to the letter of transmittal, (b) mail or deliver it and any other required documents to the Depositary, and (c) either deliver the certificates for the tendered debentures to the Depositary or transfer your debentures pursuant to the book-entry transfer procedures described in this offer to purchase;

  - If your debentures are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, meaning your debentures are owned in "street name," then you must instruct your broker, dealer, commercial bank, trust company or other nominee to tender your debentures; or

  - If your debentures are held of record by The Depository Trust Company, or DTC, you may tender them through DTC's Automated Tender Offer Program.

You should read the section titled "Terms of the Offer -- Procedure for Tendering Debentures" for more information on how to tender your debentures.

WHEN DOES THE OFFER EXPIRE?

- The expiration date of the Offer is 12:00 midnight, New York City time, on Friday, December 27, 2002, unless we extend the offer in our sole discretion.

CAN THE OFFER BE EXTENDED, AND UNDER WHAT CIRCUMSTANCES?

- We may extend the offer until the conditions to the completion of the offer are satisfied, including the financing condition described in our answer to the question "What are the significant conditions to the offer?" We expressly reserve the right, in our sole discretion, to terminate the offer if any of the conditions described in the section titled "Terms of the Offer -- Conditions to the Offer" have not been satisfied or waived by us on or before the expiration date of the offer or for any other reason, or for no reason at all.

HOW WILL HOLDERS OF DEBENTURES BE NOTIFIED IF THE OFFER IS EXTENDED?

- If we extend the offer, we will notify you as promptly as practicable by a public announcement, which will be issued no later than 9:00 a.m., New York City time, on the first business day after the previously scheduled expiration date of the offer. Without limiting the manner in which we may choose to make any public announcement, we have no obligation to publish, advertise or otherwise communicate any public announcement other than by issuing a press release to the Dow Jones News Service. You should read the section titled "Terms of the Offer -- Extension, Waiver, Amendment and Termination" for more information.

- In addition, if we materially change the terms of the offer or the information concerning the offer, or if we waive a material condition of the offer, we will disseminate additional tender offer materials and extend the offer to the extent required by Rule 13e-4(d)(2) and Rule 13e-4(e)(3) under the Securities Exchange Act of 1934, which we refer to as the "Exchange Act."

WHEN WILL HOLDERS RECEIVE PAYMENT FOR TENDERED DEBENTURES?

- You will receive payment for your debentures promptly after the date on which we accept all debentures properly tendered and not validly withdrawn. Assuming the offer is not extended, we expect the payment date for the debentures to be December 30, 2002.

CAN HOLDERS WITHDRAW TENDERED DEBENTURES?

- You may withdraw your tendered debentures at any time on or before 12:00 midnight, New York City time, on December 27, 2002 or, if the offer is extended, the time and date when the extended offer expires. You may also withdraw your debentures if we have not accepted them for payment by January 29, 2003.

HOW DO HOLDERS WITHDRAW PREVIOUSLY TENDERED DEBENTURES?

- To withdraw debentures, you must deliver a written notice of withdrawal, or a facsimile of one, with the required information to the Depositary before your right to withdraw has expired. You may not rescind a withdrawal of tendered debentures. However, you may retender your debentures by following the proper tender procedures. You should read the section titled "Terms of the Offer -- Withdrawal of Tendered Debentures" for more information on how to withdraw previously tendered debentures.

WHAT HAPPENS TO DEBENTURES THAT ARE NOT TENDERED?

- Any debentures that remain outstanding after the completion of the offer will continue to be our obligations. Holders of those outstanding debentures will continue to have all the rights associated with those debentures. You should read the sections titled "Purpose of the Offer" and "Description of the Debentures" for more information on the terms of the debentures.

CAN HOLDERS STILL CONVERT DEBENTURES INTO SHARES OF PERKINELMER COMMON STOCK?

- Yes. However, if you tender your debentures in the offer, you may convert your debentures only if you properly withdraw your debentures before your right to withdraw has expired. The debentures are convertible into shares of our common stock at the conversion rate of 11.757 shares of our common stock for each $1,000 principal amount at maturity of debentures. As of November 26, 2002, this conversion rate is equivalent to a conversion price of $46.03 per share of common stock based on the accreted value of the debentures at that date. Our common stock is listed on the New York Stock Exchange under the symbol "PKI." On November 27, 2002, the closing price of our common stock, as reported on the New York Stock Exchange, was $8.66 per share. You should read the question titled "What is the conversion rate of the debentures?" for more information on the conversion of debentures.

WHAT ARE THE TAX CONSEQUENCES TO HOLDERS IF THEY TENDER THEIR DEBENTURES?

- The receipt of cash in exchange for your debentures in the offer will be a taxable transaction to you for United States federal income tax purposes. Except with respect to any accrued market discount, as described below, that you did not previously include in your taxable income, which will be taxable as ordinary income, you will generally recognize a capital gain or loss on the sale equal to the difference between:

   - the amount of cash you receive for your debentures; and

   - your adjusted tax basis in the debentures.

  The capital gain or loss will be considered long-term if you held your debentures for longer than one year and short-term if you held your debentures for one year or less. Any accrued market discount, which is generally the difference between your cost of the debenture and its revised issue price, that you have not previously included in your taxable income, will be taxable to you as ordinary income. You should read the section titled "United States Federal Income Tax Consequences" for more information on the tax consequences of the offer.

- You should consult with your tax advisor with respect to the application of the United States federal income tax laws to your particular situation as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction or under any applicable tax treaty.

DO HOLDERS HAVE TO PAY A BROKERAGE COMMISSION FOR TENDERING DEBENTURES?

- No brokerage commissions are payable by holders to PerkinElmer, Merrill Lynch & Co., the Dealer Manager, Bank One Trust Company, N.A., the Depositary, or D.
  F. King & Co., Inc., the Information Agent, or Bank One Trust Company, the Trustee, in connection with the tender of your debentures in the offer.

WHERE CAN HOLDERS GET MORE INFORMATION REGARDING THE OFFER?

- If you have any questions or requests for assistance or for additional copies of this offer to purchase or the letter of transmittal, please contact Merrill Lynch & Co., the Dealer Manager for the offer, at (888) ML4-TNDR or D.F. King & Co., Inc., the Information Agent for the offer, at (800) 659-6590. The addresses for Merrill Lynch & Co. and D.F. King & Co., Inc. may be found on the back cover of this offer to purchase. You may also contact PerkinElmer by writing to us at the following address: PerkinElmer, Inc., Attention: Diane Basile, Vice President, Investor Relations and Corporate Communications, 45 William Street, Wellesley, MA 02481 or by calling: (781) 237-5100. Beneficial owners may also contact their broker, dealer, commercial bank, trust company or other nominee through which they hold their debentures with questions and requests for assistance.

IS PERKINELMER MAKING ANY RECOMMENDATION ABOUT THE OFFER?

- Neither we nor the Dealer Manager, the Depositary, the Information Agent or the Trustee makes any recommendation as to whether or not you should tender your debentures pursuant to the offer. Holders should determine whether or not to tender their debentures pursuant to the offer based upon, among other things, their own assessment of the current market value of the debentures, liquidity needs and investment objectives.

                        INFORMATION ABOUT THE DEBENTURES

WHAT IS THE AMOUNT OF CURRENTLY OUTSTANDING DEBENTURES?

- As of November 26, 2002, there was approximately $722.3 million aggregate principal amount at maturity of debentures outstanding, with an aggregate accreted value as of that date of approximately $390.9 million.

WHAT IS THE CONVERSION RATE OF THE DEBENTURES?

- The debentures are convertible into shares of our common stock at a conversion rate of 11.757 shares for each $1,000 principal amount at maturity of debentures. As of November 26, 2002, this conversion rate is equivalent to a conversion price of $46.03 per share, based on the accreted value of the debentures at that date. On November 27, 2002, the closing price of our common stock, as reported on the New York Stock Exchange, was $8.66 per share. You may convert your debentures at any time before the close of business on August 6, 2020, unless we have previously redeemed or repurchased the debentures. You may convert your debentures called for redemption up to and including the business day immediately preceding the day fixed for redemption. You will not receive any cash payment for the accrued original issue discount through the conversion date.

DO HOLDERS HAVE ANY RIGHTS TO REQUIRE PERKINELMER TO REPURCHASE THE DEBENTURES?

- You may require us to repurchase some or all of your debentures on August 7, 2003 or on August 7, 2010, or at any time upon certain changes of control, at a repurchase price equal to the initial issue price plus the accrued original issue discount to the redemption date. The repurchase for each $1,000 principal amount at maturity of debentures would be $554.41 as of August 7, 2003 and $706.82 as of August 7, 2010. We have the right to pay the repurchase price with our common stock based on the then current market price, subject to satisfying conditions contained in the indenture, including that the shares of common stock must be issued either pursuant to an effective registration statement or an exemption from the registration requirements of applicable securities laws.

WHAT ARE THE REDEMPTION PROVISIONS OF THE DEBENTURES?

- We may redeem some or all of the debentures at any time on or after August 7, 2003, at a redemption price equal to the initial issue price of $499.60 for each $1,000 principal amount at maturity of debentures, plus the accrued original issue discount at a rate of 3.5% per annum compounded semi-annually to the redemption date. At August 7, 2003, the redemption price for each $1,000 principal amount at maturity of debentures would be $554.41. On August 7, 2003, we intend to exercise the right to redeem any debentures that remain outstanding. You should read the section titled "Description of the Debentures" for more information on the redemption provisions of the debentures.

                             ---------------------

     In this Offer to Purchase, "PerkinElmer, Inc.," "PerkinElmer," "we," "us" and "our" refer to PerkinElmer, Inc. and its consolidated subsidiaries, unless the context requires otherwise.

     We were incorporated in 1947 under the laws of the Commonwealth of Massachusetts. Our principal executive offices are located at 45 William Street, Wellesley, Massachusetts 02481. Our telephone number is (781) 237-5100.

                               PERKINELMER, INC.

     We are a leading provider of scientific instruments, consumables and services to the pharmaceutical, biomedical, environmental testing and general industrial markets. We design, manufacture, market and service products and systems within three business units:

     - Life and Analytical Sciences. We are a leading provider of drug discovery, genetic screening and chemical analysis tools and instrumentation.

     - Optoelectronics. We provide a broad range of digital imaging, sensor and specialty lighting components used in the biomedical, consumer products and other specialty end markets.

     - Fluid Sciences. We provide critical fluid control and containment solutions for highly demanding environments such as turbine engines and semiconductor fabrication facilities.

                          THE REFINANCING TRANSACTIONS

REFINANCING TRANSACTIONS

     The Offer is a component of a series of related transactions we are conducting in order to refinance:

     - our existing unsecured revolving credit facility, which is scheduled to expire in March 2003;

     - our existing unsecured revolving credit facility, which is scheduled to expire in March 2006;

     - our outstanding unsecured 6.80% notes due October 15, 2005;

     - our existing Fremont, California operating lease, which is scheduled to mature in February 2003; and

     - the debentures.

     In addition to the Offer, we plan to enter into the following transactions in order to accomplish the refinancing of the indebtedness described above.

  New Senior Credit Facilities

     We have agreed to a commitment letter, dated October 26, 2002, with Merrill Lynch Capital Corporation, for new senior credit facilities that consist of a six-year term loan in an amount of up to $345.0 million and a $100.0 million five-year revolving credit facility. The $100.0 million revolving credit facility will not be used to fund the refinancing transactions, but rather will be available for our working capital needs.

     The principal amount of the term loan will be reduced on a dollar-for-dollar basis to the extent that any 6.80% notes are not repurchased in our 6.80% notes tender offer, which we discuss below. We expect to borrow under the term loan in a single drawing on the closing date of the proposed issuance and sale of the new senior subordinated notes described below. The term loan will be repayable in nominal quarterly installments until the date that is five years after the closing date, and thereafter in four equal quarterly installments until the date that is six years after the closing date. The revolving credit facility will be available to us on a revolving basis during the period commencing on the closing date of the credit agreement and ending on the date that is five years after the closing date. We do not expect to draw down on the revolving credit facility on the closing date.

     We expect to enter into a credit agreement for the new senior credit facilities at or prior to the completion of the Offer. The closing of the new senior credit facilities is subject to several customary conditions, including the accuracy of representations and warranties and the absence of a material adverse change in our financial condition or results of operations. In addition, the closing of the new senior credit facilities is subject to the condition that we receive at least $225.0 million in gross cash proceeds from our proposed sale of new senior subordinated notes described below. This discussion of various terms of the new senior credit facilities is based on our expectations as of the date of this Offer to Purchase. These terms are still being negotiated and could change materially prior to the expiration date of the Offer.

     We anticipate that loans under the proposed new senior credit facilities will be secured by a perfected first priority security interest in:

     - a substantial portion of our domestic assets;

     - a substantial portion of the domestic assets of our direct and indirect domestic subsidiaries; and

     - all of the capital stock of our direct and indirect subsidiaries, limited to 65% of such capital stock in the case of foreign subsidiaries that are controlled foreign corporations.

For a discussion of circumstances under which some of this security may also be applicable to our 6.80% notes you should read "-- 6.80% Notes Tender Offer" below. In addition, loans under the new senior credit facilities will be guaranteed on a senior basis by our direct and indirect domestic subsidiaries.

     Loans under the new senior credit facilities will bear interest at a rate per year equal to either:

     - the base rate plus the applicable margin; or

     - the eurodollar rate plus the applicable margin.

Interest payments based upon the base rate will be payable quarterly. Interest payments based upon the eurodollar rate will be payable on the last day of each relevant interest period and, in the case of any interest period longer than three months, on each successive date three months after the first day of such interest period.

     The base rate will be a rate calculated on a daily basis as the higher of:

     - the corporate base rate of interest announced from time to time by Bank of America, N.A.; and

     - the federal funds effective rate from time to time plus 0.5% per annum.

The eurodollar rate will be the rate for eurodollar deposits for one, two, three or six months, at our option, appearing on page 3750 of the Telerate British Bankers Assn. Interest Settlement Page. The applicable margin for the term loans will be 2.5%, in the case of term loans bearing interest at the base rate, and 3.5%, in the case of loans bearing interest at the eurodollar rate.

     The applicable margin for borrowings under the revolving credit facility will initially be 2.0%, in the case of revolving loans bearing interest at the base rate, and 3.0%, in the case of revolving loans bearing interest at the eurodollar rate. The applicable margin for revolving loans will be subject to reduction after two full fiscal quarters have been completed after the closing date by amounts to be agreed upon based on our total leverage ratio and provided that no event of default has occurred and is continuing.

     Upon any default in the payment of any amount of principal due under the loans, all outstanding loans will bear interest at 2.0% above the otherwise applicable rate. Overdue interest, fees and other amounts will bear interest at 2.0% above the rate applicable to the base rate loans under the term loan or the revolving credit facility, as the case may be.

     The new senior credit facilities will contain covenants customary for loans of this type, including negative covenants, our requirement to maintain specified financial ratios and the requirement to use proceeds from specified transactions to prepay outstanding borrowings. The new senior credit facilities will contain customary events of default, including nonpayment of principal when due, nonpayment of interest, material inaccuracy of representations and warranties, change of control and cross defaults.

  New Senior Subordinated Notes

     We intend to issue and sell $225.0 million aggregate principal amount of new senior subordinated notes in a private placement transaction pursuant to Rule 144A and Regulation S of the Securities Act of 1933, as amended. The new senior subordinated notes will be our unsecured senior subordinated obligations, junior in right of payment to all of our existing senior indebtedness, including indebtedness under our new senior credit facilities, any debentures that remain outstanding after the Offer or any 6.80% notes that remain outstanding after our 6.80% notes tender offer, and all of our future borrowings, except any future indebtedness that expressly provides that it ranks equally with, or is subordinated in right of payment to, the new senior subordinated notes. The new senior subordinated notes will contain covenants customary for notes of this type and will be guaranteed on a senior subordinated basis by our direct and indirect domestic restricted subsidiaries. These guarantees will be unsecured and subordinated to any senior indebtedness of the guarantor. The interest rate on these notes will be determined at the time of pricing of the offering.

  6.80% Notes Tender Offer

     On November 22, 2002, we commenced an offer to purchase all of our outstanding 6.80% notes. As of November 22, 2002, $115.0 million in aggregate principal amount of our 6.80% notes was outstanding. The tender offer is scheduled to expire on December 23, 2002. Any 6.80% notes that remain outstanding after the 6.80% notes tender offer will rank senior to the proposed new senior subordinated notes and equally with any debentures that remain outstanding following the Offer. Completion of the 6.80% notes tender offer is subject to a number of conditions, including the receipt of the requisite number of the consents described below, the availability of financing and the satisfaction of our obligations under our Fremont, California operating lease.

     On November 22, 2002, we also commenced a solicitation of consents from the holders of the 6.80% notes to amend the 6.80% notes indenture to eliminate substantially all of the restrictive covenants, including the restrictive covenant that would require the 6.80% notes to be secured, equally and ratably, by the security for certain of our secured debt. If we do not receive the consents of more than a majority of the aggregate principal amount of the outstanding 6.80% notes in our consent solicitation to amend the 6.80% notes indenture, we will not complete the 6.80% notes tender offer and we may be required to secure the 6.80% notes equally and ratably with the borrowings under the proposed new senior credit facilities for so long as those borrowings are secured.

CERTAIN CONDITIONS TO THE REFINANCING TRANSACTIONS

     It is a condition to the completion of the Offer that we receive funding under the proposed new senior credit facilities and at least $225.0 million in gross cash proceeds from the proposed issuance and sale of the new senior subordinated notes. It is also a condition to the completion of the Offer that we have repaid our obligations under our Fremont, California operating lease. Successful completion of the Offer is not a condition to the completion of the 6.80% notes tender offer or the other refinancing transactions. Successful completion of all or a portion of the 6.80% notes tender offer is not a condition to the completion of the Offer or the other refinancing transactions.

                              PURPOSE OF THE OFFER

     The Offer is a component of a series of related transactions that we are conducting in order to refinance most of our outstanding indebtedness. We will deliver the debentures that we purchase in the Offer to the Trustee for cancellation, and those debentures will cease to be outstanding. Any debentures that remain outstanding after the Offer will continue to be our obligations. Holders of those outstanding debentures will continue to have all the rights associated with those debentures. We are not seeking approval from holders of the debentures for any amendments to the debentures or to the indenture under which they were issued.

                           SOURCE AND AMOUNT OF FUNDS

     We intend to use a portion of the borrowings under our proposed new senior credit facilities and proceeds from the proposed issuance and sale of the new senior subordinated notes to pay for the debentures purchased in the Offer and related costs and expenses of the Offer, as well as to complete the other refinancing transactions.

     We estimate that we will require approximately $392.2 million to pay for the debentures purchased in the Offer and the related costs and expenses of the Offer. This assumes that all debentures are validly tendered and accepted for purchase in the Offer and the Offer expires on December 27, 2002.

     It is a condition to the completion of the Offer that we receive funding under our proposed new senior credit facilities and at least $225.0 million in gross cash proceeds from our proposed issuance and sale of new senior subordinated notes. We cannot assure you that this financing condition will be satisfied. If it is not satisfied, we do not intend to complete the Offer. We do not have any alternative financing arrangements or alternative financing plans in the event that the financing condition is not satisfied.

     You should read the section titled "The Refinancing Transactions" for more information about our sources of funds for the Offer and the financing condition.

                                 CAPITALIZATION

     The following table sets forth our consolidated cash and cash equivalents and capitalization as of September 29, 2002. This information is presented on an actual basis and on an as adjusted basis to reflect the following transactions as if they had occurred on September 29, 2002:

     - the repayment and termination of our two existing unsecured revolving credit facilities;

     - the satisfaction of our existing Fremont, California operating lease;

     - the sale of our new senior subordinated notes;

     - the funding of the term loan under our new senior credit facilities; and

     - our payment of fees, expenses and other costs associated with the above transactions.

     The following table also sets forth the information on an as adjusted basis to reflect the following transactions, in addition to the transactions described above, as if they had occurred on September 29, 2002:

     - the completion of our 6.80% notes tender offer, assuming all of those notes are tendered and accepted for payment; and

     - the completion of the Offer, assuming all of the debentures are tendered and accepted for payment.

     You should read the capitalization table below in conjunction with our unaudited condensed consolidated financial statements and the related notes to those financial statements that are included elsewhere in this Offer to Purchase.

                                                               AS OF SEPTEMBER 29, 2002
                                              -----------------------------------------------------------
                                                               AS ADJUSTED
                                                               (ASSUMING NO             AS ADJUSTED
                                                           REPURCHASES OF 6.80%    (ASSUMING REPURCHASE
                                                              NOTES OR ZERO         OF ALL 6.80% NOTES
                                                            COUPON CONVERTIBLE        AND ZERO COUPON
                                                ACTUAL         DEBENTURES)        CONVERTIBLE DEBENTURES)
                                              ----------   --------------------   -----------------------
                                                           (IN THOUSANDS, EXCEPT SHARE DATA)
                                                                      (UNAUDITED)
Cash and cash equivalents(1)(2).............  $   97,549        $  466,155(3)           $   26,211
                                              ==========        ==========              ==========
Total debt:
  364-day revolving credit facility.........          --                --                      --
  Five-year revolving credit facility.......      73,000                --                      --
  New senior credit facility -- term
     loan(1)(2).............................                       230,000                 345,000
  New senior credit facility -- revolving
     credit(4)..............................                            --                      --
  6.80% notes(2)............................     115,000           115,000                      --
  Zero coupon convertible debentures(1).....     403,751           403,751                      --
  New senior subordinated notes(1)..........                       225,000                 225,000
  Other debt(5).............................         259               259                     259
                                              ----------        ----------              ----------
     Total debt.............................     592,010           974,010                 570,259
Stockholders' equity:
  Preferred stock -- $1 par value,
     authorized 1,000,000 shares; none
     issued or outstanding..................          --                --                      --
  Common Stock -- $1 par value, authorized
     300,000,000 shares; issued 145,101,000
     shares at September 29, 2002...........     145,101           145,101                 145,101
  Capital in excess of par value............     644,188           644,188                 644,188
  Retained earnings(6)......................     666,255           665,676                 663,135
  Accumulated other comprehensive loss......     (45,023)          (45,023)                (45,023)
  Cost of shares held in
     treasury -- 19,798,000 shares at
     September 29, 2002.....................    (197,584)         (197,584)               (197,584)
                                              ----------        ----------              ----------
     Total stockholders' equity.............   1,212,937         1,212,358               1,209,817
                                              ----------        ----------              ----------
Total capitalization........................  $1,804,947        $2,186,368              $1,780,075
                                              ==========        ==========              ==========

                                                 footnotes on the following page

---------------

(1) The completion of all or any portion of the Offer is not a condition to the closing of the new senior subordinated notes offering or any of the other refinancing transactions. The lenders participating in our new senior credit facilities will require that we place in escrow, upon completion of the new senior subordinated notes offering, all of the net proceeds of the new senior subordinated notes offering and a portion of our borrowings under the term loan of our new senior credit facilities to pay the purchase price for debentures purchased in the Offer and to otherwise purchase or satisfy our repurchase obligations with respect to any untendered debentures. In addition, we may from time to time after the tenth business day after the expiration date of the Offer purchase any debentures not tendered in the Offer. We may acquire these debentures through open market purchases, privately negotiated transactions, tender offers, exchange offers or otherwise, upon such terms and at such prices as we may determine, which may be more or less than the price to be paid pursuant to the Offer and could be for cash or other consideration.

(2) The completion of all or any portion of the 6.80% notes tender offer is not a condition to the closing of the new senior subordinated notes offering or any of the other refinancing transactions. The amount of the term loan under the new senior credit facilities will be reduced on a dollar-for-dollar basis to the extent any 6.80% notes are not repurchased in the 6.80% notes tender offer. In addition, we may from time to time after the expiration date of the 6.80% notes tender offer purchase any 6.80% notes not tendered in the tender offer. We may acquire these notes through open market purchase, privately negotiated transactions, tender offers, exchange offers or otherwise, upon such terms and at such prices as we may determine, which may be more or less than the price to be paid pursuant to the 6.80% notes tender offer and could be for cash or other consideration.

(3) Includes restricted cash to be held in escrow to otherwise purchase or satisfy our repurchase obligations with respect to the untendered debentures. See note (1) above.

(4) We expect to be able to borrow up to $100.0 million under the revolving credit facilities. The revolving credit facilities will be available to us on a revolving basis during the period commencing on the closing date of the proposed new senior credit facilities and ending on the date that is five years after the closing date. We do not expect to draw down on the revolving credit facilities on the closing date.

(5) Represents borrowings on our draft facilities linked to depository accounts for certain of our subsidiaries.

(6) The refinancing of our existing revolving credit facilities will result in our expensing of previously capitalized deferred financing costs related to these facilities. The repurchase of both the 6.80% notes and the debentures will also result in a charge to our earnings equal to the unamortized deferred financing costs related to the 6.80% notes and the debentures. Both of these charges will be reflected in other expense on our consolidated income statement. We have not reflected any gain or loss that may result from the repurchase of the 6.80% notes or the debentures. Any such gain or loss would also affect retained earnings and our consolidated income statement.

                               TERMS OF THE OFFER

GENERAL

     Upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which, together with this Offer to Purchase and any amendments or supplements hereto or thereto, collectively constitute the "Offer"), including, if the Offer is extended or amended, the terms and conditions of the extension or amendment, we are offering to purchase for cash any and all of the outstanding debentures at a repurchase price for each $1,000 principal amount at maturity of debentures equal to their accreted value to, but excluding, December 30, 2002, or, if the expiration date of the Offer is after December 27, 2002, to, and including, such later expiration date. If the expiration date of the Offer is December 27, 2002, the repurchase price for each $1,000 principal amount at maturity of debentures would be $542.88, representing the original issue price of $499.60 plus accrued original issue discount of $43.28 to, but including, December 30, 2002. You will not be required to pay a commission to the Depositary, the Information Agent, or the Trustee in connection with the tender of your debentures in the Offer.

     If any condition to the Offer is not satisfied or waived by us on or before the expiration date of the Offer or for any other reason or for no reason at all, we expressly reserve the right, but will not be obligated, subject to applicable law:

     - to terminate the Offer and not accept for payment and purchase the tendered debentures and promptly return all tendered debentures to tendering holders;

     - to waive all the unsatisfied conditions and accept for payment and purchase all debentures that are validly tendered on or before the expiration date of the Offer and not validly withdrawn;

     - to extend the expiration date of the Offer at any time; or

     - to amend the Offer.

     Our right to delay acceptance for payment of debentures tendered pursuant to the Offer or the payment for debentures accepted for purchase is subject to Rule 14e-1(c) under the Exchange Act, which requires that we pay the consideration offered or return the debentures deposited by or on behalf of the holders of debentures promptly after the termination or withdrawal of the Offer. The Offer will expire at 12:00 midnight, New York City time, on Friday, December 27, 2002, unless we extend it in our sole discretion. You should read the sections titled "-- Conditions to the Offer" and "-- Extension, Waiver, Amendment and Termination" below.

     For purposes of the Offer, we will be deemed to have accepted for payment (and thereby purchased) debentures validly tendered and not properly withdrawn if, as and when we give written notice to the Depositary of our acceptance for payment of such debentures. We will deposit the aggregate purchase price for the debentures purchased in the Offer with the Depositary, which will act as agent for the tendering holders for the purpose of transmitting payments to the tendering holders. Debentures purchased pursuant to the Offer will be paid for in immediately available funds promptly after the date on which we accept all debentures properly tendered and not withdrawn.

     We reserve the right to transfer or assign, from time to time, in whole or in part, to one or more of our affiliates the right to purchase any or all of the debentures validly tendered pursuant to the Offer. If this transfer or assignment occurs, the assignee-affiliate will purchase the debentures validly tendered. However, the transfer or assignment will not relieve us of our obligations under the Offer and will not prejudice holders' rights to receive the purchase price in exchange for the debentures validly tendered and accepted for payment.

     NONE OF PERKINELMER, THE DEALER MANAGER, THE DEPOSITARY, THE INFORMATION AGENT, OR THE TRUSTEE MAKES ANY RECOMMENDATION AS TO WHETHER OR NOT HOLDERS OF DEBENTURES SHOULD TENDER THEIR DEBENTURES PURSUANT TO THE OFFER.

     There are three ways to tender your debentures, depending on the manner in which your debentures are held:

     - If your debentures are registered in your name, (a) complete and sign the Letter of Transmittal or a facsimile copy in accordance with the instructions to the Letter of Transmittal, (b) mail or deliver it and any other required documents to the Depositary, and (c) either deliver the certificates for the tendered debentures to the Depositary or transfer your debentures pursuant to the book-entry transfer procedures described in this Offer to Purchase;

     - If your debentures are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, meaning your debentures are owned in "street name," then you must instruct your broker, dealer, commercial bank, trust company or other nominee to tender your debentures; or

     - If your debentures are held of record by DTC, you may tender them through DTC's Automated Tender Offer Program.

     A HOLDER WITH DEBENTURES REGISTERED IN THE NAME OF A BROKER, DEALER, COMMERCIAL BANK, TRUST COMPANY OR OTHER NOMINEE MUST CONTACT AND INSTRUCT THAT BROKER, DEALER, COMMERCIAL BANK, TRUST COMPANY OR OTHER NOMINEE IF SUCH HOLDER DESIRES TO TENDER THOSE DEBENTURES. TO BE VALID, TENDERS MUST BE RECEIVED BY THE DEPOSITARY ON OR BEFORE THE EXPIRATION DATE OF THE OFFER.

     HOLDERS OF DEBENTURES SHOULD BE AWARE THAT NO GUARANTEED DELIVERY PROCESS IS AVAILABLE TO TENDER DEBENTURES.

PROCEDURE FOR TENDERING DEBENTURES

     Valid Tender. For a holder to validly tender debentures pursuant to the Offer, a properly completed and duly executed Letter of Transmittal or facsimile thereof, with any required signature guarantee, or in the case of a book-entry transfer, an Agent's Message in lieu of the Letter of Transmittal, and any other required documents, must be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase on or before the expiration date of the Offer. In addition, on or before the expiration date of the Offer, either:

     - certificates for tendered debentures must be received by the Depositary at such address; or

     - such debentures must be transferred pursuant to the procedures for book-entry transfer, and a confirmation of such tender must be received by the Depositary, including an Agent's Message if the tendering holder has not delivered a Letter of Transmittal.

The term "Agent's Message" means a message, transmitted by DTC to and received by the Depositary and forming a part of a book-entry confirmation, which states that DTC has received an express acknowledgment from the tendering participant, which acknowledgment states that such participant has received and agrees to be bound by the Letter of Transmittal and that we may enforce such Letter of Transmittal against such participant.

     Only holders of debentures are authorized to tender their debentures. In all cases, notwithstanding any other provision in this Offer to Purchase, the payment for the debentures tendered and accepted for payment will be made only after timely receipt by the Depositary of certificates representing tendered debentures or book-entry confirmation, the Letter of Transmittal, or a facsimile thereof, properly completed and duly executed and any required signature guarantees or, in the case of a book-entry transfer, an Agent's Message and other documents required by the Letter of Transmittal.

     If the debentures are held of record in the name of a person other than the signer of the Letter of Transmittal, or if certificates for unpurchased debentures are to be issued to a person other than the registered holder, the debentures must be endorsed or accompanied by appropriate instruments of transfer entitling the signer to tender the debentures on behalf of the registered holder, in any case signed exactly as the name of the registered holder appears on the debentures, with the signatures on the certificates or instruments of transfer guaranteed as described below.

     Need for Signature Guarantee. Signatures on a Letter of Transmittal must be guaranteed by a recognized participant (each, a "Medallion Signature Guarantor") in the Securities Transfer Agents Medallion Program, the New York Stock Exchange Medallion Signature Program or the Stock Exchanges Medallion Program, unless the tendered debentures are tendered:

     - by the registered holder of such debentures, or by a participant in DTC whose name appears on a debenture position listing as the owner of such debentures, and that holder has not completed either of the boxes entitled "A. Special Issuance/Delivery Instructions" or "B. Special Payment Instructions" on the Letter of Transmittal; or

     - for the account of a firm that is a member of a registered national securities exchange or the National Association of Securities Dealers, Inc. or is a commercial bank or trust company having an office in the United States (each, an "Eligible Institution").

     Book-Entry Delivery of the Debentures. Within two business days after the date of this Offer to Purchase, the Depositary will establish an account with respect to the debentures at DTC for purposes of the Offer. Any financial institution that is a participant in the DTC system may make book-entry delivery of debentures by causing DTC to transfer such debentures into the Depositary's account in accordance with DTC's procedure for such transfer. Although delivery of debentures may be effected through book-entry at DTC, the Letter of Transmittal or facsimile thereof, with any required signature guarantees, or an Agent's Message in lieu of the Letter of Transmittal, and any other required documents, must be transmitted to and received by the Depositary on or before the expiration date of the Offer at one of its addresses set forth on the back cover of this Offer to Purchase. DELIVERY OF DOCUMENTS TO DTC DOES NOT CONSTITUTE DELIVERY TO THE DEPOSITARY.

     General. The tender of debentures pursuant to the Offer by one of the procedures set forth above will constitute:

     - the tendering holder's acceptance of the terms and conditions of the Offer; and

     - a representation and warranty by the tendering holder that:

      - such holder has the full power and authority to tender, sell, assign and transfer the tendered debentures; and

      - when the same are accepted for payment by us, we will acquire good and unencumbered title to such debentures, free and clear of all liens, restrictions, charges and encumbrances and not subject to adverse claims or rights.

     The acceptance for payment by us of debentures will constitute a binding agreement between us and the tendering holder upon the terms and subject to the conditions of the Offer.

     THE METHOD OF DELIVERY OF THE LETTER OF TRANSMITTAL, CERTIFICATES FOR DEBENTURES AND ALL OTHER REQUIRED DOCUMENTS IS AT THE ELECTION AND RISK OF THE TENDERING HOLDER. IF A HOLDER CHOOSES TO DELIVER BY MAIL, THE RECOMMENDED METHOD IS BY REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY.

     Form and Validity. All questions as to the form of all documents and the validity, eligibility, including time of receipt, acceptance for payment and withdrawal of tendered debentures will be determined by us, in our sole discretion, and our determination will be final and binding. We reserve the absolute right to reject any and all tenders of debentures that we determine are not in proper form or the acceptance for payment of or payment for which may, in the opinion of our counsel, be unlawful. We also reserve the absolute right in our sole discretion to waive any of the conditions of the Offer or any defect or irregularity in the tender of debentures of any particular holder, whether or not similar defects or irregularities are waived in the case of other holders. Our interpretation of the terms and conditions of the Offer, including the instructions in the Letter of Transmittal, will be final and binding. None of us, the

Dealer Manager, the Depositary, the Information Agent or the Trustee or any other person will be under any duty to give notification of any defects or irregularities in tenders or any notices of withdrawal or will incur liability for failure to give any such notification.

WITHDRAWAL OF TENDERED DEBENTURES

     When Debentures may be Withdrawn. You may withdraw your tendered debentures at any time on or before the expiration date of the Offer. You may also withdraw your debentures if we have not accepted them for payment by January 29, 2003. Withdrawal of tendered debentures may not be rescinded. Any debentures properly withdrawn will be deemed not validly tendered for purposes of the Offer unless such debentures are properly retendered.

     Holders who have withdrawn their tendered debentures may retender debentures at any time on or before the expiration date of the Offer by following one of the procedures described in "-- Procedure for Tendering Debentures." In the event of a termination of the Offer, the debentures tendered pursuant to the Offer will be promptly returned to the tendering holder.

     Procedure for Withdrawing Debentures. For a withdrawal of debentures to be effective, a written or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase. The withdrawal notice must:

     - specify the name of the person who tendered the debentures to be withdrawn;

     - contain a description of the debentures to be withdrawn;

     - specify the certificate numbers shown on the particular certificates evidencing such debentures and the aggregate principal amount at maturity represented by such debentures; and

     - be signed by the holder of such debentures in the same manner as the original signature on the Letter of Transmittal, including any required signature guarantees.

     Alternatively, the withdrawal notice must be accompanied by evidence satisfactory to us, in our sole discretion, that the person withdrawing the tender has succeeded to the beneficial ownership of the debentures. In addition, any such notice of withdrawal must specify, in the case of debentures tendered by delivery of certificates for such debentures, the name of the registered holder, if different from that of the tendering holder or, in the case of debentures tendered by book-entry transfer, the name and number of the account at DTC to be credited with the withdrawn debentures. The signature on the notice of withdrawal must be guaranteed by an Eligible Institution unless such debentures have been tendered for the account of an Eligible Institution. If certificates for the debentures to be withdrawn have been delivered or otherwise identified to the Depositary, a signed notice of withdrawal will be effective immediately upon receipt by the Depositary of a written or facsimile transmission notice of withdrawal even if physical release is not yet effected. Any debentures properly withdrawn will be deemed to be not validly tendered for purposes of the Offer. Withdrawals of debentures can only be accomplished in accordance with the foregoing procedures.

     Form and Validity. All questions as to the form and validity, including time of receipt, of notices of withdrawal of tenders will be determined by us, in our sole discretion, which determination will be final and binding. None of us, the Dealer Manager, the Depositary, the Information Agent or the Trustee or any other person will be under any duty to give notification of any defects or irregularities in any notices of withdrawal or be subject to any liability for failure to give any such notification.

CONDITIONS TO THE OFFER

     The completion of the Offer is conditioned upon:

     - the satisfaction of the financing condition on terms satisfactory to us to pay the purchase price and all related costs and expenses of the Offer; and

     - the absence of:

      - in our sole judgment, any actual or threatened legal impediment, including a default under an agreement, indenture or other instrument or obligation to which we are a party or by which we are bound, to the purchase of debentures pursuant to the Offer;

      - any change or development, including a prospective change or development, in the general economic, financial, currency exchange or market conditions in the United States or abroad that, in our sole judgment, has or may have a material adverse effect on the market price of the debentures or upon trading in the debentures or upon the value of the debentures to us;

      - the institution, threat or pendency of any action or proceeding before any court, governmental, regulatory or administrative agency or authority or instrumentality, or by any person, in connection with the Offer that challenges the making of the Offer; or

      - the occurrence or likely occurrence of any event affecting the business, operations, properties, financial or other condition, assets, liabilities or prospects by us or our affiliates that, in our sole judgment, would or might prohibit, prevent, restrict or delay completion of the Offer.

     IMPORTANT: The above conditions are for our sole benefit and may be asserted by us regardless of the circumstances, including any action or inaction by us, giving rise to such condition or may be waived by us in whole or in part at any time and from time to time in our sole discretion. The failure by us at any time to exercise any of the foregoing rights will not be deemed a waiver of any other right, and each right will be deemed an ongoing right which may be asserted at any time and from time to time.

EXTENSION, WAIVER, AMENDMENT AND TERMINATION

     We expressly reserve the right, at any time or from time to time, regardless of whether or not any of the events set forth in "-- Conditions to the Offer" have occurred or have been determined by us to have occurred, subject to applicable law:

     - to extend the expiration date of the Offer and thereby delay acceptance for payment of, and the payment for, any debentures, by giving written notice of such extension to the Depositary;

     - to amend the Offer in any respect, by giving written notice of such amendment to the Depositary;

     - to waive in whole or in part any condition to the Offer and accept for payment and purchase all debentures validly tendered and not validly withdrawn before the expiration date of the Offer; or

     - to terminate or withdraw the Offer on or before its expiration date.

     We may extend the Offer until the satisfaction of the conditions to the completion of the Offer, including the financing condition. We expressly reserve the right, in our sole discretion, to terminate the Offer if any of the conditions set forth under "-- Conditions to the Offer" have not been satisfied or waived by us on or before the expiration date of the Offer or for any other reason or for no reason at all.

     If we materially change the terms of the Offer or the information concerning the Offer, or if we waive a material condition of the Offer, we will disseminate additional tender offer materials and extend the Offer to the extent required by Rule 13e-4(d)(2) and Rule 13e-4(e)(3) under the Exchange Act.

     We will notify you as promptly as practicable of any other extension, waiver, amendment or termination by public announcement, with the announcement in the case of an extension to be issued no later than 9:00 a.m., New York City time, on the first business day after the previously scheduled Offer expiration date. Without limiting the manner in which we may choose to make any public announcement, we will have no obligation to publish, advertise or otherwise communicate any such public announcement other than by issuing a release to the Dow Jones News Service.

     If we terminate the Offer, we will give immediate notice of the termination to the Depositary, and all debentures previously tendered will be returned promptly to the tendering holders thereof. If the Offer is withdrawn or otherwise not completed, the purchase price will not be paid or become payable to holders of debentures who have validly tendered their debentures in the Offer.

                         DESCRIPTION OF THE DEBENTURES

     Any debentures that remain outstanding after the completion of the Offer will continue to be our obligations. Holders of those outstanding debentures will continue to have all the rights associated with those debentures. The following is a brief description of some of the important terms of the debentures.

GENERAL

     In August 2000, we issued and sold approximately $920.7 million aggregate principal amount at maturity of debentures for gross cash proceeds of approximately $460.0 million, representing an original issue price of $499.60 for each $1,000 principal amount at maturity of debentures. The debentures are due on August 7, 2020, and were priced with a yield to maturity of 3.5%. As of November 26, 2002, after giving effect to repurchases of debentures by us since their issuance, there was approximately $722.3 million aggregate principal amount at maturity of debentures outstanding, with an aggregate accreted value as of that date of approximately $390.9 million.

RANKING

     The debentures are our senior unsecured obligations. Any debentures that remain outstanding after the Offer will rank equally with borrowings under our proposed new senior credit facilities and any 6.80% notes that remain outstanding after completion of our 6.80% notes tender offer. Any such outstanding debentures will rank senior to our proposed new senior subordinated notes. However, outstanding debentures will remain unsecured and will not be guaranteed by any of our subsidiaries. You should read the section titled "The Refinancing Transactions" for a description of our proposed new senior credit facilities and senior subordinated notes. You should read the section titled "Certain Significant Transactions" for a description of the risks you may face in holding the debentures after completion of the refinancing transactions.

INTEREST

     We will not pay cash interest on the debentures prior to maturity, unless we elect to do so following a tax event, as defined in the indenture under which the debentures were issued.

REPURCHASE AT OPTION OF HOLDERS

     You may require us to repurchase some or all of your debentures on August 7, 2003 or on August 7, 2010, or at any time upon certain changes of control, at a repurchase price equal to the initial issue price plus the accrued original issue discount to the redemption date. The repurchase price for each $1,000 principal amount at maturity of debentures would be $554.41 as of August 7, 2003 and $706.82 as of August 7, 2010. We have the right to pay the repurchase price with our common stock based on the then current market price, subject to satisfying conditions contained in the indenture governing the debentures, including that the shares of common stock must be issued either pursuant to an effective registration statement or an exemption from the registration requirements of applicable securities laws.

OPTIONAL REDEMPTION BY US

     At any time on or after August 7, 2003, we may redeem the debentures, in whole or in part, at our option, for a price equal to $499.60 per debenture plus accrued original issue discount at a rate of 3.5% per annum compounded semi-annually to the date of redemption, on the basis of a 360-day year consisting of twelve 30-day months. On August 7, 2003, we intend to exercise the right to redeem any debentures that remain outstanding.

     The table below shows redemption prices of the debentures at August 7, 2003, at each following August 7 prior to maturity and at maturity on August 7, 2020. The prices reflect the accrued original issue discount calculated through each date. The redemption price of a debenture redeemed between these dates would include an additional amount reflecting the additional original issue discount accrued since the immediately preceding date in the table to the actual redemption date. The indenture under which the debentures were issued requires us to give to holders of debentures notice of redemption not more than 60 and not less than 30 days before the redemption date.

                                            (1)                  (2)                   (3)
                                      DEBENTURE ISSUE      ACCRUED ORIGINAL      REDEMPTION PRICE
REDEMPTION DATE                            PRICE        ISSUE DISCOUNT AT 3.5%      (1) + (2)
---------------                       ---------------   ----------------------   ----------------
August 7, 2003......................      $499.60              $ 54.81              $  554.41
August 7, 2004......................      $499.60              $ 74.38              $  573.98
August 7, 2005......................      $499.60              $ 94.65              $  594.25
August 7, 2006......................      $499.60              $115.63              $  615.23
August 7, 2007......................      $499.60              $137.35              $  636.95
August 7, 2008......................      $499.60              $159.84              $  659.44
August 7, 2009......................      $499.60              $183.12              $  682.72
August 7, 2010......................      $499.60              $207.22              $  706.82
August 7, 2011......................      $499.60              $232.18              $  731.78
August 7, 2012......................      $499.60              $258.01              $  757.61
August 7, 2013......................      $499.60              $284.76              $  784.36
August 7, 2014......................      $499.60              $312.46              $  812.06
August 7, 2015......................      $499.60              $341.13              $  840.73
August 7, 2016......................      $499.60              $370.81              $  870.41
August 7, 2017......................      $499.60              $401.54              $  901.14
August 7, 2018......................      $499.60              $433.36              $  932.96
August 7, 2019......................      $499.60              $466.30              $  965.90
At stated maturity..................      $499.60              $500.40              $1,000.00

ESCROW OF PROCEEDS

     The lenders participating in our proposed new senior credit facilities will require that we place in escrow, upon completion of our proposed new senior subordinated notes offering, all of the net proceeds of that offering and a portion of our borrowings under the term loan of our new senior credit facilities to pay the purchase price for debentures purchased in the Offer and to otherwise purchase or satisfy our repurchase obligations with respect to any untendered debentures.

CONVERSION RIGHTS

     The debentures are convertible into shares of our common stock at a conversion rate of 11.757 shares for each $1,000 principal amount at maturity of debentures. As of November 26, 2002, this conversion rate is equivalent to a conversion price of $46.03 per share of common stock, based on the accreted value of the debentures at that date. The conversion rate is subject to adjustment in certain events. On November 27, 2002, the closing price of our common stock, as reported on the New York Stock Exchange, was $8.66 per share. You may convert your debentures at any time before the close of business on August 6, 2020, unless we have previously redeemed or repurchased the debentures. You may convert your debentures called for redemption up to and including the business day immediately preceding the day fixed for redemption. You will not receive any cash payment for the accrued original issue discount through the conversion date.

TRADING MARKET FOR THE DEBENTURES

     There is no established reporting or trading system for the debentures. We believe that trading in the debentures has been limited and sporadic.

     The table below sets forth the range of intraday high and low prices of our common stock as reported on the New York Stock Exchange for the periods indicated beginning with the year ended December 31, 2000.

                                                               HIGH      LOW
                                                              -------   ------
2000
Quarter ended March 31, 2000................................  $ 80.56   $38.56
Quarter ended June 30, 2000.................................  $ 69.08   $49.82
Quarter ended September 30, 2000............................  $108.02   $61.49
Quarter ended December 31, 2000.............................  $120.22   $84.47

2001
Quarter ended March 31, 2001................................  $100.67   $43.86

            A two-for-one stock split was effected on June 1, 2001

Quarter ended June 30, 2001.................................  $ 75.66   $26.01
Quarter ended September 30, 2001............................  $ 34.48   $24.32
Quarter ended December 31, 2001.............................  $ 36.25   $25.28

2002
Quarter ended March 31, 2002................................  $ 36.30   $15.71
Quarter ended June 30, 2002.................................  $ 18.60   $10.46
Quarter ended September 30, 2002............................  $ 11.26   $ 4.29
Quarter ended December 31, 2002 (through November 27,
  2002).....................................................  $  8.95   $ 4.33

                       CERTAIN SIGNIFICANT CONSIDERATIONS

     In deciding whether to participate in the Offer, you should consider the following factors, in addition to the other information presented in this Offer to Purchase and the documents that we incorporate by reference into this Offer to Purchase, including the important factors described in "Forward-Looking Information and Factors Affecting Future Performance" that are included from time to time in our filings with the Securities and Exchange Commission. These are not the only risks we face. Any of such risks as well as other risks and uncertainties that we do not know about now or that we do not think are important, could seriously harm our business and financial results and cause the value of the debentures to decline, which in turn could cause you to lose all or part of your investment.

DEBENTURES THAT REMAIN OUTSTANDING AFTER THE OFFER WILL NOT BE SECURED BY ANY OF OUR ASSETS.

     The debentures are not now, and any debentures that remain outstanding after the Offer will not be, secured by any of our or our subsidiaries' assets. However, we anticipate that loans under our proposed new senior credit facilities will be secured by a perfected first priority security interest in:

     - a substantial portion of our domestic assets;

     - a substantial portion of the domestic assets of our direct and indirect domestic subsidiaries; and

     - all of the capital stock of our direct and indirect subsidiaries, limited to 65% of such capital stock in the case of foreign subsidiaries that are controlled foreign corporations.

In addition, a significant portion of our accounts receivable has been sold pursuant to our accounts receivable securitization facility, and will not be available to satisfy our obligations to other creditors, including holders of the debentures. If we do not receive the requisite consents in our 6.80% notes consent solicitation to approve the elimination of substantially all of the restrictive covenants in the 6.80% notes indenture, we will not complete the 6.80% notes tender offer and we may be required to secure the 6.80% notes by any collateral we grant to secure any other debt we may incur in the future, including the proposed new senior credit facilities. Future indebtedness that we incur may be secured by our assets. If we become insolvent or are liquidated, or if payment of any secured indebtedness is accelerated, the holders of the secured indebtedness will be entitled to exercise the remedies available to secured lenders under applicable law, including the ability to foreclose on and sell the collateral for the indebtedness in order to satisfy the indebtedness. In that case, we may not have sufficient assets to repay the debentures.

OUR CORPORATE STRUCTURE RESULTS IN SUBSTANTIAL STRUCTURAL SUBORDINATION AND MAY AFFECT OUR ABILITY TO MAKE PAYMENTS ON THE DEBENTURES.

     The debentures are obligations exclusively of PerkinElmer, Inc., and not any of its subsidiaries. However, substantially all of our operations are conducted through our subsidiaries. As a result, our cash flow and our ability to service our debt, including the debentures, depend upon the earnings of our subsidiaries. In addition, we depend on the distribution of earnings, loans and other payments by our subsidiaries to us.

     Our subsidiaries are separate and distinct legal entities. Our subsidiaries have no obligation to pay any amounts due on the debentures or to provide us with funds for our payment obligations, whether by dividends, distributions, loans or other payments. In addition, any payment of dividends, distributions, loans or advances by our subsidiaries to us could be subject to statutory or contractual restrictions. Payments to us by our subsidiaries will also be contingent upon our subsidiaries' earnings and business considerations.

     Any debentures that remain outstanding after the Offer will be effectively subordinated to claims of creditors, other than us, of our subsidiaries, including lessors, trade creditors, taxing authorities, creditors holding guarantees and tort claimants. In the event of a liquidation, reorganization or similar proceeding relating to a subsidiary, these persons generally will have priority as to the assets of that subsidiary over our claims and equity interest and, thereby indirectly, holders of our indebtedness, including the debentures. In addition, even if we were a creditor of any of our subsidiaries, our right as a creditor would be subordinate to any security interest in the assets of the subsidiary and any debt of the subsidiary senior to that held by us. We anticipate that some or all of our subsidiaries will guarantee our proposed new senior credit facilities and proposed new senior subordinated notes. Holders of that indebtedness will rank ahead of holders of debentures in any claim relating to the assets of our guarantor subsidiaries.

ANY MARKET THAT EXISTS FOR UNTENDERED DEBENTURES WILL BE VERY LIMITED.

     To the extent that debentures are tendered and accepted in the Offer, the trading activity in the debentures that remain outstanding after the Offer will become more limited than the current limited and sporadic trading activity in the debentures. A debt security with a smaller outstanding aggregate principal amount available for trading (a smaller "float") may command a lower price than would a comparable debt security with a greater float. Therefore, the market price for debentures not tendered or not purchased may be affected adversely to the extent the amount of debentures tendered and purchased pursuant to the Offer reduces the float of the debentures. The reduced float may make the trading price more volatile. There can be no assurance that any trading market will exist for the debentures following the Offer. The extent of the market for the debentures following the completion of the Offer will depend upon the number of holders that remain at such time, the interest on the part of securities firms in establishing a market in the debentures and upon other factors.

WE HAVE NOW, AND WILL HAVE AFTER COMPLETION OF THE REFINANCING TRANSACTIONS, SUBSTANTIAL EXISTING DEBT AND MAY INCUR ADDITIONAL DEBT IN THE FUTURE.

     We have a substantial amount of outstanding indebtedness. Assuming completion of the Offer and the other refinancing transactions described under the caption "The Refinancing Transactions," including the repurchase of all of our 6.80% notes and all of the debentures, as of September 29, 2002, we would have had approximately $570.3 million in outstanding indebtedness, excluding obligations under our accounts receivable securitization facility. Also, upon the closing of our proposed new senior credit facilities, we will have $100.0 million in borrowing capacity available to us under the revolving credit facility associated with the new senior credit facilities.

     To the extent that all or some portion of the debentures remain outstanding following the Offer, there will be no offsetting reduction in the amount of indebtedness that we will incur upon completion of the refinancing transactions. Any such debentures remaining outstanding will, therefore, represent additional indebtedness to the indebtedness incurred in the refinancing transactions. The lenders participating in our new senior credit facilities will require that we place in escrow, upon completion of our proposed new senior subordinated notes offering, all of the net proceeds from that offering and a portion of our borrowings under the term loan of our new senior secured credit facilities to pay the purchase price for those debentures purchased in the Offer and to otherwise purchase or satisfy our repurchase obligations with respect to any untendered debentures.

     Our substantial level of indebtedness increases the possibility that we may be unable to generate sufficient cash to pay the principal or interest in respect of our indebtedness. We may also obtain additional long-term debt and working capital lines of credit to meet future financing needs, which would have the effect of increasing our total leverage.

     Our substantial leverage could have significant negative consequences, including:

     - increasing our vulnerability to adverse economic and industry conditions;

     - limiting our ability to obtain additional financing;

     - limiting our ability to acquire new products and technologies through acquisitions or licensing;

     - requiring the dedication of a substantial portion of our cash flow from operations to service our indebtedness, thereby reducing the amount of our cash flow available for other purposes, including capital expenditures;

     - limiting our flexibility in planning for, or reacting to, changes in our business and the industries in which we compete; and

     - placing us at a possible competitive disadvantage with less leveraged competitors and competitors that may have better access to capital resources.

     A significant portion of our indebtedness outstanding after the refinancing transactions will bear interest at floating rates. As a result, our interest payment obligations on such indebtedness will increase if interest rates increase.

     Our ability to satisfy our obligations and to reduce our total debt depends on our future operating performance and on economic, financial, competitive and other factors beyond our control. Our business may not generate sufficient cash flow to meet these obligations or to successfully execute our business strategy. If we are unable to service our debt and fund our business, we may be forced to reduce or delay capital expenditures, seek additional financing or equity capital, restructure or refinance our debt or sell assets. We cannot assure you that we would be able to obtain additional financing or refinance existing debt or sell assets on terms acceptable to us or at all.

RESTRICTIONS IN THE PROPOSED NEW SENIOR SUBORDINATED NOTES INDENTURE AND OUR NEW SENIOR CREDIT FACILITIES MAY LIMIT OUR ACTIVITIES.

     The indenture relating to the proposed new senior subordinated notes and the proposed new senior credit facilities will contain, and future debt instruments to which we may become subject may contain, restrictive covenants that limit our ability to engage in activities that could otherwise benefit us, including restrictions on our ability and the ability of our subsidiaries to:

     - incur additional indebtedness;

     - pay dividends on, redeem or repurchase our capital stock;

     - make investments;

     - create certain liens;

     - sell assets;

     - in the case of our restricted subsidiaries, incur obligations that restrict their ability to make dividend or other payments to us;

     - in the case of our restricted subsidiaries, guarantee or secure indebtedness;

     - enter into transactions with affiliates;

     - create unrestricted subsidiaries; and

     - consolidate, merge or transfer all or substantially all of our assets and the assets of our subsidiaries on a consolidated basis.

These limitations on our operational flexibility may limit our ability to meet obligations related to our proposed indebtedness. We will also be subject to restrictive covenants contained in the indenture for our 6.80% notes, to the extent any 6.80% notes remain outstanding following the 6.80% notes tender offer and assuming we do not receive in our consent solicitation the consents required to eliminate those restrictive covenants.

     We will also be required to meet specified financial ratios under the terms of our proposed new senior credit facilities. Our ability to comply with these financial restrictions and covenants will depend on our future performance, which will be subject to prevailing economic conditions and other factors, including factors that are beyond our control such as foreign exchange rates, interest rates, changes in technology and changes in the level of competition. Our failure to comply with any of these restrictions or covenants when they apply may result in an event of default under the applicable debt instrument, which could permit acceleration of the debt under that instrument and require us to prepay that debt before its scheduled due date. Also, an acceleration of the debt under one of our debt instruments could trigger an event of default under our other debt instruments, including the debentures, and a default under the debentures could trigger an event of default under our other debt instruments, including our proposed new senior credit facilities and new senior subordinated notes. In an event of default, we may not have sufficient funds available to make the required payments under our indebtedness. If we are unable to repay amounts owed under our proposed new senior credit facilities, those lenders may be entitled to foreclose on and sell the collateral that secures our borrowings under that agreement. Our inability to repay amounts owed under our new senior credit facilities may also cause a default under some of our other obligations, including our accounts receivable securitization facility.

                 UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

     The following is a general summary of certain of the anticipated United States federal income tax consequences resulting from the sale of the debentures pursuant to the Offer. This summary is intended for general information only and is based on the United States Internal Revenue Code, the Treasury regulations promulgated thereunder, administrative pronouncements of the Internal Revenue Service and judicial decisions, all as in effect on the date hereof, and all of which are subject to change, possibly with retroactive effect, and to different interpretations. We have not sought any ruling from the Internal Revenue Service or an opinion of counsel with respect to the statements made and the conclusions set forth in this summary and there can be no assurance that the Internal Revenue Service or a court will agree with such statements and conclusions. This summary assumes that the debentures are held as "capital assets" (generally property held for investment) under the Internal Revenue Code. This summary does not discuss all aspects of United States federal income taxation that may be relevant to particular beneficial owners of the debentures in light of their particular investment or other circumstances or to certain types of beneficial owners of the debentures subject to special tax rules, such as:

     - banks or other financial institutions;

     - broker-dealers;

     - traders in securities;

     - insurance companies;

     - certain U.S. expatriates;

     - tax-exempt organizations; and

     - persons who hold the debentures as part of a straddle or hedging or a conversion transaction.

This summary also does not discuss any United States state or local income or foreign income or other tax consequences that may be applicable to beneficial owners of the debentures.

     For purposes of this summary, it should be noted that the debentures were issued with a significant amount of "original issue discount" for United States federal income tax purposes.

     For purposes of this summary, the term "United States Holder" means a beneficial owner of a debenture that, for United States federal income tax purposes, is

     - an individual who is a citizen or resident of the United States;

     - a corporation or other entity taxable as a corporation that is created or organized in or under the laws of the United States or any political subdivision thereof (including the District of Columbia);

     - an estate the income of which is subject to United States federal income tax regardless of its source; or

     - a trust, in general, if a court within the United States is able to exercise primary supervision over the administration of the trust, and one or more United States persons (within the meaning of the Internal Revenue Code) have the authority to control all substantial decisions of the trust.

     The term "Non-United States Holder" means a beneficial owner of a debenture that is not a United States Holder. If a partnership holds a debenture, the tax treatment of a partner generally will depend upon the status of the partner and the activities of the partnership. A partner of a partnership that holds a debenture should consult its own tax advisor. EACH BENEFICIAL OWNER OF THE DEBENTURES IS URGED TO CONSULT ITS OWN TAX ADVISOR REGARDING THE SPECIFIC UNITED STATES FEDERAL, STATE, LOCAL AND FOREIGN INCOME OR OTHER TAX CONSEQUENCES OF THE SALE OF THE DEBENTURES.

CONSEQUENCES TO UNITED STATES HOLDERS TENDERING DEBENTURES PURSUANT TO THE OFFER

     A sale of the debentures by a United States Holder pursuant to the Offer will be a taxable transaction to such United States Holder for United States federal income tax purposes. A United States Holder will recognize gain or loss for United States federal income tax purposes equal to the difference (if any) between (i) the amount of the purchase price received upon tendering its debentures and (ii) such Holder's adjusted tax basis in such debentures. In general, a United States Holder's adjusted tax basis in the debentures equals the cost of such debentures to such United States Holder, increased by the amount of original issue discount previously included in the United States Holder's gross income with respect to such debentures and the amount of any market discount (as defined herein) with respect to such debentures previously included in such United States Holder's gross income. Gain or loss will be computed separately for each block of debentures tendered by a United States Holder. Any such gain or loss will be capital gain or loss (except with respect to amounts received that are attributable to accrued market discount not previously included in gross income, as discussed below) and generally will be long-term capital gain or loss if the United States Holder held the debentures for more than one year.

     Subject to a de minimis exception, a United States Holder that acquired a debenture at a market discount (generally, at a cost less than its revised issue price at the time of the acquisition) and did not elect (or was not deemed to have elected) to include such market discount in income currently as it accrued (with a corresponding increase in the tax basis for such debenture equal to the amount of such accrued income) generally will be required to treat any gain recognized on a sale of such debenture pursuant to the Offer as ordinary income (generally, interest income), rather than capital gain, to the extent of the market discount that has accrued (on a straight line basis or, at the election (or deemed election) of the United States Holder, on a constant yield basis) while such debenture was held by such United States Holder. For this purpose, a debenture's revised issue price generally means the sum of its issue price and the amount of original issue discount that was previously includible in the gross income of all holders of the debenture for periods before the acquisition of the debenture by the current United States Holder.

CONSEQUENCES TO NON-UNITED STATES HOLDERS TENDERING DEBENTURES PURSUANT TO OFFER

     Subject to the discussion below regarding the application of the United States withholding tax, gain realized by a Non-United States Holder on the sale of a debenture pursuant to the Offer will not be subject to United States federal income tax unless (i) such gain is effectively connected with the conduct by such Holder of a trade or business in the United States (and, if an income tax treaty applies, the gain is generally attributable to a United States permanent establishment maintained by such Non-United States Holder) or (ii) in the case of gain realized by a Non-United States Holder who is an individual, such Holder is present in the United States for 183 days or more in the taxable year of the sale (as determined under the Internal Revenue Code) and certain other conditions are met.

     Under current United States federal income tax laws, United States federal withholding tax will not apply to payments to a Non-United States Holder of principal and original issue discount (including amounts attributable to market discount) on the debentures, provided that in the case of original issue discount and market discount:

     - the Non-United States Holder does not, directly or indirectly, actually or constructively, own ten percent or more of the total combined voting power of all classes of the stock of PerkinElmer entitled to vote within the meaning of section 871(h)(3) of the Internal Revenue Code and the Treasury regulations thereunder;

     - the Non-United States Holder is not (i) a controlled foreign corporation for United States federal income tax purposes that is related, directly or indirectly, to PerkinElmer through sufficient stock ownership (as provided in the Internal Revenue Code), or (ii) a bank receiving interest described in section 881(c)(3)(A) of the Internal Revenue Code;

     - such original issue discount or market discount is not effectively connected with the Non-United States Holder's conduct of a United States trade or business; and

     - the Non-United States Holder provides a signed written statement, under penalties of perjury, that can reliably be related to such holder, certifying that the Non-United States Holder is not a United States person within the meaning of the Internal Revenue Code and providing its name and address to:

      (A) PerkinElmer or any paying agent of PerkinElmer; or

      (B) a securities clearing organization, bank or other financial institution that holds customers' securities in the ordinary course of its trade or business and holds the Non-United States Holder's debentures on such holder's behalf and that certifies to PerkinElmer or any paying agent of PerkinElmer under penalties of perjury that it, or the bank or financial institution between it and the Non-United States Holder, has received from such holder a signed, written statement and provides PerkinElmer or any paying agent of PerkinElmer with a copy of this statement. Treasury regulations provide alternative methods for satisfying the certification requirement described in this section.

     In addition, under these Treasury regulations:

     - if the Non-United States Holder is a foreign partnership, the certification requirement will generally apply to partners in such partnership, and the partnership will be required to provide certain specified information;

     - if the Non-United States Holder is a foreign trust, the certification requirement will generally apply to such trust or its beneficial owners depending on whether the trust is a "foreign complex trust," "foreign simple trust," or "foreign grantor trust" as defined in the Treasury regulations; and

     - look-through rules will apply for tiered partnerships, foreign simple trusts and foreign grantor trusts.

If the Non-United States Holder is a foreign partnership or a foreign trust, such holder should consult its own tax advisor regarding its status under these Treasury regulations and the certification requirements applicable to it.

     If the Non-United States Holder cannot satisfy the requirements described above, payments of original issue discount and market discount will be subject to the 30% United States federal withholding tax, unless the Non-United States Holder provides us with a properly executed (1) Internal Revenue Service Form W-8BEN claiming an exemption from or reduction in withholding under the benefit of an applicable tax treaty or (2) Internal Revenue Service Form W-8ECI stating that original issue discount and market discount with respect to the debenture is not subject to withholding tax because it is effectively connected with the Non-United States Holder's conduct of a trade or business in the U.S. Alternative documentation may be applicable in certain circumstances.

     If a Non-United States Holder is engaged in a trade or business in the United States and gain recognized on the sale of the debentures pursuant to the Offer is effectively connected with the conduct of such trade or business (and, if an income tax treaty applies, is generally attributable to a United States permanent establishment maintained by such Non-United States Holder), such Non-United States Holder may be subject to United States federal income tax on the gain in a manner similar to that applicable to United States Holders, as described above.

     In addition, a Non-United States Holder that is a foreign corporation may be subject to a branch profits tax equal to 30% of its earnings and profits for the taxable year that are effectively connected to a United States trade or business, as adjusted for certain items, unless a lower rate applies under a United States income tax treaty with such Holder's country of residence. For this purpose, original issue discount, market discount, gain or income on the debentures must be included in the earnings and profits subject to the branch profits tax if these amounts are effectively connected with the conduct of the Non-United States Holder's United States trade or business.

BACKUP WITHHOLDING

     A United States Holder whose debentures are tendered and accepted for payment and who receives the purchase price may be subject to backup withholding at the rate of 30% with respect to such payments, unless such Holder (i) is a corporation or other exempt recipient and, when required, establishes its exemption from backup withholding or (ii) provides its correct taxpayer identification number ("TIN"), certifies that it is not currently subject to backup withholding and otherwise complies with applicable requirements of the backup withholding rules. Completion of the Substitute Form W-9 provided in the Letter of Transmittal should be used for this purpose. You should read the section titled "Important Tax Information" in the Letter of Transmittal.

     Backup withholding at a rate of 30% also may apply to Non-United States Holders that fail to certify their foreign exempt status on an IRS Form W-8BEN or other applicable IRS Form W-8 (which are available from the Depositary) submitted along with the Letter of Transmittal.

     United States Holders and Non-United States Holders should consult their own tax advisors regarding the application of the backup withholding rules in their particular circumstances and the availability of and procedure for obtaining an exemption from the backup withholding under the current Treasury regulations. Backup withholding is not an additional tax. Rather, the amount of any backup withholding from a payment to a United States Holder or a Non-United States Holder will be allowed as a credit against such Holder's United States federal income tax liability and may entitle such Holder to a refund provided that the required information is furnished to the Internal Revenue Service.

                         CERTAIN FINANCIAL INFORMATION

     Our audited consolidated financial statements as of the end of and for each of the fiscal years in the two years ended December 30, 2001 are included in this Offer to Purchase, beginning at page F-1.

     The following is our consolidated ratio of earnings to fixed charges for each of the periods indicated:

                                                  FISCAL YEAR ENDED             NINE MONTHS ENDED,
                                             ---------------------------   -----------------------------
                                             DECEMBER 31,   DECEMBER 30,   SEPTEMBER 30,   SEPTEMBER 29,
                                                 2000           2001           2001            2002
                                             ------------   ------------   -------------   -------------
Ratio of earnings to fixed charges.........      4.1x           3.1x           4.9x            0.7x

     We have computed the ratio of earnings to fixed charges by dividing our pre-tax income from continuing operations before income or loss of equity method investees and fixed charges by fixed charges. Fixed charges means the sum of (a) interest expense, (b) amortized premiums, discounts and capitalized expenses related to indebtedness and (c) an estimate of the interest within rental expense. For the nine months ended September 29, 2002, the difference between such earnings and fixed charges was $7.6 million.

      DEALER MANAGER, DEPOSITARY AND INFORMATION AGENT; FEES AND EXPENSES

GENERAL

     We have retained Merrill Lynch & Co. to act as Dealer Manager in connection with the Offer. We have agreed to pay the Dealer Manager a fee for its services as Dealer Manager equal to 0.25% of the aggregate accreted value of debentures purchased in the Offer. The Dealer Manager will also be reimbursed by us for its reasonable expenses and indemnified by us against certain liabilities and expenses in connection with the Offer, including certain liabilities under U.S. federal securities laws.

     We have retained Bank One Trust Company, N.A. as the Depositary in connection with the Offer. We have agreed to pay the Depositary approximately $10,000 for its services as Depositary in the Offer. The Depositary will also be reimbursed by us for its reasonable expenses and indemnified by us against certain liabilities and expenses in connection with the Offer, including certain liabilities under U.S. federal securities laws.

     We have retained D.F. King & Co., Inc. as the Information Agent in connection with the Offer. We have agreed to pay the Information Agent approximately $20,000 for its services as Information Agent in the Offer. The Information Agent will also be reimbursed by us for its reasonable expenses and indemnified by us against certain liabilities and expenses in connection with the Offer, including certain liabilities under U.S. federal securities laws.

     The Depositary and the Information Agent may contact holders of debentures by mail, telephone, telex, telecopy, telegraph and personal interview regarding the Offer and may request brokers, dealers, commercial banks, trust companies and other nominees to forward this Offer to Purchase and related materials to beneficial owners of debentures.

     Directors, officers and regular employees of PerkinElmer, who will not be specifically compensated for such services, and the Information Agent may contact holders of the debentures by mail, telephone, telex, telecopy, telegraph and personal interview regarding the Offer and may request brokers, dealers and other nominees to forward this Offer to Purchase and related materials to beneficial owners of debentures.

     Tendering holders of debentures who tender their debentures directly to the Depositary will not be obligated to pay brokers' fees or commissions or, except as set forth in the Letter of Transmittal, transfer taxes on the purchase of debentures by us pursuant to the Offer. We will pay all fees and expenses of the Depositary and the Information Agent in connection with the Offer.

     Brokers, dealers, commercial banks and trust companies will be reimbursed by us for customary mailing and handling expenses incurred by them in forwarding material to their customers. We will not pay any fees or commissions to any broker, dealer or other person (other than the Depositary and the Information Agent) in connection with the Offer.

     None of the Depositary or the Information Agent assumes any responsibility for the accuracy or completeness of the information concerning us contained in the Offer or for any failure by us to disclose events that may have occurred and may affect the significance or accuracy of such information.

OTHER RELATIONSHIPS

     Merrill Lynch & Co. and its affiliates have engaged in, and may in the future engage in, investment banking, commercial banking, financial advisory services and other commercial dealings in the ordinary course of business with us. They have received customary fees and commissions for these transactions. We have engaged Merrill Lynch & Co. as dealer manager and solicitation agent in connection with our 6.80% notes tender offer and we expect that affiliates of Merrill Lynch & Co. will act in various capacities in connection with our other refinancing transactions, including as a lender, sole advisor, sole lead arranger, sole bookrunner and syndication agent under our proposed new senior credit facilities.

                           FORWARD-LOOKING STATEMENTS

     This Offer to Purchase and the documents that we incorporate by reference into this Offer to Purchase contain forward-looking statements that are based on current expectations, estimates, forecasts and projections about our company, the industries in which we operate and other matters, as well as management's beliefs and assumptions and other statements regarding matters that are not historical facts. These statements include, in particular, statements about our plans, strategies, prospects, charges and cost savings under the headings "Summary Term Sheet," "The Refinancing Transactions" and "Certain Significant Considerations." For example, when we use words such as "projects," "expects," "anticipates," "intends," "plans," "believes," "seeks," "estimates," "should," "would," "could" or "may," variations of such words or other words that convey uncertainty of future events or outcome, we are making forward-looking statements. Our forward-looking statements are subject to risks and uncertainties. You should note that many important factors, some of which are discussed elsewhere in this Offer to Purchase or in the documents we incorporate by reference into this Offer to Purchase, could affect us in the future and could cause results to differ materially from those expressed in our forward-looking statements. For a discussion of some of these factors, please read carefully the information in the section of this Offer to Purchase titled "Certain Significant Considerations." We do not undertake any obligation to update forward-looking statements made by us.

                    INCORPORATION OF DOCUMENTS BY REFERENCE

     We are incorporating by reference certain documents we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information in the documents incorporated by reference is considered to be part of this Offer to Purchase. We incorporate by reference the following documents, which have been filed by us (File No. 001-05075) with the SEC:

     - our Annual Report on Form 10-K for the fiscal year ended December 30, 2001;

     - our Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, June 30, and September 29, 2002; and

     - our Current Reports on Form 8-K dated June 18, June 20, August 13, September 19 and October 29, 2002.

     The documents incorporated by reference herein, other than exhibits to such documents that are not specifically incorporated by reference herein, are available without charge to any person to whom this Offer to Purchase has been delivered upon written or oral request to Diane Basile, Vice President, Investor Relations and Corporate Communications, 45 William Street, Wellesley, Massachusetts 02481; (781) 237-5100. These documents are also available from the SEC's public reference room and Internet site referred to below in the section titled "Where You Can Find More Information."

     The audited financial statements for the two years ended December 30, 2001 included in this Offer to Purchase supersede the corresponding financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 30, 2001.

     The unaudited financial statements, the financial data derived therefrom and the related discussion therein included in our Quarterly Reports on Form 10-Q for the quarters ended March 31 and June 30, 2002 are presented on a different basis from the presentation of financial information in this Offer to Purchase and our Quarterly Report on Form 10-Q for the quarter ended September 29, 2002. Our Quarterly Reports on Form 10-Q for the quarters ended March 31 and June 30, 2002 present financial information reflecting our Fluid Sciences business unit as a discontinued operation. In addition, our Quarterly Report on Form 10-Q for the quarter ended March 31, 2002 presents financial information reflecting our Telecommunications Component and Entertainment Lighting businesses as within our consolidated results. Our Quarterly Report on Form 10-Q for the quarter ended September 29, 2002 and this Offer to Purchase present financial information reflecting our Fluid Sciences business unit as within our consolidated results and financial information reflecting our Telecommunications Component and Entertainment Lighting businesses as discontinued operations.

                      WHERE YOU CAN FIND MORE INFORMATION

     We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information on file at the SEC's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. You can request copies of those documents upon payment of a duplicating fee to the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference room. You can review our SEC filings by accessing the SEC's Internet site at http://www.sec.gov. In addition, these materials may be read at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

                                 MISCELLANEOUS

     Pursuant to Rule 13e-4 under the Exchange Act, we have filed with the SEC a tender offer statement on Schedule TO that contains additional information with respect to the Offer. The Schedule TO, including the exhibits and any amendments to the Schedule TO, may be examined, and copies may be obtained, at the same places and in the same manner as described in the sections titled "Incorporation of Documents by Reference" and "Where You Can Find More Information."

     We are not aware of any jurisdiction where the making of the Offer is not in compliance with the laws of such jurisdiction. If we become aware of any jurisdiction where the making of the Offer would not be in compliance with such laws, we will make a good faith effort to comply with any such laws or seek to have such laws declared inapplicable to the Offer. If, after such good faith effort, we cannot comply with any such applicable laws, the Offer will not be made to, nor will tenders be accepted from or on behalf of, the holders of debentures residing in such jurisdiction.

                                          PERKINELMER, INC.
                                          November 29, 2002

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

AUDITED CONSOLIDATED FINANCIAL STATEMENTS:
Independent Auditors' Report................................   F-2
Consolidated Income Statements for the Two Years Ended
  December 30, 2001.........................................   F-3
Consolidated Balance Sheets at December 30, 2001 and
  December 31, 2000.........................................   F-4
Consolidated Statements of Stockholders' Equity for the Two
  Years Ended December 30, 2001.............................   F-5
Consolidated Statements of Cash Flows for the Two Years
  Ended December 30, 2001...................................   F-6
Notes to Consolidated Financial Statements..................   F-8
UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS:
Condensed Consolidated Income Statements for the Nine Months
  Ended September 29, 2002 and September 30, 2001...........  F-36
Condensed Consolidated Balance Sheet at September 29,
  2002......................................................  F-37
Condensed Consolidated Statements of Cash Flows for the Nine
  Months Ended September 29, 2002 and September 30, 2001....  F-38
Notes to Condensed Consolidated Financial Statements........  F-39

                          INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Stockholders of PerkinElmer, Inc.
Wellesley, Massachusetts

     We have audited the accompanying consolidated balance sheets of PerkinElmer, Inc. and subsidiaries (the "Company") as of December 30, 2001 and December 31, 2000, and the related consolidated statements of income, stockholders' equity, and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of PerkinElmer, Inc. and subsidiaries as of December 30, 2001 and December 31, 2000, and the results of their operations and their cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

/s/ Deloitte & Touche LLP

Boston, Massachusetts
November 26, 2002

                         CONSOLIDATED INCOME STATEMENTS
                   FOR THE TWO YEARS ENDED DECEMBER 30, 2001

                                                                 2001          2000
                                                              -----------   -----------
                                                              (IN THOUSANDS, EXCEPT PER
                                                                     SHARE DATA)
Sales:
  Products..................................................  $1,327,473    $1,348,797
  Services..................................................     197,866       189,185
                                                              ----------    ----------
Total sales.................................................   1,525,339     1,537,982
                                                              ----------    ----------
Cost of sales:
  Products..................................................     739,234       782,489
  Services..................................................     110,186       109,884
                                                              ----------    ----------
Total cost of sales.........................................     849,420       892,373
Selling, general and administrative expenses................     420,786       396,792
Research and development expenses...........................      80,074        76,098
In-process research and development charges.................      71,533        24,300
Restructuring charges, net..................................       7,000         6,300
Gains on dispositions, net..................................     (33,189)      (37,739)
                                                              ----------    ----------
Operating income from continuing operations.................     129,715       179,858
Other expense, net..........................................      29,165        33,113
                                                              ----------    ----------
Income from continuing operations before income taxes.......     100,550       146,745
Provision for income taxes..................................      59,052        56,375
                                                              ----------    ----------
Income from continuing operations...........................      41,498        90,370
Loss from discontinued operations, net of income taxes......      (9,360)       (4,303)
Gain on disposition of discontinued operations, net of
  income taxes..............................................       2,367         4,453
                                                              ----------    ----------
     Net income.............................................  $   34,505    $   90,520
                                                              ==========    ==========
Basic earnings (loss) per share
  Continuing operations.....................................  $     0.40    $     0.92
  Discontinued operations...................................       (0.07)         0.00
                                                              ----------    ----------
     Net income.............................................  $     0.33    $     0.92
                                                              ==========    ==========
Diluted earnings (loss) per share
  Continued operations......................................  $     0.39    $     0.88
  Discontinued operations...................................       (0.07)         0.00
                                                              ----------    ----------
     Net income.............................................  $     0.32    $     0.89
                                                              ==========    ==========

  The accompanying notes are an integral part of these consolidated financial statements.

                          CONSOLIDATED BALANCE SHEETS
                 AS OF DECEMBER 30, 2001 AND DECEMBER 31, 2000

                                                                  2001           2000
                                                              ------------   ------------
                                                              (IN THOUSANDS EXCEPT SHARE
                                                                  AND PER SHARE DATA)
Current assets:
  Cash and cash equivalents.................................   $  138,250     $  125,551
  Accounts receivable.......................................      319,063        318,139
  Inventories...............................................      244,841        196,825
  Other current assets......................................      150,686        171,076
  Current assets of discontinued operations.................       90,518         81,950
                                                               ----------     ----------
     Total current assets...................................      943,358        893,541
                                                               ----------     ----------
Property, plant and equipment:
  At cost...................................................      530,327        533,721
  Accumulated depreciation..................................     (247,703)      (271,279)
                                                               ----------     ----------
Net property, plant and equipment...........................      282,624        262,442
Investments.................................................       18,197         26,226
Intangible assets...........................................    1,530,053        877,846
Other assets................................................      102,055        103,088
Long-term assets of discontinued operations.................       93,651         97,617
                                                               ----------     ----------
     Total assets...........................................   $2,969,938     $2,260,760
                                                               ==========     ==========
Current liabilities:
  Short-term debt...........................................   $  125,984     $  185,411
  Accounts payable..........................................      128,952        114,078
  Accrued restructuring costs...............................       51,735         53,344
  Accrued expenses..........................................      427,550        329,671
  Current liabilities of discontinued operations............       20,814         35,578
                                                               ----------     ----------
     Total current liabilities..............................      755,035        718,082
Long-term debt..............................................      598,125        583,337
Long-term liabilities.......................................      253,164        230,941
Long-term liabilities of discontinued operations............           57             11
Commitments and contingencies
Stockholders' equity:
  Preferred stock -- $1 par value, authorized 1,000,000
     shares; none issued or outstanding.....................           --             --
  Common stock -- $1 par value, authorized 300,000,000
     shares; issued 145,101,000 and 122,908,000 in 2001 and
     2000, respectively.....................................      145,101        122,908
  Capital in excess of par value............................      641,164         37,060
  Retained earnings.........................................      842,004        835,917
  Accumulated other comprehensive loss......................      (60,940)       (39,042)
  Cost of shares held in treasury -- 20,913,000 shares in
     2001 and 23,360,000 shares in 2000.....................     (203,772)      (228,454)
                                                               ----------     ----------
     Total stockholders' equity.............................    1,363,557        728,389
                                                               ----------     ----------
     Total liabilities and stockholders' equity.............   $2,969,938     $2,260,760
                                                               ==========     ==========

  The accompanying notes are an integral part of these consolidated financial statements.

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                   FOR THE TWO YEARS ENDED DECEMBER 30, 2001

                                                                                       ACCUMULATED
                                                              CAPITAL IN                  OTHER         COST OF         TOTAL
                                   COMPREHENSIVE    COMMON    EXCESS OF    RETAINED   COMPREHENSIVE   SHARES HELD   STOCKHOLDERS'
                                      INCOME        STOCK        PAR       EARNINGS   INCOME (LOSS)   IN TREASURY      EQUITY
                                   -------------   --------   ----------   --------   -------------   -----------   -------------
(DOLLARS IN THOUSANDS EXCEPT PER
  SHARE DATA)
BALANCE, JANUARY 3, 2000.........                  $120,204    $     --    $701,907     $(14,040)      $(257,295)    $  550,776
Comprehensive income
  Net income.....................    $ 90,520            --          --      90,520           --              --         90,520
  Other comprehensive income
    (loss), net of tax Foreign
    currency translation
    adjustments..................     (25,484)           --          --          --      (25,484)             --        (25,484)
    Unrealized gains on
      securities arising during
      the period.................         481
    Reclassification
      adjustment.................           1
                                     --------
    Net unrealized gains.........         482            --          --          --          482              --            482
                                     --------
  Other comprehensive loss.......     (25,002)
                                     --------
Comprehensive income.............    $ 65,518
                                     ========
Cash dividends ($.28 per
  share).........................                        --          --     (27,533)          --              --        (27,533)
Exercise of employee stock
  options and related income tax
  benefits.......................                        --      17,230      16,000           --          34,939         68,169
Issuance of common stock for
  employee benefit plans.........                        --       5,228        (155)          --           4,389          9,462
Purchase of common stock for
  treasury.......................                        --        (102)         --           --         (10,487)       (10,589)
Mergers, acquisitions and
  other..........................                     2,704      14,704      55,178           --              --         72,586
                                                   --------    --------    --------     --------       ---------     ----------
BALANCE, DECEMBER 31, 2000.......                   122,908      37,060     835,917      (39,042)       (228,454)       728,389
                                                   --------    --------    --------     --------       ---------     ----------
Comprehensive income
  Net income.....................    $ 34,505            --          --      34,505           --              --         34,505
  Other comprehensive income
    (loss), net of tax Foreign
    currency translation
    adjustments..................     (20,976)           --          --          --      (20,976)             --        (20,976)
    Unrealized gains on
      derivative instruments.....       1,407            --          --          --        1,407              --          1,407
    Unrealized losses on
      securities arising during
      the period.................      (2,438)
    Reclassification
      adjustment.................         109
                                     --------
    Net unrealized losses........      (2,329)           --          --          --       (2,329)             --         (2,329)
                                     --------
  Other comprehensive loss.......     (21,898)
                                     --------
Comprehensive income.............    $ 12,607
                                     ========
Cash dividends ($.28 per
  share).........................                        --          --     (28,294)          --              --        (28,294)
Exercise of employee stock
  options and related income tax
  benefits.......................                        --      20,723          --           --          20,047         40,770
Issuance of common stock for
  employee benefit plans.........                        --       7,042        (124)          --           4,671         11,589
Purchase of common stock for
  treasury.......................                        --          --          --           --          (1,784)        (1,784)
Acquisition of AAS...............                        --       3,252          --           --           1,748          5,000
Acquisition of Packard...........                    22,193     573,087          --           --              --        595,280
                                                   --------    --------    --------     --------       ---------     ----------
BALANCE, DECEMBER 30, 2001.......                  $145,101    $641,164    $842,004     $(60,940)      $(203,772)    $1,363,557
                                                   ========    ========    ========     ========       =========     ==========

  The accompanying notes are an integral part of these consolidated financial statements.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                   FOR THE TWO YEARS ENDED DECEMBER 30, 2001

                                                                2001        2000
                                                              ---------   ---------
                                                                 (IN THOUSANDS)
Operating activities:
  Net income................................................  $  34,505   $  90,520
  Add net loss from discontinued operations.................      9,360       4,303
  Deduct net gain on disposition of discontinued
     operations.............................................     (2,367)     (4,453)
                                                              ---------   ---------
  Income from continuing operations.........................     41,498      90,370
  Adjustments to reconcile income from continuing operations to net cash provided by continuing operations:
     In-process research and development charges............     71,533      24,300
     Non-cash portion of restructuring charges..............      5,624       2,900
     Depreciation and amortization..........................     88,472      74,253
     Stock-based compensation...............................      3,529       4,143
     Deferred taxes.........................................      5,628      14,318
     Amortization of deferred debt issuance cost and
      accretion of discounts................................     20,753       8,567
     Gains on dispositions and sales of investments, net....    (40,738)    (38,248)
     Changes in assets and liabilities which provided (used)
      cash, excluding effects from companies purchased and
      divested:
       Accounts receivable..................................     18,219         439
       Inventories..........................................    (35,518)    (12,033)
       Accounts payable.....................................        487       9,796
       Tax benefit from exercise of common stock options....     15,043      30,843
       Accrued restructuring costs..........................    (35,452)    (31,174)
       Accrued expenses and other...........................    (13,810)    (21,544)
                                                              ---------   ---------
Net cash provided by continuing operations operating
  activities................................................    145,268     156,930
Net cash used by discontinued operations operating
  activities................................................    (21,969)    (11,382)
                                                              ---------   ---------
Net cash provided by operating activities...................    123,299     145,548
                                                              ---------   ---------
Investing activities:
  Capital expenditures......................................    (94,382)    (59,294)
  Proceeds from dispositions of businesses, net.............     73,505      39,148
  Proceeds from dispositions of property, plant and
     equipment..............................................     61,243      42,276
  Cost of acquisitions and investments, net of cash and cash
     equivalents acquired...................................     34,149    (411,040)
  Proceeds from sale (use from purchase) of investments,
     net....................................................      2,951     (20,457)
  Other.....................................................       (758)      1,919
                                                              ---------   ---------
Net cash provided by (used in) continuing operations
  investing activities......................................     76,708    (407,448)
Net cash (used in) provided by discontinued operations
  investing activities......................................    (10,947)      6,018
                                                              ---------   ---------
Net cash provided by (used in) investing activities.........     65,761    (401,430)
Financing activities:
  Proceeds from issuance of convertible debt................         --     448,000
  (Decrease) increase in commercial paper borrowings........   (177,000)     37,000
  Other debt decreases......................................     (3,235)   (233,991)
  Proceeds from issuance of common stock....................     39,475      46,902

                                                                2001        2000
                                                              ---------   ---------
                                                                 (IN THOUSANDS)
  Purchases of common stock for treasury....................     (1,784)    (10,589)
  Cash dividends............................................    (28,294)    (27,533)
                                                              ---------   ---------
Net cash (used in) provided by continuing operations
  financing activities......................................   (170,838)    259,789
                                                              ---------   ---------
Effect of exchange rate changes on cash and cash
  equivalents...............................................     (5,523)     (5,006)
                                                              ---------   ---------
Net increase (decrease) in cash and cash equivalents........     12,699      (1,099)
Cash and cash equivalents at beginning of year..............    125,551     126,650
                                                              ---------   ---------
Cash and cash equivalents at end of year....................  $ 138,250   $ 125,551
                                                              =========   =========
Supplemental disclosures of cash flow information for
  continuing and discontinued operations (see also Note 2):
  Cash paid during the year for
     Interest...............................................  $  17,971   $  45,236
     Income taxes...........................................     18,211      21,819
  Noncash investing and financing activities:
     Stock issued to Packard shareholders...................    595,280          --
     Packard debt assumed...................................    118,432          --
     NEN debt assumed.......................................         --      48,262
     Fair value of warrants issued in NEN acquisition.......         --       6,940

  The accompanying notes are an integral part of these consolidated financial statements.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1:  NATURE OF OPERATIONS AND ACCOUNTING POLICIES

     Nature of Operations: PerkinElmer, Inc. is a global high technology company which designs, manufactures, markets and supports products, systems and service offerings within four major business segments: Life Sciences, Analytical Instruments, Optoelectronics and Fluid Sciences. In July 2001, PerkinElmer, Inc. approved a plan to sell its Security and Detection Systems business, which is presented as discontinued operations in accordance with Accounting Principles Board (APB) Opinion No. 30, Reporting the Results of Operations -- Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions ("APB No. 30") (see Note 6).

     In June 2002, the Company approved separate plans to dispose of its Telecom Components and Entertainment Lighting businesses. The Company has accounted for these businesses as discontinued operations in accordance with Statement of Financial Accounting Standards ("SFAS") No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, ("SFAS No. 144"); which the Company adopted as of the beginning of fiscal 2002.

     The consolidated financial statements include the accounts of PerkinElmer, Inc. and its subsidiaries (the Company). All material intercompany balances and transactions have been eliminated in consolidation.

     Accounting Policies and Estimates: The preparation of consolidated financial statements requires the Company to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities. On an ongoing basis, the Company evaluates its estimates, including those related to bad debts, inventories, investments, intangible assets, income taxes, restructuring activities, pensions and other post-retirement benefits, and contingencies and litigation. The Company bases its estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.

     Sales: The majority of the Company's product sales are recorded at the time of shipment, when title and risk of ownership passes to the buyer and when persuasive evidence of an arrangement exists, the seller's price to the buyer is fixed or determinable and collectibility is reasonably assured. A provision is made at the time the related revenue is recognized for the cost of any installation obligations and the estimated cost of product warranties. When other significant obligations remain after products are delivered, including certain customer acceptance provisions, revenue is recognized only after such obligations are fulfilled. If a loss is anticipated on any contract, a provision for the entire loss is made immediately. Revenue related to the sale of maintenance contracts is deferred and amortized on a straight-line basis over the service period. Shipping and handling costs are reflected in both revenue and cost of goods sold to the extent they are billed to customers. In all other instances they are reflected as a component of cost of goods sold.

     Inventories: Inventories, which include material, labor and manufacturing overhead, are valued at the lower of cost or market. Substantially all inventories are accounted for using the first-in, first-out (FIFO) method of determining inventory costs. Inventory quantities on-hand are regularly reviewed, and where necessary, provisions for excess and obsolete inventory are recorded based primarily on either the Company's estimated forecast of product demand and production requirements for the next twelve months or historical trailing twelve month usage. A significant increase in the demand for the Company's products could result in a short-term increase in the cost of inventory purchases while a significant decrease in demand could result in an increase in the amount of excess inventory quantities on hand requiring additional inventory write-downs.

     Allowance for Doubtful Accounts: The Company maintains allowances for doubtful accounts for estimated losses resulting from the inability of its customers to make required payments. If the financial condition of the Company's customers were to deteriorate, resulting in an impairment of their ability to make payments, additional allowance may be required.

     Property, Plant and Equipment: For financial statement purposes, the Company depreciates plant and equipment using the straight-line method over their estimated useful lives, which generally fall within the following ranges: buildings -- 10 to 25 years; leasehold improvements -- estimated useful life or remaining term of lease, whichever is shorter; machinery and equipment -- 3 to 7 years. Certain tooling costs are capitalized and amortized over a 3 year life, while diminimus costs are expensed. For income tax purposes, the Company depreciates plant and equipment over their estimated useful lives using accelerated methods.

     Pension Plans: The Company's funding policy provides that payments to the U.S. pension trusts shall at least be equal to the minimum funding requirements of the Employee Retirement Income Security Act of 1974. Non-U.S. plans are accrued for, but generally not fully funded, and benefits are paid from operating funds.

     Translation of Foreign Currencies: For foreign operations with functional currencies other than the U.S. dollar, asset and liability accounts are translated at current exchange rates; income and expenses are translated using weighted average exchange rates. Resulting translation adjustments, as well as gains and losses from certain intercompany transactions, are reported in a separate component of stockholders' equity. Translation adjustments for operations in highly inflationary economies and exchange gains and losses on transactions are included in earnings.

     Intangible Assets: In accordance with Statement of Financial Accounting Standards (SFAS) No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of, and APB Opinion No. 17, Intangible Assets, the Company reviews long-lived assets and all intangible assets, including goodwill, for impairment whenever events or changes in circumstances indicate the carrying amount of such assets may not be recoverable. Recoverability of these assets is determined by comparing the forecasted undiscounted net cash flows of the operation to which the assets relate, to the carrying amount including associated intangible assets of such operation. If the operation is determined to be unable to recover the carrying amount of its assets, then intangible assets are written down first, followed by the other long-lived assets of the operation, to fair value. Fair value is determined based on discounted cash flows or appraised values, depending upon the nature of the assets. The Company adopted SFAS No. 144 in 2002. This standard is the successor to SFAS No. 121. The adoption has no impact on the Company.

     Stock-Based Compensation: As allowed by SFAS No. 123, Accounting for Stock-Based Compensation, the Company has elected to account for stock-based compensation at intrinsic value with disclosure of the effects of fair value accounting on net income and earnings per share on a pro forma basis.

     Investments and Marketable Securities: Investments where the Company does not have the ability to exercise significant influence, generally where ownership is less than 20%, are accounted for either in accordance with SFAS No. 115, Accounting for Certain Investments in Debt and Equity Securities or under the cost method. For public companies that have readily determinable fair values, the Company classifies its equity investments as either available-for-sale or trading. Should securities be classified as available for sale, the Company records these investments at their fair values with unrealized gains and losses included in "accumulated other comprehensive income loss." If investments are classified as trading, any unrealized gain or loss is recorded directly to the income statement. Under the cost method of accounting, investments in private companies are carried at cost and are adjusted only for other-than-temporary declines in fair value, distributions of earnings and additional investments.

     Investments in business entities in which the Company does not have control, but has the ability to exercise significant influence over operating and financial policies, generally 20-50 percent ownership, are accounted for by the equity method. If the Company has disproportionate capital at risk and the equity method investee is recognizing losses, the Company records its proportionate loss based on its proportionate capital at risk.

     Fair Value of Financial Instruments: The Company's financial instruments consist of accounts receivable, accounts payable, certain derivative instruments used to manage foreign currency and interest rate risks, and long-term debt. The fair value of the derivative instruments is discussed in Note 19, and the fair value of the long-term debt is discussed in Note 13. The current carrying amounts of other financial instruments are considered reasonable estimates of their fair market value, due to the short maturity of these instruments, or as a result of the competitive market interest rates, which have been negotiated.

     Cash Flows: For purposes of the Consolidated Statements of Cash Flows, the Company considers all highly liquid instruments with a purchased maturity of three months or less to be cash equivalents. The carrying amount of cash and cash equivalents approximates fair value due to the short maturities.

     Environmental Matters: The Company accrues for costs associated with the remediation of environmental pollution when it is probable that a liability has been incurred and the Company's proportionate share of the amount can be reasonably estimated. The recorded liabilities have not been discounted.

     Comprehensive Income: The Company follows the provisions of SFAS No. 130, Reporting Comprehensive Income. Comprehensive income is reflected in the consolidated statements of stockholders' equity.

     Derivative Instruments and Hedging: The Financial Accounting Standards Board ("FASB") issued SFAS No. 137, Accounting for Derivative Instruments and Hedging Activities -- Deferral of the Effective Date of SFAS No. 133, in June 1999. SFAS No. 133 was adopted by the Company on January 3, 2001. The statement requires companies to record derivatives on the balance sheet as assets or liabilities, measured at fair value. Gains or losses resulting from changes in the values of those derivatives would be accounted for depending on the use of the derivative instrument and whether it qualifies for hedge accounting. The effect of the adoption of SFAS No. 133 as of January 1, 2001 was not material.

     Stock Splits: Per share amounts and share data have been retroactively restated to give effect to the two-for-one stock split on June 1, 2001, effected in the form of a 100% stock dividend for holders of record as of May 15, 2001.

     Reclassifications: Certain financial statement amounts from prior years have been reclassified for purposes of consistent presentation.

 RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS

     In June 2001, the Financial Accounting Standards Board ("FASB") issued SFAS No. 141 and SFAS No. 142. SFAS No. 141 requires all business combinations initiated after July 1, 2001 to be accounted for using the purchase method. Under SFAS No. 142, goodwill and intangible assets with indefinite lives are no longer amortized but are reviewed at least annually for potential impairment by comparing the carrying value to the fair value of the reporting unit to which they are assigned. The provisions of SFAS No. 142 are effective for the Company's current fiscal year. Accordingly, the Company has ceased goodwill amortization as of the beginning of fiscal 2002. SFAS No. 142 requires that goodwill be tested for impairment at the reporting unit level upon initial adoption and at least annually thereafter, utilizing a two-step methodology. The initial step requires the Company to determine the fair value of each reporting unit and compare it to the carrying value, including goodwill of such unit. If the fair value exceeds the carrying value, no impairment loss would be recognized. However, if the carrying value of the reporting unit exceeds the corresponding fair value, the goodwill of this unit may be impaired. The amount, if any, of the impairment would then be evaluated in the third step of the impairment testing which places the value of the goodwill balance to that which would be accounted for under purchase accounting.

     In connection with adopting this standard, the Company, assisted by independent valuation consultants, completed the transitional testing of goodwill using a measurement date of January 1, 2002. The results of this testing indicate that the carrying values of the lighting reporting unit within the Optoelectronics business unit exceeds the estimated fair value of this unit as determined utilizing various valuation techniques including discounted cash flow and comparative market analysis. Accordingly, an impairment charge has been recognized as a change in accounting principle as of the beginning of 2002. The impairment charge was $117.8 million on a before and after-tax basis.

     In April 2002, the FASB issued SFAS No. 145, which rescinds SFAS No. 4, Reporting Gains and Losses from Extinguishment of Debt an amendment of APB No. 30, which required all gains and losses from the extinguishment of debt to be aggregated and, if material, classified as an extraordinary item, net of related income tax effect. As a result, the criteria set forth by APB Opinion No. 30 will now be used to classify those gains and losses. The Company has elected to early adopt the provisions of SFAS No. 145 as of July 2, 2002. As a result, the $6.7 million net gain resulting from the early extinguishment of a portion of the Company's zero coupon convertible debentures discussed in Note 6 was recognized within other expense, net during the third quarter of 2002. Additionally, the $5.5 million extraordinary loss resulting from the early extinguishment of the Packard Notes during the first quarter of 2002 was classified as other expense, net.

     In July 2002, the FASB issued SFAS No. 146, Accounting for Costs Associated with Exit or Disposal Activities ("SFAS No. 146") which nullifies EITF Issue No. 94-3, SFAS No. 146 requires that a liability for a cost associated with an exit or disposal activity be recognized when the liability is incurred, whereas EITF No. 94-3 had recognized the liability at the commitment date to an exit plan. The Company is required to adopt the provisions of SFAS No. 146 effective for exit or disposal activities initiated after December 31, 2002.

NOTE 2:  ACQUISITIONS AND DIVESTITURES

     On November 13, 2001, the Company completed the acquisition of 100% of Packard BioScience Company (Packard) for a purchase price of approximately $733 million consisting of approximately 22 million of the Company's common shares and the assumption of $118 million in debt which was subsequently redeemed in March 2002 (see Note 13). Packard is a global developer, manufacturer and marketer of instruments and related consumables and services for use in drug discovery and other life sciences research and generated sales of approximately $165 million for its fiscal year ended December 31, 2000. The Company undertook this acquisition to extend our capabilities in automated liquid handling and sample preparation and strengthened our position as a global provider of comprehensive drug discovery solutions.

     Packard's operations, assumed as of the date of acquisition, are reported within the results from operations of the Life Sciences segment. The acquisition was accounted for as a purchase in accordance with SFAS No. 141, and the Company has accordingly allocated the purchase price of Packard based upon the fair values of the net assets acquired and liabilities assumed. The allocation of the purchase price has not yet been finalized as the Company is awaiting the resolution of certain contingencies. Portions of the net assets acquired and liabilities assumed were valued by independent appraisers utilizing customary valuation procedures and techniques. These intangible assets included $69.0 million in acquired in-process research and development for projects that had not yet reached technological feasibility as of the acquisition date and for which no future alternative use existed. These costs were expensed on the date of the acquisition. Other acquired intangible assets valued at $237.3 million included the fair value of trade names, trademarks, patents and developed technology. Of this amount, $76.5 million has been ascribed to trade names and trademarks for which an indefinite life has been assigned. The Packard acquisition also resulted in a preliminary allocation to goodwill of $410.6 million. Indefinite lived intangibles and goodwill are not being amortized in accordance with SFAS No. 142, effective for all business combinations completed subsequent to July 1, 2001.

     In connection with this acquisition, the Company agreed to issue 0.311 shares of PerkinElmer common stock for each outstanding share of Packard common stock. The Company also agreed to assume all outstanding options to purchase Packard common stock, which became exercisable for shares of PerkinElmer common stock following the merger after giving effect to the same exchange ratio provided for in the merger agreement to the Packard common shareholders. The purchase price for Packard has been allocated to the estimated fair value of assets acquired and liabilities assumed based upon the Company's current estimates of respective fair values. Some allocations are based on studies and independent valuations, as discussed above.

     The components of the estimated purchase price and preliminary allocation are as follows (in thousands):

Preliminary allocation of purchase price:
Stock issued to Packard shareholders........................  $ 595,280
Debt assumed................................................    118,432
Acquisition costs...........................................     20,261
                                                              ---------
     Total consideration and acquisition costs..............  $ 733,973
                                                              =========
Preliminary allocation of purchase price:
Current assets..............................................    157,677
Property, plant and equipment...............................     23,186
Other assets................................................     40,601
Identifiable intangible assets..............................    237,320
In-process research and development.........................     69,040
Goodwill....................................................    410,583
Liabilities assumed.........................................   (204,434)
                                                              ---------
                                                              $ 733,973
                                                              =========

     As part of the Packard acquisition and included in liabilities assumed is approximately $33.0 million in integration charges. The integration accrual was recorded pursuant to a formal plan and includes initiatives to integrate the operations of Packard and the Company and are principally comprised of amounts related to employee separation costs and the termination of leases and other contractual obligations.

                                                                        TERMINATION OF
                                                        DISPOSAL OF       LEASES AND
                                          EMPLOYEE    CERTAIN PRODUCT       OTHER
                                         SEPARATION      LINES AND       CONTRACTUAL
                                           COSTS          ASSETS         OBLIGATIONS     TOTAL
                                         ----------   ---------------   --------------   -----
Packard Plan...........................    $20.0           $3.0             $10.0        $33.0

     On July 31, 2000, the Company completed its acquisition of 100% of NEN Life Sciences, Inc. (NEN), a provider of state-of-the-art drug discovery products, services, reagents and technologies to the life sciences industry for an aggregate purchase price of approximately $418 million. The acquisition was undertaken to expand the Company's drug discovery products, services, reagents and technologies provided to the life sciences industry. In connection with the acquisition, the Company paid approximately $350 million in cash and issued warrants to purchase approximately 600,000 shares of the Company's common stock at $40.00 per share in exchange for all of the outstanding shares, options and warrants of NEN. In addition, the Company repaid approximately $50 million of outstanding indebtedness of NEN. The Company financed the acquisition and repayment of the outstanding indebtedness with $410 million of commercial paper borrowings with a weighted-average interest rate of 7%. These short-term borrowings were repaid in August 2000 with proceeds from the issuance of long-term convertible debentures (see Note 13). NEN's operations, included in the consolidated results of the Company from the date of acquisition, are reported in the Life Sciences segment. The acquisition was accounted for as a purchase under APB Opinion No. 16, Business Combinations, and the results of operations of NEN are included in the Company's financial statements from the date of acquisition.

     The components of NEN's purchase price and allocation were as follows:

                                                              (IN THOUSANDS)
Consideration and acquisition costs:
  Cash paid to NEN..........................................     $348,918
  Debt assumed..............................................       48,262
  Acquisition costs.........................................       13,647
  Fair value of warrants issued.............................        6,940
                                                                 --------
     Total..................................................     $417,767
                                                                 ========
Allocation of purchase price:
  Current assets............................................     $ 34,327
  Property, plant and equipment.............................       59,755
  Other assets..............................................          739
  Acquired intangibles......................................       75,900
  In-process research and development.......................       24,300
  Goodwill..................................................      270,790
  Liabilities...............................................      (48,044)
                                                                 --------
     Total..................................................     $417,767
                                                                 ========

     As part of the July 2000 acquisition of NEN, the Company recorded a $4.0 million integration charge for actions targeted at reduced employment costs, consolidation of certain facilities and the termination of certain leases and other contractual obligations.

     During the second quarter of 2000, the Company finalized its integration plan in connection with its acquisition of the Analytical Instruments Division of PE Corp. Based on continued aggressive actions by the Company to improve the cost structure of the acquired business, and increased costs related primarily to employment integration, the Company increased its original estimate of integration costs and related goodwill recorded at the acquisition date by $24.0 million in connection with purchase accounting.

     The following table summarizes integration reserve activity during fiscal 2001 and 2000 related to the 1999 acquisition of Analytical Instruments and NEN acquisitions as discussed above:

Total integration charges...................................   $ 42.1
Amounts paid during 2000....................................     (9.8)
                                                               ------
Accrued integration costs at December 31, 2000..............     32.3
Amounts paid during 2001....................................    (23.1)
                                                               ------
Accrued integration costs at December 30, 2001..............   $  9.2
                                                               ======

     Unaudited pro forma operating results for the Company, assuming the acquisition of NEN and Packard occurred on January 3, 2000 are as follows:

                                                                 2001          2000
                                                              -----------   -----------
                                                              (IN THOUSANDS EXCEPT PER
                                                                     SHARE DATA)
Sales from continuing operations............................  $1,691,332    $1,786,287
Income from continuing operations...........................     101,278        84,123
Net income..................................................  $   94,285    $   84,279
Basic earnings per share....................................        0.77          0.70
Diluted earning per share...................................        0.74          0.67

     The pro forma amounts in the previous table exclude the in-process research and development charges of $69.0 million and $24.3 million for the Packard and NEN acquisitions, respectively. The unaudited pro forma financial information is provided for informational purposes only and is not necessarily indicative of the Company's operating results that would have occurred had the acquisitions been consummated on the dates for which the consummation of the acquisitions are being given effect, nor is it necessarily indicative of the Company's future operating results. The pro forma amounts do not reflect any operating efficiencies and cost savings that the Company believes are achievable.

     During the fourth quarter of 2001, the Company sold its IRAS business for cash of $55.5 million, resulting in a pretax gain of approximately $32.3 million. Additionally, the Company has deferred a gain of approximately $3 million in connection with certain contingencies related to the sale. Also during the fourth quarter of 2001, the Company sold its Voltarc business for cash of $9.5 million and a note for approximately $8.0 million, resulting in a pretax loss of approximately $6.3 million. The combined net income of the disposed businesses were $5.4 million in 2000 and $1.4 million in 2001 through the date of disposal.

     During the fourth quarter of 2000, the Company sold its Berthold business at a net pre-tax gain of $10 million. The Company deferred gain recognition of approximately $11.9 million of sales proceeds from this divestiture in connection with certain contingencies related to the sale, $2.0 million of which was recognized during 2001 as a result of the resolution of certain events and contingencies. Revenues for 2000 for the divested business was $30 million.

     Also during 2000, the Company recorded a pre-tax gain of $16.7 million from the sale of a building, and recognized $2.4 million in net losses related to certain other asset dispositions.

     During the first quarter of 2000, the Company sold its micromachined sensors and specialty semiconductor businesses for cash of $24.3 million, resulting in a pre-tax gain of $6.7 million. Combined financial results of the divested businesses for 2000 were not material to the consolidated results of the Company.

     All of the gains described above are reported on the "Gains on Dispositions, net" line in the consolidated income statements.

NOTE 3:  RESTRUCTURING CHARGES

     During the fourth quarter of 2001, the Company expanded its continuing effort to restructure certain businesses to further improve performance. The plan resulted in additional pre-tax restructuring charges of $9.2 million. The principal actions in these restructuring plans primarily relate to employee separation costs associated with the consolidation of certain European general and managerial functions within both the

Life Sciences and Analytical Instruments segments, as well as costs associated with the closure of certain facilities and disposal of related assets.

                                                                        TERMINATION OF
                                                        DISPOSAL OF       LEASES AND
                                          EMPLOYEE    CERTAIN PRODUCT       OTHER
                                         SEPARATION      LINES AND       CONTRACTUAL
                                           COSTS          ASSETS         OBLIGATIONS     TOTAL
                                         ----------   ---------------   --------------   -----
2001 Plan:
  Life Sciences........................    $ 3.2           $0.1              $0.6        $ 3.9
  Analytical Instruments...............      3.8             --               1.5          5.3
                                           -----           ----              ----        -----
Total restructuring charges............      7.0            0.1               2.1          9.2
Amounts paid during 2001...............     (1.6)            --                --         (1.6)
                                           -----           ----              ----        -----
Accrued restructuring costs at December
  30, 2001.............................    $ 5.4           $0.1              $2.1        $ 7.6
                                           =====           ====              ====        =====

     During the fourth quarter of 2000, the Company recorded of a pre-tax restructuring charge of $15.1 million for actions to be completed in 2001 (the "2000 plan"). These charges related to the Company's Life Sciences and Optoelectronics segments. The principal actions in the restructuring plans included close-down or consolidation of a number of offices and facilities, the closure of certain manufacturing facilities, and the disposal of underutilized assets. The restructuring charges included: Life Sciences' actions associated with rationalization of its distribution network and overall facility consolidation and Optoelectronics' actions associated with its Lighting and Imaging businesses related to employee separation costs and the closures of certain manufacturing facilities. During 2001, the Company provided for an additional $0.8 million under the 2000 plan as a result of additional needs related to lease terminations. Also during 2001, due to the substantial completion of the actions of the 2000 plan, the Company reevaluated its 2000 restructuring plans. As a result of this review, costs associated with the previous Life Sciences plan related to the rationalization of its network and facility consolidation were no longer required. As a result, the Company recognized a restructuring credit of $0.5 million during 2001.

     The following table summarizes activity related to the 2000 plan:

                                                                       TERMINATION OF
                                                       DISPOSAL OF       LEASES AND
                                         EMPLOYEE    CERTAIN PRODUCT       OTHER
                                        SEPARATION      LINES AND       CONTRACTUAL
                                          COSTS          ASSETS         OBLIGATIONS     TOTAL
                                        ----------   ---------------   --------------   ------
Total restructuring charges...........    $10.1           $ 2.9            $ 2.1        $ 15.1
Amounts incurred during 2000..........       --              --               --            --
                                          -----           -----            -----        ------
Accrued restructuring costs at
  December 31, 2000...................     10.1             2.9              2.1          15.1
Additional amounts provided during
  2001................................       --              --              0.8           0.8
Amounts paid during 2001..............     (9.6)           (2.9)            (2.9)        (15.4)
Amounts reversed during 2001..........     (0.5)             --               --          (0.5)
                                          -----           -----            -----        ------
Accrued restructuring costs at
  December 30, 2001...................    $  --           $  --            $  --        $   --
                                          =====           =====            =====        ======

     Also during 2000, as a result of the substantial completion of previously announced restructuring plans, the Company recognized restructuring credits of $6.3 million relating to 1999 and 1998 restructuring plans.

     Additionally, during 1999, the Company recognized a $23.5 million restructuring charge in connection with the closure and consolidation of certain facilities, underutilized assets and product lines. As of

December 30, 2001 and December 31, 2000, $2.0 million and $5.9 million, respectively, remained accrued for under this plan. Spending against this plan totaled $1.4 million and reversals totaled $2.5 million during the year ended December 30, 2001. During the year ended December 31, 2000, there were net reversals of $2.5 million and amounts paid totaled $12.4 million.

     Cash outlays during 2001 and 2000 were approximately $35.5 million and $31.2 million, respectively, for the above discussed plans.

NOTE 4:  OTHER EXPENSE

     Other expense, net consisted of the following:

                                                                2001       2000
                                                              --------   --------
                                                                (IN THOUSANDS)
Interest income.............................................  $ (3,730)  $ (3,874)
Interest expense............................................    37,730     37,418
Gains on sale of investments, net...........................    (4,274)    (1,294)
Other.......................................................      (561)       863
                                                              --------   --------
                                                              $ 29,165   $ 33,113
                                                              ========   ========

NOTE 5:  INCOME TAXES

     The components of income from continuing operations before income taxes for financial reporting purposes were as follows:

                                                                2001       2000
                                                              --------   --------
                                                                (IN THOUSANDS)
U.S. .......................................................  $(18,641)  $ 38,315
Non-U.S. ...................................................   119,191    108,430
                                                              --------   --------
                                                              $100,550   $146,745
                                                              ========   ========

     The components of the provision for income taxes for continuing operations were as follows:

                                                              DEFERRED EXPENSE
                                                    CURRENT       (BENEFIT)        TOTAL
                                                    -------   -----------------   -------
                                                               (IN THOUSANDS)
2001
  Federal.........................................  $20,971        $ 1,995        $22,966
  State...........................................    1,732          2,516          4,248
  Non-U.S. .......................................   30,721          1,117         31,838
                                                    -------        -------        -------
                                                    $53,424        $ 5,628        $59,052
                                                    =======        =======        =======
2000
  Federal.........................................  $14,121        $12,571        $26,692
  State...........................................    3,405          2,968          6,373
  Non-U.S. .......................................   24,627         (1,317)        23,310
                                                    -------        -------        -------
                                                    $42,153        $14,222        $56,375
                                                    =======        =======        =======

     The total provision for income taxes included in the consolidated financial statements was as follows:

                                                               2001      2000
                                                              -------   -------
                                                               (IN THOUSANDS)
Continuing operations.......................................  $59,052   $56,375
Discontinued operations.....................................   (2,427)    4,894
                                                              -------   -------
                                                              $56,625   $61,269
                                                              =======   =======

     The major differences between the Company's effective tax rate for continuing operations and the federal statutory rate were as follows:

                                                              2001   2000
                                                              ----   -----
Federal statutory rate......................................  35.0%   35.0%
Non-U.S. rate differential, net.............................  (9.8)  (12.6)
State income taxes, net.....................................   2.7     2.9
Nondeductible goodwill amortization.........................   7.2     8.1
Nondeductible in-process research and development...........  24.9     7.8
Change in valuation allowance...............................  (0.5)   (1.7)
Other, net including tax settlement.........................  (0.8)   (1.1)
                                                              ----   -----
Effective tax rate..........................................  58.7%   38.4%
                                                              ====   =====

     The tax effects of temporary differences and carryovers that gave rise to deferred income tax assets and liabilities as of December 30, 2001 and December 31, 2000 were as follows:

                                                                2001        2000
                                                              ---------   --------
                                                                 (IN THOUSANDS)
Deferred tax assets:
  Inventory reserves........................................  $   9,591   $  2,789
  Other reserves............................................     12,217     21,761
  Deferred income...........................................      1,152      6,179
  Vacation pay..............................................      4,303      5,478
  Tax attributes carryover..................................     52,691     22,698
  Post-retirement health benefits...........................      4,699      4,981
  Restructuring reserve.....................................     16,784     16,005
  In-process research and development.......................      9,916     10,726
  All other, net............................................     47,744     46,850
                                                              ---------   --------
Total deferred tax assets...................................    159,097    137,467
Deferred tax liabilities:
  Pension contribution......................................    (12,195)   (13,850)
  Amortization..............................................    (97,256)    (6,470)
  Depreciation..............................................    (29,631)   (39,209)
  All other, net............................................     (5,152)   (17,979)
                                                              ---------   --------
Total deferred tax liabilities..............................   (144,234)   (77,508)
Valuation allowance.........................................    (42,561)   (22,698)
                                                              ---------   --------
Net deferred tax assets and (liabilities)...................  $ (27,698)  $ 37,261
                                                              =========   ========

     At December 30, 2001, the Company had net operating loss carryovers totalling approximately $110.0 million and foreign tax credits of approximately $14.0 million subject to various carryforward periods. Based on the judgement of the Company, the valuation allowance takes into consideration limitations imposed upon the use of the tax attribute carryovers and reduces the value of such items to the likely net realizeable amount.

     Current deferred tax assets of $83 million and $62 million were included in other current assets at December 30, 2001 and December 31, 2000, respectively. Long-term deferred tax liabilities of $111 million and $24 million were included in long-term liabilities at December 30, 2001 and December 31, 2000, respectively.

     In general, it is the practice and intention of the Company to reinvest the earnings of its non-U.S. subsidiaries in those operations. With the exception of APB No. 23 reserves that have specifically been identified as relating to earnings expected to be repatriated, all earnings of foreign subsidiaries are treated as permanently reinvested.

     During the third quarter of 2001, the Company settled a U.S. Tax Court case and reached an audit settlement with the Internal Revenue Service. As a result, the Company received $2.5 million as a reduction to its 2001 full year tax expense.

NOTE 6:  DISCONTINUED OPERATIONS

     In June 2002, the Company completed the sale of its Security and Detection Systems business for cash consideration of approximately $100 million and a net working capital adjustment, the amount of which has yet to be finalized. A net pre-tax gain of $18.0 million was recorded pursuant to this transaction in the second quarter of 2002 as a gain on the disposition of a discontinued operation. The Company has accounted for its Security and Detection Systems business as a discontinued operation in accordance with APB No. 30, and accordingly, the results of operations and related cash flows of this business through the disposal date have been segregated from continuing operations and reported as a separate line on the Company's Consolidated Income Statements. The assets and liabilities of the Security and Detection Systems business are reflected within the assets and liabilities from discontinued operations in the accompanying Consolidated Balance Sheets for the periods prior to its sale and the resulting gain from the sale is presented as a component of net income within dispositions of discontinued operations, net of income tax on the Company's Consolidated Income Statements.

     During June 2002, the Company approved separate plans to shutdown its Telecommunications Components and sell its Entertainment Lighting businesses as part of its continued efforts to focus on higher growth opportunities. The results of these businesses were previously reported as part of the Optoelectronics segment. The Company has accounted for these businesses as discontinued operations in accordance with SFAS No. 144, and accordingly, has presented the results of operations and related cash flows of these businesses as discontinued operations for all periods presented. The assets and liabilities of these disposal groups have been presented separately and are reflected within the assets and liabilities from discontinued operations in the accompanying Consolidated Balance Sheets.

     Summary operating results of the discontinued operations of the Security and Detection Systems, Telecommunications Components and Entertainment Lighting businesses (through December 30, 2001) were as follows:

                                                                2001       2000
                                                              --------   --------
                                                                (IN THOUSANDS)
Sales.......................................................  $ 76,424   $157,285
Costs and expenses..........................................    83,620    150,547
                                                              --------   --------
Operating (loss) income from discontinued operations........    (7,196)     6,738
Other expense...............................................     6,124      8,994
                                                              --------   --------
Loss from discontinued operations before income taxes.......   (13,320)    (2,256)
(Benefit)/provision for income taxes........................    (3,960)     2,047
                                                              --------   --------
Loss from discontinued operations, net of income taxes......  $ (9,360)  $ (4,303)
                                                              ========   ========

NOTE 7:  EARNINGS PER SHARE

     Basic earnings per share was computed by dividing net income by the weighted-average number of common shares outstanding during the year. Diluted earnings per share was computed by dividing net income by the weighted-average number of common shares outstanding plus all potentially dilutive common shares outstanding, primarily shares issuable upon the exercise of stock options using the treasury stock method. The following table reconciles the number of shares utilized in the earnings per share calculations:

                                                               2001      2000
                                                              -------   -------
                                                               (IN THOUSANDS)
Number of common shares -- basic............................  103,687    98,212
Effect of dilutive securities
  Stock options.............................................    2,700     4,022
  Restricted shares and other...............................      872        44
                                                              -------   -------
Number of common shares -- diluted..........................  107,259   102,278
                                                              =======   =======

     Options to purchase 8 million and 0.1 million shares of common stock were not included in the computation of diluted earnings per share for 2001 and 2000, respectively, because the options' exercise prices were greater than the average market price of the common shares and thus their effect would have been antidilutive. Additionally, the Company's zero coupon senior convertible debentures (see Note 13) are convertible into 10.8 million shares of the Company's common stock at December 30, 2001 at approximately $44.00 per share. Conversion of the debentures was not assumed in the computation of diluted earnings per share for 2001 and 2000 because the effect of assumed conversion would have been antidilutive.

NOTE 8:  ACCOUNTS RECEIVABLE

     Accounts receivable were net of reserves for doubtful accounts of $13.0 million and $13.3 million as of December 30, 2001 and December 31, 2000 respectively.

     During 2001, the Company established a wholly owned consolidated subsidiary to fund, on a revolving basis, certain of the Company's accounts receivable balances and simultaneously sell an undivided interest in this pool of receivables to a financial institution. As collections reduce the balance of sold accounts receivable, new receivables are sold. The Company's consolidated subsidiary retains the risk of credit loss on the receivables and accordingly, the full amount of the allowance for doubtful accounts has been provided for on the Company's balance sheet. Under the terms of this arrangement, the Company retains collection and administrative responsibilities for the balances. The facility is renewable by mutual agreement of the parties on an annual basis and has an effective interest rate of approximately LIBOR plus 30 basis points. Amounts funded under this facility during 2001 approximated $37 million. This amount has reduced the outstanding receivable balance. The facility includes conditions that require the Company to maintain a corporate credit rating of BB or above as defined by Standard & Poor's Rating Services, and Ba2 or above as defined by Moody's Investors Service. At November 22, 2002 the Company had a senior unsecured credit rating of BBB- from Standard & Poor's Rating Services, which is currently under review, and of Ba2 with a stable outlook from Moody's Investors Service.

NOTE 9:  INVENTORIES

     Inventories as of December 30, 2001 and December 31, 2000 consisted of the following:

                                                                2001       2000
                                                              --------   --------
                                                                (IN THOUSANDS)
Raw materials...............................................  $ 76,085   $ 71,140
Work in progress............................................    60,872     48,378
Finished goods..............................................   107,884     77,307
                                                              --------   --------
                                                              $244,841   $196,825
                                                              ========   ========

NOTE 10:  PROPERTY, PLANT AND EQUIPMENT

     Property, plant and equipment, at cost, as of December 30, 2001 and December 31, 2000 consisted of the following:

                                                                2001       2000
                                                              --------   --------
                                                                (IN THOUSANDS)
Land........................................................  $ 25,542   $ 26,058
Building and leasehold improvements.........................   140,100    143,046
Machinery and equipment.....................................   364,685    364,617
                                                              --------   --------
                                                              $530,327   $533,721
                                                              ========   ========

NOTE 11:  INVESTMENTS

     Investments as of December 30, 2001 and December 31, 2000 consisted of the following:

                                                               2001      2000
                                                              -------   -------
                                                               (IN THOUSANDS)
Marketable securities.......................................  $15,716   $21,936
Joint venture and other investments.........................    2,481     4,290
                                                              -------   -------
                                                              $18,197   $26,226
                                                              =======   =======

     Marketable securities include equity and fixed-income securities held to meet obligations associated with the supplemental executive retirement plan. As of December 30, 2001, the fixed-income securities held within marketable securities had maturities of between 3 and 30 years.

     The net unrealized holding gain (loss) on marketable securities, net of deferred income taxes, reported as a component of accumulated other comprehensive income (loss) in stockholders' equity, was a $1.4 million loss and a $0.9 million gain at December 30, 2001 and December 31, 2000, respectively.

     Marketable securities classified as available for sale as of December 30, 2001 and December 31, 2000 consisted of the following:

                                                             GROSS UNREALIZED HOLDING
                                                  MARKET    ---------------------------
                                                   VALUE     COST     GAINS    (LOSSES)
                                                  -------   -------   ------   --------
2001
  Common stocks.................................  $ 8,865   $10,864   $   32   $(2,031)
  Fixed-income securities.......................    6,098     6,066       32        --
  Other.........................................      753       766       --       (13)
                                                  -------   -------   ------   -------
                                                  $15,716   $17,696   $   64   $(2,044)
                                                  =======   =======   ======   =======
2000
  Common stocks.................................  $17,356   $16,021   $1,689   $  (354)
  Fixed-income securities.......................    4,143     4,074       69        --
  Other.........................................      437       492       --       (55)
                                                  -------   -------   ------   -------
                                                  $21,936   $20,587   $1,758   $  (409)
                                                  =======   =======   ======   =======

NOTE 12:  INTANGIBLE ASSETS

     Intangible assets consist mainly of goodwill from acquisitions accounted for using the purchase method of accounting, representing the excess of cost over the fair market value of the net assets of the acquired businesses. Goodwill, net of accumulated amortization, was $1,034 million and $620 million at December 30, 2001 and December 31, 2000, respectively. Other identifiable intangible assets from acquisitions include patents, trademarks, trade names and developed technology and are being amortized over periods of 10-40 years. Other identifiable intangible assets, net of accumulated amortization, were $496 million and $258 million at December 30, 2001 and December 31, 2000, respectively. Intangible assets as of December 30, 2001 and December 31, 2000 were as follows:

                                                                 2001        2000
                                                              ----------   --------
                                                                 (IN THOUSANDS)
Goodwill....................................................  $1,109,041   $672,878
Other identifiable intangible assets........................     532,127    297,431
                                                              ----------   --------
                                                               1,641,168    970,309
Less: accumulated amortization..............................    (111,115)   (92,463)
                                                              ----------   --------
                                                              $1,530,053   $877,846
                                                              ==========   ========

     As previously discussed, the issuance of SFAS No. 142 resulted in the discontinuance of amortization goodwill and indefinite lived intangible effective December 31, 2001. Instead, these items will be tested on an annual basis for potential impairment by comparing the carrying value to the fair value of the reporting unit to which they are assigned. The impact of the adoption of SFAS No. 142 was an impairment charge totaling $117.8 million, which was recorded in January 2002.

NOTE 13:  DEBT

     Short-term debt at December 30, 2001 was $126.0 million, principally consisting of the notes assumed as part of the Packard transaction, which are discussed below. There were no commercial paper borrowings outstanding at December 30, 2001. Short-term debt at December 31, 2000 was $185.4 million and was comprised primarily of commercial paper borrowings. The weighted average interest rate on the commercial paper borrowings was 4.4% and 6.7%, during 2001 and 2000, respectively. Weighted average maturities were 20 days or less during 2001 and 60 days or less during 2000.

     The Company maintains two unsecured credit facilities. Both facilities were amended in September 2002. Prior to their amendment, the facilities consisted of a $270 million 364-day revolving credit facility (the "364-day facility") which will expire in March 2003, and a $100 million 5-year revolving credit facility (the "5-year facility") which will expire in March 2006. Borrowings outstanding under the 364-day facility at maturity may be converted, at the Company's option, into a one-year term note due in March 2004, subject to the Company's compliance with the facility's financial covenants.

     During September 2002, the Company significantly amended both facilities as follows:

     - the borrowing capacity under the 364-day facility was reduced from $270 million to $200 million;

     - provisions were added that would further reduce the borrowing capacity under the 364-day facility in amounts equal to:

       (A) 100% of any amounts used by the Company to repurchase zero coupon convertible debentures; and

       (B) 50% of the net proceeds received by the Company from future asset sales and capital market transactions, up to a maximum reduction of $100 million (which maximum will be increased, on a dollar-for-dollar basis, for every dollar of zero coupon convertible debentures repurchased by the Company) pursuant to this provision;

     - the spread over LIBOR on borrowings under the facilities increased by
       37.5 basis points;

     - the definition of EBITDA was clarified to exclude certain non-operating items; and

     - a new consolidated indebtedness leverage ratio was added.

     At December 30, 2001 and December 31, 2000, long-term debt was $598.1 million and $583.3 million, respectively. Included in these amounts are $115 million of unsecured ten-year notes issued in October 1995, which carry an interest rate of 6.8% and mature in 2005. During the fourth quarter of 2001, this fixed rate was swapped to a floating rate, resulting in an all-in cost of funds of 4.46% during 2001, an annualized reduction of 2.34% from the fixed rate. This interest rate swap instrument resets semi-annually in arrears based upon six month USD LIBOR. The fair value of this instrument as of December 30, 2001 was $(2.3) million, which is offset by a corresponding gain on the underlying bond. Other long term debt includes zero coupon senior convertible debentures described below which had a $483 million accreted value at 2001 and a $468 million accreted value at 2000. The carrying amount of the unsecured ten-year notes and senior subordinated ten-year notes approximated the estimated fair value at December 30, 2001, based on a quoted market price. The estimated fair value of the convertible debentures approximated $512 million at December 30, 2001, also based on a quoted market price.

     In August 2000, the Company sold zero coupon senior convertible debentures with an aggregate purchase price of $460 million. The Company used the offering's net proceeds of approximately $448 million to repay a portion of its commercial paper borrowings, which had been increased temporarily to finance the NEN acquisition. Deferred issuance costs of $12 million were recorded as a noncurrent asset and are being amortized over three years. The debentures, which were offered by a prospectus supplement pursuant to the Company's effective shelf registration statement, are due August 2020, and were priced with a yield to maturity of 3.5%. At maturity, the Company is required to repay $921 million, comprised of $460 million of original purchase price plus accrued original issue discount. The Company may redeem some or all of the debentures at any time on or after August 7, 2003 at a redemption price equal to the issue price plus the accrued original issue discount through the redemption date. Holders of the debentures may require the Company to repurchase some or all of the debentures in August 2003 and August 2010, or at any time when there is a change in control of the Company, as is customary and ordinary for debentures of this nature, at a repurchase price equal to the initial price to the public plus the accrued original issue discount through the date of the repurchase. The debentures are convertible into

10.8 million shares of the Company's common stock at December 30, 2001 at approximately $44.00 per share.

     During the September 2002, the Company repurchased a portion of its zero coupon convertible debentures due 2020 with a carrying amount of approximately $91.8 million for approximately $84.4 million. These transactions resulted in a gain of approximately $6.7 million net of a pro rata portion of deferred issuance costs.

     In November 2001, the Company completed its acquisition of Packard BioScience Company and assumed $118 million of senior subordinated ten-year notes issued in March 1997 at an interest rate of 9.375%. The Company redeemed the notes on March 1, 2002 at a rate of 104.688% in accordance with the indenture dated as of March 4, 1997. As a result, the Company recognized a pre-tax loss on the retirement of this debt totaling $5.5 million.

     On November 22, 2002, the Company launched a tender offer to retire the $115 million outstanding principal on the ten-year notes.

NOTE 14:  ACCRUED EXPENSES

     Accrued expenses as of December 30, 2001 and December 31, 2000 consisted of the following:

                                                                2001       2000
                                                              --------   --------
                                                                (IN THOUSANDS)
Payroll and incentives......................................  $ 34,580   $ 45,940
Employee benefits...........................................    43,513     46,952
Federal, non-U.S. and state income taxes....................    83,067     42,480
Other accrued operating expenses............................   266,390    194,299
                                                              --------   --------
                                                              $427,550   $329,671
                                                              ========   ========

NOTE 15:  EMPLOYEE BENEFIT PLANS

     Except where noted otherwise, the following employee benefit plan disclosures include amounts and information, on a combined basis, for both the continuing and discontinued operations of the Company.

     Savings Plan: The Company has a savings plan for the benefit of qualified U.S. employees. Under this plan, for all business units except those within Life Sciences, the Company contributes an amount equal to the lesser of 55% of the amount of the employee's voluntary contribution or 3.3% of the employee's annual compensation. For Life Sciences, the Company contributes an amount equal to the lesser of 100% of the employee's voluntary contribution or 5.0% of the employee's annual compensation. Savings plan expense charged to continuing operations was $5.8 million in 2001 and $4.2 million in 2000.

     Pension Plans: The Company has defined benefit pension plans covering substantially all U.S. employees except those employed by Life Sciences and non-U.S. pension plans for non-U.S. employees. The U.S. defined benefit pension plans were closed to new hires effective January 31, 2001. The plans provide benefits that are based on an employee's years of service and compensation near retirement. Assets of the U.S. plan are comprised primarily of equity and debt securities.

     Net periodic pension cost included the following components:

                                                                2001       2000
                                                              --------   --------
                                                                (IN THOUSANDS)
Service cost................................................  $  6,860   $  7,830
Interest cost...............................................    19,011     19,315
Expected return on plan assets..............................   (23,235)   (20,588)
Net amortization and deferral...............................      (460)      (486)
                                                              --------   --------
                                                              $  2,176   $  6,071
                                                              ========   ========

     The following table sets forth the changes in the funded status of the principal U.S. pension plan and the principal non-U.S. pension plans and the amounts recognized in the Company's consolidated balance sheets as of December 30, 2001 and December 31, 2000.

                                                    2001                  2000
                                             -------------------   -------------------
                                             NON-U.S.     U.S.     NON-U.S.     U.S.
                                             --------   --------   --------   --------
                                                          (IN THOUSANDS)
Actuarial present value of benefit
  obligations:
Accumulated benefit obligations............  $111,610   $157,573   $112,940   $162,809
                                             ========   ========   ========   ========
Projected benefit obligations at beginning
  of year..................................  $123,386   $174,351   $141,552   $171,106
Service cost...............................     2,020      4,840      3,206      4,624
Interest cost..............................     7,054     11,957      7,119     12,196
Benefits paid and plan expenses............    (5,535)   (13,077)    (5,607)    (9,677)
Participants' contributions................       540         --        194         --
Actuarial loss (gain)......................     4,616     (9,974)   (12,831)    (3,898)
Plan Amendments............................        --       (861)        --         --
Effect of exchange rate changes............    (6,778)        --    (10,210)        --
Dispositions...............................        --         --    (17,584)        --
Curtailment gain -- discontinued
  operations...............................    (2,672)        --         --         --
Acquisitions...............................     2,229         --     17,547         --
                                             --------   --------   --------   --------
Projected benefit obligations at end of
  year.....................................   124,860    167,236    123,386    174,351
                                             --------   --------   --------   --------
Fair value of plan assets at beginning of
  year.....................................    48,737    230,347     35,560    254,535
Actual return on plan assets...............    (5,228)    (8,685)     4,067    (14,038)
Benefits paid and plan expenses............    (5,535)   (13,077)    (5,607)    (9,677)
Employer contribution......................     5,133         --      4,437         --
Participant contribution...................       540         --        194         --
Effect of exchange rate changes............    (1,700)        --     (2,841)        --
Transfer out -- discontinued operations....        --         --     12,927       (473)
                                             --------   --------   --------   --------
Fair value of plan assets at end of year...    41,947    208,585     48,737    230,347
                                             --------   --------   --------   --------
Plan assets less (greater) than projected
  benefit obligations......................    82,913    (41,349)    74,649    (55,996)
Unrecognized net transition asset
  (obligation).............................      (277)        --       (322)       512
Unrecognized net prior service costs.......      (379)       623       (410)       (52)
                                             --------   --------   --------   --------
Unrecognized net gain (loss)...............     1,184      1,428      7,441     19,469
                                             --------   --------   --------   --------
Accrued pension liability (asset)..........  $ 83,441   $(39,298)  $ 81,358   $(36,067)
                                             ========   ========   ========   ========

                                                    2001                  2000
                                             -------------------   -------------------
                                             NON-U.S.     U.S.     NON-U.S.     U.S.
                                             --------   --------   --------   --------
                                                          (IN THOUSANDS)
Actuarial assumptions as of the year-end
  measurement date:
Discount rate..............................       5.7%       7.5%       6.0%       7.5%
Rate of compensation increase..............       3.4%       4.5%       3.4%       4.5%
Expected rate of return on assets..........       7.9%       9.0%       7.9%       9.0%

     Non-U.S. accrued pension liabilities classified as long-term liabilities totaled $80 million and $86 million as of December 30, 2001 and December 31, 2000, respectively. The U.S. pension asset was classified as other noncurrent assets.

     The Company also sponsors a supplemental executive retirement plan to provide senior management with benefits in excess of normal pension benefits. Effective July 31, 2000, this plan was closed to new entrants. At December 30, 2001 and December 31, 2000, the projected benefit obligations were $16.5 million and $16.4 million, respectively. Assets with a fair value of $8.0 million and $9.2 million segregated in a trust, were available to meet this obligation as of December 30, 2001 and December 31, 2000, respectively. Pension expense for this plan was approximately $1.1 million in 2001 and $2.0 million in 2000.

     Postretirement Medical Plans: The Company provides health care benefits for eligible retired U.S. employees under a comprehensive major medical plan or under health maintenance organizations where available. The majority of the Company's U.S. employees become eligible for retiree health benefits if they retire directly from the Company and have at least ten years of service. Generally, the major medical plan pays stated percentages of covered expenses after a deductible is met and takes into consideration payments by other group coverages and by Medicare. The plan requires retiree contributions under most circumstances and has provisions for cost-sharing charges. Effective January 1, 2000, this plan was closed to new hires. For employees retiring after 1991, the Company has capped its medical premium contribution based on employees' years of service. The Company funds the amount allowable under a 401(h) provision in the Company's defined benefit pension plan. Assets of the plan are comprised primarily of equity and debt securities.

     Net periodic post-retirement medical benefit cost (credit) included the following components:

                                                               2001      2000
                                                              -------   -------
                                                               (IN THOUSANDS)
Service cost................................................  $   207   $   232
Interest cost...............................................      646       992
Expected return on plan assets..............................   (1,062)   (1,219)
Net amortization and deferral...............................     (674)   (1,516)
                                                              -------   -------
                                                              $  (883)  $(1,511)
                                                              =======   =======

     The following table sets forth the changes in the postretirement medical plan's funded status and the amounts recognized in the Company's consolidated balance sheets at December 30, 2001 and December 31, 2000.

                                                               2001      2000
                                                              -------   -------
                                                               (IN THOUSANDS)
Actuarial present value of benefit obligations
Retirees....................................................  $10,651   $10,379
Active employees eligible to retire.........................      400       371
Other active employees......................................    2,804     2,117
                                                              -------   -------
Accumulated benefit obligations at beginning of year........   13,855    12,867
                                                              -------   -------
Service cost................................................      207       232
Interest cost...............................................      646       992
Benefits paid...............................................     (905)   (1,196)
Actuarial loss..............................................    1,315       430
Plan adjustments............................................   (6,109)      530
Curtailment gain -- discontinued operations.................     (115)       --
                                                              -------   -------
Change in accumulated benefit obligations during the year...   (4,961)      988
                                                              -------   -------
Retirees....................................................    5,720    10,651
Active employees eligible to retire.........................      422       400
Other active employees......................................    2,752     2,804
                                                              -------   -------
Accumulated benefit obligations at end of year..............    8,894    13,855
Fair value of plan assets at beginning of year..............   12,254    14,474
Actual return on plan assets................................     (422)     (590)
Benefits paid and plan expenses.............................   (1,377)   (1,630)
                                                              -------   -------
Fair value of plan assets at end of year....................   10,455    12,254
Fair value of plan assets (greater) less than accumulated
  benefit obligations.......................................   (1,561)    1,601
Unrecognized prior service costs............................    4,705      (489)
Unrecognized net gain.......................................    2,347     4,614
                                                              -------   -------
Accrued post-retirement medical liability...................  $ 5,491   $ 5,726
                                                              =======   =======
Actuarial assumptions as of the year-end measurement date
  Discount rate.............................................      7.5%      7.5%
  Expected rate of return on assets.........................      9.0%      9.0%
Healthcare cost trend rate:
First year..................................................     *          8.0%
Ultimate....................................................     *          5.5%
Time to reach ultimate......................................     *      3 years

---------------

* In 2001, the Company moved entirely to a defined dollar plan. Accordingly, such assumptions are no longer applicable.

     The accrued postretirement medical liability included $4.5 million and $4.7 million classified as long-term liabilities as of December 30, 2001 and December 31, 2000, respectively.

     Deferred Compensation Plans: During 1998, the Company implemented certain nonqualified deferred compensation programs that provide benefits payable to officers and certain key employees or their designated beneficiaries at specified future dates, upon retirement or death. Benefit payments under these plans are funded by a combination of contributions from participants and the Company. In 2000, this plan was extended to cover members of the Board of Directors.

NOTE 16:  COMMITMENTS AND CONTINGENCIES

     The Company is subject to various claims, legal proceedings and investigations covering a wide range of matters that arise in the ordinary course of its business activities. Each of these matters is subject to various uncertainties, and it is possible that some of these matters may be resolved unfavorably to the Company. The Company has established accruals for matters that are probable and reasonably estimable. Management believes that any liability that may ultimately result from the resolution of these matters in excess of amounts provided will not have a material adverse effect on the financial position, results of operations, cash flows of the Company.

     The Company and certain officers have been named as defendants in a class action lawsuit in which the plaintiffs have alleged various statements made by the Company and management were misleading with respect to the Company's prospects and future operating results. The Company believes it has meritorious defenses to the lawsuits and intends to contest the actions vigorously. The Company is currently unable, however, to reasonably estimate the amount of the loss, if any, that may result from resolution of these matters.

     In addition, the Company is conducting a number of environmental investigations and remedial actions at current and former Company locations and, along with other companies, has been named a potentially responsible party (PRP) for certain waste disposal sites. The Company accrues for environmental issues in the accounting period that the Company's responsibility is established and when the cost can be reasonably estimated. The Company has accrued $12.1 and $8.8 million as of December 30, 2001 and December 31, 2000, respectively, representing management's estimate of the total cost of ultimate disposition of known environmental matters. Such amount is not discounted and does not reflect the recovery of any amounts through insurance or indemnification arrangements. These cost estimates are subject to a number of variables, including the stage of the environmental investigations, the magnitude of the possible contamination, the nature of the potential remedies, possible joint and several liability, the timeframe over which remediation may occur and the possible effects of changing laws and regulations. For sites where the Company has been named a PRP, management does not currently anticipate any additional liability to result from the inability of other significant named parties to contribute. The Company expects that such accrued amounts could be paid out over a period of up to five years. As assessments and remediation activities progress at each individual site, these liabilities are reviewed and adjusted to reflect additional information as it becomes available. There have been no environmental problems to date that have had or are expected to have a material effect on the Company's financial position or results of operations. While it is reasonably possible that a material loss exceeding the amounts recorded may have been incurred, the preliminary stages of the investigations make it impossible for the Company to reasonably estimate the range of potential exposure.

NOTE 17:  STOCKHOLDERS' EQUITY

     Stock-Based Compensation: Under the 2001 Incentive Plan, 8.8 million additional shares of the Company's common stock were made available for option grants, restricted stock awards, performance units and other stock-based awards. Under the 1999 Incentive Plan, 7.0 million additional shares of the Company's common stock were made available for similar stock-based awards. At December 30, 2001, 3.6 million shares of the Company's common stock were reserved for employee benefit plans.

     The Company has nonqualified and incentive stock option plans for officers and key employees. Under these plans, options may be granted at prices not less than 100% of the fair market value on the date of grant. Options expire 7-10 years from the date of grant, and options granted become exercisable, in ratable installments, over periods of 3-5 years from the date of grant. The Compensation Committee of the Board of Directors, at its sole discretion, may also include stock appreciation rights in any option granted. There are no stock appreciation rights outstanding under these plans.

     The following table summarizes stock option activity for the two years ended December 30, 2001:

                                                   2001                        2000
                                         -------------------------   -------------------------
                                         NUMBER OF     WEIGHTED-     NUMBER OF     WEIGHTED-
                                          SHARES     AVERAGE PRICE    SHARES     AVERAGE PRICE
                                         ---------   -------------   ---------   -------------
                                                         (SHARES IN THOUSANDS)
Outstanding at beginning of year.......    9,650        $19.52         9,144        $11.77
Granted................................    9,315         30.31         5,564         25.39
Exercised..............................   (2,073)        12.41        (3,724)        10.12
Lapsed.................................     (907)        28.85        (1,334)        15.51
                                          ------        ------        ------        ------
Outstanding at end of year.............   15,985        $26.25         9,650        $19.52
                                          ======        ======        ======        ======
Exercisable at end of year.............    5,567        $17.43         2,490        $12.71

     The following table summarizes information about stock options outstanding at December 30, 2001:

                                                  OPTIONS OUTSTANDING                  OPTIONS EXERCISABLE
                                           ----------------------------------   ----------------------------------
ACTUAL RANGE OF             NUMBER         WEIGHTED-AVERAGE      WEIGHTED-           NUMBER           WEIGHTED-
EXERCISE PRICES         OUTSTANDING AT         REMAINING          AVERAGE        EXERCISABLE AT        AVERAGE
150% INCREMENT         DECEMBER 30, 2001   CONTRACTUAL LIFE    EXERCISE PRICE   DECEMBER 30, 2001   EXERCISE PRICE
---------------        -----------------   -----------------   --------------   -----------------   --------------
$ 1.56 -- 1.57.......          3,860              2.0              $ 1.56               3,860           $ 1.56
$ 3.11 -- 4.23.......         92,384              3.0              $ 4.08              92,384           $ 4.08
$ 4.67 -- 5.28.......         30,249              3.9              $ 4.68              30,249           $ 4.68
$ 7.04 -- 10.16......        795,594              4.7              $ 8.64             711,934           $ 8.52
$10.77 -- 16.00......      2,955,190              6.0              $13.85           2,187,126           $13.77
$16.59 -- 24.15......      3,081,083              6.6              $19.81           1,921,203           $19.79
$25.05 -- 37.17......      6,806,840              6.3              $30.42             407,574           $29.36
$37.98 -- 56.59......      2,168,844              6.5              $46.19             179,649           $46.75
$57.22 -- 67.92......         51,248              7.7              $58.32              32,584           $58.32
                          ----------              ---              ------           ---------           ------
 $1.56 -- 67.92......     15,985,292              6.2              $26.25           5,566,563           $17.43

     During 2001, approximately 6,071,000 and 1,190,000 options were granted pursuant to the 2001 Incentive Plan and the 1999 Incentive Plan, respectively, at exercise prices ranging from $23.84 per share to $50.28 per share. The remaining options granted during 2001 were done so principally under plans associated with Packard. At December 30, 2001, there were 3,491,000 common shares available for grant under active equity plans.

     The weighted-average fair values of options granted during 2001 and 2000 were $14.40 and $9.91, respectively. The values were estimated on the date of grant using the Black-Scholes option-pricing model. The following weighted-average assumptions were used in the model:

                                                              2001       2000
                                                              ----       ----
Risk-free interest rate.....................................  4.5%       6.5%
Expected dividend yield.....................................  1.0%       2.0%
Expected lives..............................................  4.0 years  3.7 years
Expected stock volatility...................................   50%        46%

     In April 1999, the Company's stockholders approved the 1998 Employee Stock Purchase Plan, whereby participating employees currently have the right to purchase common stock at a price equal to 85% of the lower of the closing price on the first day or the last day of the six-month offering period. The number of shares which an employee may purchase, subject to certain aggregate limits, is determined by the employee's voluntary contribution, which may not exceed 10% of base compensation. During 2001, the Company issued 449,082 shares under this plan at a weighted-average price of $23.40 per share. During 2000, the Company issued 420,534 shares under this plan at a weighted-average price of $21.82 per share. There remains available for sale to employees an aggregate of 3.4 million shares of the Company's stock out of 5 million shares authorized by the stockholders.

     The following table discloses pro forma net income and diluted earnings per share had compensation cost for the Company's stock-based compensation plans been determined based on the fair value approach:

                                                                2001        2000
                                                              ---------   ---------
                                                              (IN THOUSANDS EXCEPT
                                                                 PER SHARE DATA)
Net income:
  As reported...............................................   $34,505     $90,520
  Pro forma.................................................     8,216      77,635
Diluted earnings per share
  As reported...............................................   $  0.32     $  0.89
  Pro forma.................................................   $  0.08     $  0.76

     Pro forma compensation cost may not be representative of that to be expected in future years since the estimated fair value of stock options is amortized to expense over the vesting period, and additional options may be granted in future years.

     Employee Stock Purchase Plan: The Company has an Employee Stock Purchase Plan, whereby participating employees have the right to purchase common stock at a price equal to 85% of the lower of the closing price on the first day or the last day of the six-month offering period. The number of shares which an employee may purchase, subject to certain aggregate limits, is determined by the employee's voluntary contribution which may not exceed 10% of base compensation.

     Other: The Company has granted restricted stock awards to certain executive employees and directors which contain vesting provisions tied to certain Company performance metrics. The shares available under these awards are a component of the Company's 1999 Incentive Plan. The compensation associated with the fair value of these awards is charged to expense over the period that the performance targets are expected to be achieved. During 2001 and 2000, $3.5 million and $4.2 million, respectively, was charged to expense related to the restricted shares awarded under this program. The total number of common shares outstanding and subject to forfeiture under the restricted stock program totaled 400,000 at December 30, 2001 and 390,000 at December 31, 2000.

     Shareholder Rights Plan: Under a Shareholder Rights Plan, preferred stock purchase rights were distributed on February 8, 1995 as a dividend at the rate of one right for each share of common stock outstanding. Each right, when exercisable, entitles a stockholder to purchase one one-thousandth of a share of a new series of junior participating preferred stock at a price of $30. The rights become exercisable only if a person or group acquires 20% or more or announces a tender or exchange offer for 30% or more of the Company's common stock. This preferred stock is nonredeemable and will have 1,000 votes per share. The rights are nonvoting, expire in 2005 and may be redeemed prior to becoming exercisable. The Company has reserved 70,000 shares of preferred stock, designated as Series C Junior Participating Preferred Stock, for issuance upon exercise of such rights. If a person (an Acquiring Person) acquires or obtains the right to acquire 20% or more of the Company's outstanding common stock (other than pursuant to certain approved offers), each right (other than rights held by the Acquiring Person) will entitle the holder to purchase shares of common stock of the Company at one-half of the current market price at the date of occurrence of the event. In addition, in the event that the Company is involved in a merger or other business combination in which it is not the surviving corporation or in connection with which the Company's common stock is changed or converted, or it sells or transfers 50% or more of its assets or earning power to another person, each right that has not previously been exercised will entitle its holder to purchase shares of common stock of such other person at one-half of the current market price of such common stock at the date of the occurrence of the event.

     Comprehensive Income: The components of accumulated other comprehensive income (loss) were as follows:

                                  FOREIGN                                            ACCUMULATED
                                 CURRENCY     UNREALIZED GAINS   UNREALIZED GAINS       OTHER
                                TRANSLATION    ON DERIVATIVE       (LOSSES) ON      COMPREHENSIVE
                                ADJUSTMENTS     INSTRUMENTS         SECURITIES      INCOME (LOSS)
                                -----------   ----------------   ----------------   -------------
                                                         (IN THOUSANDS)
Balance, January 3, 2000......   $(14,461)         $   --            $   421          $(14,040)
Current year change...........    (25,484)             --                482           (25,002)
                                 --------          ------            -------          --------
Balance, December 31, 2000....    (39,945)             --                903           (39,042)
Current year change...........   $(20,976)         $1,407            $(2,329)         $(21,898)
                                 --------          ------            -------          --------
Balance, December 30, 2001....   $(60,921)         $1,407            $(1,426)         $(60,940)
                                 ========          ======            =======          ========

     The tax effects related to each component of other comprehensive income
(loss) were as follows:

                                                   TAX BEFORE-TAX   (PROVISION)   AFTER-TAX
                                                       AMOUNT         BENEFIT      AMOUNT
                                                   --------------   -----------   ---------
                                                                (IN THOUSANDS)
2001
Foreign currency translation adjustments.........     $(20,976)       $   --      $(20,976)
Unrealized gains on derivative instruments.......        1,407            --         1,407
Unrealized gains (losses) on securities:
  Losses arising during the period...............       (3,709)        1,271        (2,438)
  Reclassification adjustment for realized losses
     included in net income......................          167           (58)          109
                                                      --------        ------      --------
Net unrealized losses on securities..............       (3,542)        1,213        (2,329)
                                                      --------        ------      --------
Other comprehensive income (loss)................     $(23,111)       $1,213      $(21,898)
                                                      ========        ======      ========
2000
Foreign currency translation adjustments.........     $(25,484)       $   --      $(25,484)
Unrealized gains on securities:
  Gains arising during the period................          673          (192)          481
  Reclassification adjustment for realized losses
     included in net income......................            1            --             1
                                                      --------        ------      --------
Net unrealized gains.............................          674          (192)          482
                                                      --------        ------      --------
Other comprehensive income (loss)................     $(24,810)       $ (192)      (25,002)
                                                      ========        ======      ========

NOTE 18:  FINANCIAL INSTRUMENTS

     Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of temporary cash investments and accounts receivable. The Company believes it had no significant concentrations of credit risk as of December 30, 2001.

     In the ordinary course of business, the Company enters into foreign exchange contracts for periods consistent with its committed exposures to mitigate the effect of foreign currency movements on transactions denominated in foreign currencies. Transactions covered by hedge contracts include intercompany and third-party receivables and payables. The contracts are primarily in European and Asian currencies, generally have maturities that do not exceed 12 months, have no cash requirements until maturity and are recorded at fair value on the consolidated balance sheet. Credit risk and market risk are minimal as the foreign exchange instruments are contracted with major banking institutions. Gains and losses on the Company's foreign currency contracts are recognized immediately in earnings for hedges designated as fair value and, for hedges designated as cash flow, the related unrealized gains or losses are deferred as a component of other comprehensive income in the accompanying consolidated balance sheet. These deferred gains and losses are recognized in income in the period in which the underlying anticipated transaction occurs. Effectiveness of these cash flow hedges is measured utilizing the cumulative dollar offset method and is reviewed quarterly. For the year ended December 30, 2001, net losses from hedges reclassified from other comprehensive income to revenue and expense totaled $36,000. The notional amount of the outstanding foreign currency contracts was approximately $280 million as of December 30, 2001 and $190 million at December 31, 2000. At December 30, 2001, the approximate fair value for foreign currency derivative instruments designated as fair value hedges was $560,000. The approximate fair value for foreign currency derivative instruments designated as cash flow hedges was $380,000 and is recorded in other current assets with the offset to other comprehensive income. This gain will be recognized in earnings over the next 12 months. At January 1, 2001, the fair value of all derivative instruments was not significant. Accordingly, when the Company adopted the provisions of SFAS No. 133, there was no cumulative effect adjustment recorded.

NOTE 19:  LEASES

     The Company leases certain property and equipment under operating leases. Rental expense charged to continuing operations for 2001 and 2000 amounted to $20.5 million and $17.6 million, respectively. Minimum rental commitments under noncancelable operating leases are as follows: $22.2 million in 2002, $19.2 million in 2003, $16.8 million in 2004, $13.4 million in 2005, $14.1 million in 2006 and $132.7 million after 2006.

     Included in the lease commitments is a six-year operating lease agreement signed in 2000 for a facility in the Optoelectronics segment. At the end of the lease term, the Company, at its option, may: (i) renew the lease; (ii) purchase the property at a price equal to the lessor's original cost (approximately $30 million); or (iii) allow the lease to expire and cause the property to be sold. The Company's ability to cause the property to be sold depends upon its compliance with certain terms of the lease. In September 2002, the lease was amended. The effect of the amendment was to accelerate the termination date of the lease to the earlier of the sale of the Fluid Sciences business or February 28, 2003. As a result, at termination the Company either must purchase the building or secure alternative financing.

NOTE 20:  INDUSTRY SEGMENT AND GEOGRAPHIC AREA INFORMATION

     The Company's businesses are reported as three reportable segments which reflect the Company's management and structure under three strategic business units ("SBUs"). The accounting policies of the reportable segments are the same as those described in Note 1. The Company evaluates the performance of its operating segments based on operating profit. Intersegment sales and transfers are not significant.

     The operating segments and their principal products and services are:

          Life Sciences: Provider of drug discovery, genetic screening and chemical analysis tools and instrumentation used in daily applications for scientific research and clinical applications.

          Analytical Instruments: Analytical tools employing technologies such as molecular and atomic spectroscopy, high-pressure liquid chromatography, gas chromatography and thermal analysis.

          Optoelectronics: A broad spectrum of digital imaging, sensor and specialty lighting components to customers in a wide variety of industries, including the biomedical and consumer products markets.

          Fluid Sciences: Products and services providing critical sealing and fluid containment products and services for the aerospace, semiconductor and power generation markets, as well as engine lubricant testing services.

     Sales and operating profit by segment for the three years ended December 30, 2001 are shown in the table below:

                                                                 2001         2000
                                                              ----------   ----------
                                                                  (IN THOUSANDS)
LIFE SCIENCES
Sales.......................................................  $  346,110   $  221,401
Operating (loss)............................................     (46,366)      (3,636)

ANALYTICAL INSTRUMENTS
Sales.......................................................     568,373      617,699
Operating profit............................................      77,755       56,076

OPTOELECTRONICS
Sales.......................................................     380,227      447,129
Operating profit............................................      51,268       96,126

FLUID SCIENCES
Sales.......................................................     230,629      251,753
Operating profit............................................      57,272       45,071

OTHER
Sales.......................................................          --           --
Operating (loss)............................................     (10,214)     (13,779)

CONTINUING OPERATIONS
Sales.......................................................  $1,525,339   $1,537,982
Operating profit............................................  $  129,715   $  179,858

     The Company's Detection and Security Systems business (formerly included in the Analytical Instruments segment) Telecommunications Components business and Entertainment Lighting business (both formerly included in the Optoelectronics segment) are presented as discontinued operations and, therefore, are not included in the preceding table.

     Additional information relating to the Company's operating segments is as follows:

                                                   DEPRECIATION AND
                                                 AMORTIZATION EXPENSE    CAPITAL EXPENDITURES
                                                 ---------------------   ---------------------
                                                   2001        2000        2001        2000
                                                 ---------   ---------   ---------   ---------
                                                                (IN THOUSANDS)
Life Sciences..................................   $34,887     $17,719     $17,691     $16,239
Analytical Instruments.........................    17,952      21,172      32,295       3,881
Optoelectronics................................    23,182      23,839      27,892      27,323
Fluid Sciences.................................    11,036      10,664       9,242      10,895
Other..........................................     1,415         859       7,262         956
                                                  -------     -------     -------     -------
Continuing operations..........................   $88,472     $74,253     $94,382     $59,294
                                                  =======     =======     =======     =======

                                                                   TOTAL ASSETS
                                                              -----------------------
                                                                 2001         2000
                                                              ----------   ----------
                                                                  (IN THOUSANDS)
Life Sciences...............................................  $1,051,667   $  600,168
Analytical Instruments......................................     591,752      726,109
Optoelectronics.............................................     471,193      462,616
Fluid Sciences..............................................     121,040      123,096
Other.......................................................     550,117      169,204
Net current and long-term assets of discontinued
  operations................................................     184,169      179,567
                                                              ----------   ----------
                                                              $2,969,938   $2,260,760
                                                              ==========   ==========

     The following geographic area information for continuing operations includes sales based on location of external customer and net property, plant and equipment based on physical location:

                                                                 2001         2000
                                                              ----------   ----------
                                                                  (IN THOUSANDS)
U.S. .......................................................  $  731,053   $  697,992
United Kingdom..............................................      94,265       97,130
Germany.....................................................      93,117       99,342
Japan.......................................................      85,800       77,062
France......................................................      51,814       51,788
Italy.......................................................      52,475       55,047
Other non-U.S. .............................................     416,815      459,621
                                                              ----------   ----------
                                                              $1,525,339   $1,537,982
                                                              ==========   ==========

                                                              NET PROPERTY, PLANT AND
                                                                     EQUIPMENT
                                                              -----------------------
                                                                 2001         2000
                                                              ----------   ----------
                                                                  (IN THOUSANDS)
U.S. .......................................................   $160,523     $139,232
Canada......................................................     35,203       19,051
Singapore...................................................     15,600       12,002
United Kingdom..............................................     14,746       12,836
Philippines.................................................      7,960        8,646
China.......................................................      6,397        5,014
Other non-U.S. .............................................     42,195       65,661
                                                               --------     --------
                                                               $282,624     $262,442
                                                               ========     ========

             UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
      FOR THE NINE MONTHS ENDED SEPTEMBER 29, 2002 AND SEPTEMBER 30, 2001

                       PERKINELMER, INC. AND SUBSIDIARIES

                    CONDENSED CONSOLIDATED INCOME STATEMENTS
                                  (UNAUDITED)

                                                                     NINE MONTHS ENDED
                                                              -------------------------------
                                                              SEPTEMBER 29,    SEPTEMBER 30,
                                                                   2002             2001
                                                              --------------   --------------
                                                              (IN THOUSANDS EXCEPT PER SHARE
                                                                           DATA)
SALES.......................................................    $1,095,400       $1,119,358
Cost of sales...............................................       663,017          622,553
Research and development expenses...........................        64,915           61,086
Selling, general and administrative expenses................       344,253          293,329
Loss (gains) on dispositions and restructuring charges,
  net.......................................................         4,008          (13,348)
                                                                ----------       ----------
OPERATING INCOME FROM CONTINUING OPERATIONS.................        19,207          155,738
Other expense, net..........................................        26,782           23,362
                                                                ----------       ----------
Income (loss) from continuing operations before income
  taxes.....................................................        (7,575)         132,376
Provision (benefit) for income taxes........................        (2,742)          43,231
                                                                ----------       ----------
INCOME (LOSS) FROM CONTINUING OPERATIONS BEFORE EFFECT OF
  ACCOUNTING CHANGE.........................................        (4,833)          89,145
Discontinued operations:
Loss from discontinued operations, net of income tax........       (15,711)          (5,020)
Loss on disposition of discontinued operations, net of
  income tax................................................       (10,966)              --
                                                                ----------       ----------
Net income (loss) before effect of accounting change........       (31,510)          84,125
Effect of accounting change, net of income tax..............      (117,800)              --
                                                                ----------       ----------
NET INCOME (LOSS)...........................................    $ (149,310)      $   84,125
                                                                ==========       ==========
BASIC EARNINGS (LOSS) PER SHARE:
  Income (loss) from continuing operations before effect of
    accounting change.......................................    $    (0.04)      $     0.89
  Discontinued operations:
  Loss from discontinued operations, net of income tax......    $    (0.13)      $    (0.05)
  Loss on disposition of discontinued operation, net of
    income tax..............................................         (0.09)              --
                                                                ----------       ----------
  Net (loss) income before effect of accounting change......         (0.25)            0.84
  Effect of accounting change, net of income tax............         (0.94)              --
                                                                ----------       ----------
  Net income (loss).........................................    $    (1.19)      $     0.84
                                                                ==========       ==========
DILUTED EARNINGS (LOSS) PER SHARE:
  Income (loss) from continuing operations before effect of
    accounting change.......................................    $    (0.04)      $     0.86
  Discontinued operations:
  Loss from discontinued operations, net of income tax......    $    (0.13)      $    (0.05)
  Loss on disposition of discontinued operations, net of
    income tax..............................................         (0.09)              --
                                                                ----------       ----------
  Net income (loss) before effect of accounting change......         (0.25)      $     0.81
  Effect of accounting change, net of income tax............         (0.94)              --
                                                                ----------       ----------
  Net income (loss).........................................    $    (1.19)      $     0.81
                                                                ==========       ==========
Weighted average shares of common stock outstanding:
  Basic.....................................................       125,335          100,636
  Diluted...................................................       125,335          104,179
Cash dividends per common share.............................    $     0.21       $     0.21

    The accompanying unaudited notes are an integral part of these condensed consolidated financial statements.

                       PERKINELMER, INC. AND SUBSIDIARIES

                     CONDENSED CONSOLIDATED BALANCE SHEETS
                                  (UNAUDITED)

                                                              SEPTEMBER 29,   DECEMBER 30,
                                                                  2002            2001
                                                              -------------   ------------
                                                                  (IN THOUSANDS EXCEPT
                                                               SHARE AND PER SHARE DATA)
Current assets:
  Cash and cash equivalents.................................   $   97,549      $  138,250
  Accounts receivable.......................................      294,651         319,063
  Inventories...............................................      221,536         244,841
  Other current assets......................................      168,457         150,686
  Current assets of discontinued operations.................       10,212          90,518
                                                               ----------      ----------
     Total current assets...................................      792,405         943,358
                                                               ----------      ----------
Property, plant and equipment:
  At cost...................................................      556,280         530,327
  Accumulated depreciation..................................     (280,006)       (247,703)
                                                               ----------      ----------
Net property, plant and equipment...........................      276,274         282,624
Investments.................................................       14,293          18,197
Intangible assets...........................................    1,446,689       1,530,053
Other assets................................................       62,497         102,055
Long-term assets of discontinued operations.................        7,157          93,651
                                                               ----------      ----------
     Total assets...........................................   $2,599,315      $2,969,938
                                                               ==========      ==========
Current liabilities:
  Short-term debt...........................................   $  153,218      $  125,984
  Accounts payable..........................................      138,260         128,952
  Accrued restructuring costs...............................       31,970          51,735
  Accrued expenses..........................................      345,697         427,550
  Current liabilities of discontinued operations............        3,684          20,814
                                                               ----------      ----------
     Total current liabilities..............................      672,829         755,035
Long-term debt..............................................      438,792         598,125
Long-term liabilities.......................................      272,599         253,164
Long-term liabilities of discontinued operations............        2,158              57
Commitments and contingencies
Stockholders' equity:
  Preferred stock -- $1 par value, authorized 1,000,000
     shares; none issued or outstanding.....................           --              --
  Common stock -- $1 par value, authorized 300,000,000
     shares; issued 145,101,000 shares at September 29, 2002
     and December 30, 2001..................................      145,101         145,101
  Capital in excess of par value............................      644,188         641,164
  Retained earnings.........................................      666,255         842,004
  Accumulated other comprehensive loss......................      (45,023)        (60,940)
  Cost of shares held in treasury -- 19,798,000 shares at
     September 29, 2002 and 20,913,000 shares at December
     30, 2001...............................................     (197,584)       (203,772)
                                                               ----------      ----------
     Total stockholders' equity.............................    1,212,937       1,363,557
                                                               ----------      ----------
     Total liabilities and stockholders' equity.............   $2,599,315      $2,969,938
                                                               ==========      ==========

    The accompanying unaudited notes are an integral part of these condensed consolidated financial statements.

                       PERKINELMER, INC. AND SUBSIDIARIES

                CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                                  (UNAUDITED)

                                                                    NINE MONTHS ENDED
                                                              -----------------------------
                                                              SEPTEMBER 29,   SEPTEMBER 30,
                                                                  2002            2001
                                                              -------------   -------------
                                                                     (IN THOUSANDS)
OPERATING ACTIVITIES:
Net (loss) income...........................................    $(149,310)      $ 84,125
Less effect of accounting change............................      117,800             --
Less net loss from discontinued operations..................       26,677          5,020
                                                                ---------       --------
(Loss) income from continuing operations....................       (4,833)        89,145
Adjustments to reconcile (loss) income from continuing
  operations to net cash provided by (used in) continuing
  operations:
Amortization of debt discount and issuance costs............       15,694         15,473
Depreciation and amortization...............................       55,849         61,917
Gains on dispositions and sales of investments, net.........       (5,335)       (17,339)
Net gain on purchase of debt................................        1,470             --
Changes in operating assets and liabilities which provided
  (used) cash, excluding effects from companies purchased
  and divested:
  Accounts receivable.......................................       38,822          3,311
  Inventories...............................................       30,326        (41,763)
  Accounts payable..........................................       10,560         (1,813)
  Accrued restructuring costs...............................      (28,856)       (27,238)
  Accrued expenses and other................................      (55,743)        (6,035)
                                                                ---------       --------
NET CASH PROVIDED BY OPERATING ACTIVITIES FROM CONTINUING
  OPERATIONS................................................       57,954         75,658
NET CASH USED IN OPERATING ACTIVITIES FROM DISCONTINUED
  OPERATIONS................................................       (6,495)       (10,542)
                                                                ---------       --------
NET CASH PROVIDED BY OPERATING ACTIVITIES...................       51,459         65,116
INVESTING ACTIVITIES:
  Capital expenditures......................................      (31,751)       (72,796)
  Proceeds from dispositions of businesses, net.............       97,494             --
  Proceeds from disposition of property, plant and
     equipment, net.........................................       28,342          6,800
  Cost of acquisitions, net of cash acquired................      (39,208)       (16,412)
  Proceeds from sale of investments, net....................        3,242          3,637
                                                                ---------       --------
NET CASH PROVIDED BY (USED IN) INVESTING ACTIVITIES FROM
  CONTINUING OPERATIONS.....................................       58,119        (78,771)
NET CASH USED IN INVESTING ACTIVITIES FROM DISCONTINUED
  OPERATIONS................................................       (5,200)       (17,077)
                                                                ---------       --------
NET CASH PROVIDED BY (USED IN) INVESTING ACTIVITIES.........       52,919        (95,848)
FINANCING ACTIVITIES:
  Increase in commercial paper borrowings...................           --         43,000
  Increase (decrease) in other debt.........................       65,202         (6,467)
  Prepayment of short-term debt.............................     (123,683)            --
  Prepayment of zero coupon convertible debt................      (84,440)            --
  Proceeds from exercise of stock options and employee stock
     purchase plans.........................................       14,062         21,657
  Purchases of common stock.................................       (1,636)        (2,171)
  Cash dividends............................................      (26,436)       (21,176)
                                                                ---------       --------
NET CASH (USED IN) PROVIDED BY FINANCING ACTIVITIES FROM
  CONTINUING OPERATIONS.....................................     (156,931)        34,843
Effect of exchange rate changes on cash and cash
  equivalents...............................................       11,852         (1,263)
                                                                ---------       --------
NET (DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS........      (40,701)         2,848
Cash and cash equivalents at beginning of period............      138,250        125,551
                                                                ---------       --------
Cash and cash equivalents at end of period..................    $  97,549       $128,399
                                                                =========       ========

    The accompanying unaudited notes are an integral part of these condensed consolidated financial statements.

                       PERKINELMER, INC. AND SUBSIDIARIES

              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                                  (UNAUDITED)

(1) BASIS OF PRESENTATION

     The consolidated financial statements included herein have been prepared by PerkinElmer, Inc. (the "Company"), without audit, pursuant to the rules and regulations of the Securities and Exchange Commission (the "SEC"). Certain information in footnote disclosures normally included in financial statements has been condensed or omitted in accordance with the rules and regulations of the SEC. These statements should be read in conjunction with the Company's Annual Report for the fiscal year ended December 30, 2001, filed on Form 10-K with the SEC (the "2001 Form 10-K"). The balance sheet amounts at December 30, 2001 in this report were extracted from the Company's audited 2001 financial statements included in the 2001 Form 10-K. Certain prior period amounts have been reclassified to conform to the current-year financial statement presentation. The assets and liabilities from businesses the Company has approved to dispose but not yet disposed, have been identified and reflected within the assets and liabilities from discontinued operations. The information reflects all adjustments that, in the opinion of management, are necessary to present fairly the Company's results of operations, financial position and cash flows for the periods indicated. All such adjustments are of a normal recurring nature with the exception of those entries resulting from discontinued operations, gains and losses on dispositions and the effect of an accounting change. The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. The results of operations for the nine months ended September 29, 2002 are not necessarily indicative of the results for the entire fiscal year.

     In June 2002, the Company approved separate plans to dispose of its Telecom Components and Entertainment Lighting businesses. The Company has accounted for these businesses as discontinued operations in accordance with Statement of Financial Accounting Standards ("SFAS") No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, ("SFAS No. 144"); which the Company adopted as of the beginning of fiscal 2002. The Company's Security and Detection Systems business, disposed of during June 2002, was approved for disposal during 2001 in accordance with Accounting Principles Board ("APB") Opinion No. 30, Reporting the Results of Operations -- Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions ("APB No. 30").

     During October 2001, the Board of Directors approved a plan to sell the Fluid Sciences business unit, at which time the business was reflected as a discontinued operation in the Company's consolidated financial statements in accordance with APB No. 30. The sale of the business has not been completed due to external market conditions. As APB No. 30 affords a one-year window for the completion of a disposition, the Company has reflected the Fluid Sciences business unit within its consolidated results from continuing operations. All periods presented have been adjusted to reflect this change.

     The consolidated financial statements included herein reflect the Company's adoption of SFAS No. 141, Business Combinations ("SFAS No. 141") and SFAS No. 142, Goodwill and Other Intangible Assets ("SFAS No. 142") as of the beginning of the 2002 fiscal year. SFAS No. 141 requires all business combinations initiated after September 29, 2001 to be accounted for using the purchase method. Under SFAS No. 142, goodwill and intangible assets with indefinite lives are no longer amortized but are reviewed annually at a minimum for potential impairment. The impact of this adoption is further discussed in Note 12.

     The consolidated financial statements included herein reflect the Company's early adoption of SFAS No. 145, Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections ("SFAS No. 145") as of July 2, 2002. Accordingly, the gains and losses resulting

                       PERKINELMER, INC. AND SUBSIDIARIES
from the Company's extinguishments of debt during the first and third quarters of 2002 have been reflected in other expense, net within the Company's consolidated income statements, as discussed in Note 6.

     On October 29, 2002, the Company announced its intention to consolidate its Life Sciences and Analytical Instruments operations into a new integrated business -- Life and Analytical Sciences. The Company expects that, as a result of the integration, certain restructuring actions may be necessary.

(2) ACQUISITIONS

     On November 13, 2001, the Company completed the acquisition of Packard BioScience Company (Packard) for an aggregate purchase price of approximately $733 million in the form of approximately 22 million of the Company's common shares and the assumption of $118 million in debt which was redeemed in March 2002 resulting in a pretax loss of $5.5 million (Note 6). Packard is a global developer, manufacturer and marketer of instruments and related consumables and services for use in drug discovery and other life sciences research and generated sales of approximately $165 million for its fiscal year ended December 31, 2000.

     Packard's operations, assumed as of the date of acquisition, are reported within the results from operations of the Life Sciences segment as of November 13, 2001 and, as a result, were not reflected in the results from operations for the three and nine months ended September 30, 2001. The acquisition was accounted for as a purchase in accordance with SFAS No. 141 and the Company has accordingly allocated the purchase price of Packard based upon the fair value of the net assets acquired and liabilities assumed. The Company expects the allocation of the purchase price to be finalized during the fourth quarter of 2002.

     Unaudited pro forma operating results for the Company from continuing operations for the nine months ended September 30, 2001, assuming the Packard acquisition was completed as of January 1, 2001, would be as follows: sales of $1,269.9 million; net income from continuing operations of $83.3 million; basic and diluted earnings of $0.68 and $0.66 per share, respectively.

     The unaudited pro forma financial information is provided for informational purposes only. It is not necessarily indicative of the Company's operating results that would have occurred had the acquisition been consummated on the date for which the consummation of the acquisition is being given effect, nor is it necessarily indicative of the Company's future operating results. The unaudited pro forma financial information does not give effect to acquisitions other than Packard, does not adjust for businesses divested and does not adjust for foreign exchange.

(3) RESTRUCTURING CHARGES

     Consistent with the strategic direction of the Company and concurrent with the reevaluation of existing restructuring plans at the time, the Company recorded a pre-tax restructuring charge of $9.2 million during the first quarter of 2002 (the "2002 plan"). The principal actions within the 2002 plan related to a workforce reduction and overhead reductions resulting from continued reorganization activities within the Life Sciences, Optoelectronics and Analytical Instruments businesses, including the closure of certain manufacturing facilities.

                       PERKINELMER, INC. AND SUBSIDIARIES

     The following table summarizes the restructuring activity for the 2002 plan during the nine months ended September 29, 2002:

                                                               NINE MONTHS
                                                                  ENDED
                                                              SEPTEMBER 29,
                                                                  2002
                                                              -------------
                                                              (IN MILLIONS)
Accrued restructuring costs at beginning of period..........      $  --
Additions...................................................        9.2
Payments....................................................       (8.0)
                                                                  -----
Accrued restructuring costs at September 29, 2002...........      $ 1.2
                                                                  =====

     The Company recorded a pre-tax restructuring charge of $9.2 million during the fourth quarter of 2001 as a result of the continued efforts to restructure certain businesses to further improve performance (the "2001 plan"). The principal actions in the restructuring plans related to employee separation costs associated with the consolidation of certain European general and managerial functions within both Life Sciences and Analytical Instruments segments, as well as costs associated with the closure of certain facilities and the disposal of related assets. Details of this plan are discussed more fully in the Company's 2001 Form 10-K.

     The following table summarizes the restructuring activity for the 2001 plan during the nine months ended September 29, 2002:

                                                               NINE MONTHS
                                                                  ENDED
                                                              SEPTEMBER 29,
                                                                  2002
                                                              -------------
                                                              (IN MILLIONS)
Accrued restructuring costs at beginning of period..........      $ 7.6
Payments....................................................       (4.0)
                                                                  -----
Accrued restructuring costs at September 29, 2002...........      $ 3.6
                                                                  =====

     As part of the Packard acquisition, the Company recorded approximately $33 million in integration charges as detailed in the Company's 2001 Form 10-K (the "Packard plan"). The integration plans include initiatives to integrate the operations of Packard and the Company and are principally comprised of amounts related to employee separation costs and the termination of leases and other obligations.

     The following table summarizes the restructuring activity for the Packard plan during the nine months ended September 29, 2002:

                                                               NINE MONTHS
                                                                  ENDED
                                                              SEPTEMBER 29,
                                                                  2002
                                                              -------------
                                                              (IN MILLIONS)
Accrued restructuring costs at beginning of period..........      $33.0
Payments....................................................       (6.7)
                                                                  -----
Accrued restructuring costs at September 29, 2002...........      $26.3
                                                                  =====

     As part of the Analytical Instruments acquisition, the Company recorded approximately $52 million in charges. This plan primarily included actions to integrate the operations of the acquired business and improve their cost structure through consolidation or shutdown of certain facilities, workforce and overhead

                       PERKINELMER, INC. AND SUBSIDIARIES
reductions and the termination of certain leases and other obligations. The remaining balance of these accrued charges were expended during the three months ended March 31, 2002.

                                                               NINE MONTHS
                                                                  ENDED
                                                              SEPTEMBER 29,
                                                                  2002
                                                              -------------
                                                              (IN MILLIONS)
Accrued restructuring costs at beginning of period..........      $ 9.2
Payments....................................................       (9.2)
                                                                  -----
Accrued restructuring costs at September 29, 2002...........      $  --
                                                                  =====

     Additionally, during 1999, the Company recognized a $23.5 million restructuring charge in connection with the closure and consolidation of certain facilities, underutilized assets and product lines. As of September 29, 2002, $0.9 million remained accrued for under this plan. Spending against this plan totaled $1.0 million during the nine months ended September 29, 2002.

     Cash outlays, both foreign and domestic, during the nine months ended September 29, 2002 were approximately $28.9 million for all of these plans. There were no significant revisions to these accruals during the three and nine months ended September 29, 2002. The majority of the actions remaining at September 29, 2002 are expected to occur in fiscal 2002.

(4) GAINS ON DISPOSITIONS

     During the nine months ended September 29, 2002 the Company recognized gains from dispositions totaling $5.2 million resulting from $4.4 million in net gains from facility sales and $0.8 million in gains previously deferred from the fourth quarter 2001 sale of the Instruments for Research and Applied Science business reflecting the resolution of certain contingencies for which amounts had previously been deferred. During the nine months ended September 30, 2001, the Company recognized $10.3 million in gains from dispositions, of which $4.5 million resulted from the Company's disposition of its Space Valves business within the Fluid Sciences business, $2.0 million resulting from the disposition of the Berthold business and $3.8 million resulted from deferred gains from previously divested businesses.

(5) INVENTORIES

     Inventories consisted of the following:

                                                              SEPTEMBER 29,   DECEMBER 30,
                                                                  2002            2001
                                                              -------------   ------------
                                                                     (IN THOUSANDS)
Raw materials...............................................    $ 84,555        $ 76,085
Work in progress............................................      45,143          60,872
Finished goods..............................................      91,838         107,884
                                                                --------        --------
                                                                $221,536        $244,841
                                                                ========        ========

(6) LONG-TERM DEBT

     During September 2002, the Company repurchased a portion of its zero coupon convertible debentures due 2020 with a carrying amount of approximately $91.8 million for approximately $84.4 million. These transactions resulted in a gain of approximately $6.7 million net of a pro rata portion of deferred issuance costs, which has been reflected in other expense, in accordance with the Company's early adoption of SFAS No. 145 as of July 2, 2002.

                       PERKINELMER, INC. AND SUBSIDIARIES

     On March 1, 2002, the Company elected to redeem $118 million of senior subordinated ten-year notes issued in March 1997 at an interest rate of 9.375%, which were assumed as part of the Packard acquisition ("the Packard Notes"). The Packard Notes were redeemed at a redemption price of 104.688% of the principal amount plus accrued interest. As a result, the Company recognized a pre-tax loss on the early retirement of debt of $5.5 million, which reflects the call premium paid on the redemption. The redemption was funded through borrowings under the Company's commercial paper program. The loss, which was classified as an extraordinary item on the Company's Consolidated Income Statements prior to the Company's adoption of SFAS No. 145, is now shown as a component of other expense, net.

     The Company maintains two unsecured credit facilities. Both facilities were amended in September 2002. Prior to their amendment, the facilities consisted of a $270 million 364-day revolving credit facility (the "364-day facility") which will expire in March 2003, and a $100 million 5-year revolving credit facility (the "5-year facility") which will expire in March 2006. Borrowings outstanding under the 364-day facility at maturity may be converted, at the Company's option, into a one-year term note due in March 2004, subject to the Company's compliance with the facility's financial covenants at maturity.

     During September 2002, the Company significantly amended both facilities as follows:

     - the borrowing capacity under the 364-day facility was reduced from $270 million to $200 million;

     - provisions were added that would further reduce the borrowing capacity under the 364-day facility in amounts equal to:

       (A) 100% of any amounts used by the Company to repurchase zero coupon convertible debentures; and

       (B) 50% of the net proceeds received by the Company from future asset sales and capital market transactions, up to a maximum reduction of $100 million (which maximum will be increased, on a dollar-for-dollar basis, for every dollar of zero coupon convertible debentures repurchased by the Company) pursuant to this provision;

     - the spread over LIBOR on borrowings under the facilities increased by
       37.5 basis points;

     - the definition of EBITDA was clarified to exclude certain non-operating items; and

     - a new consolidated indebtedness leverage ratio was added.

     As of September 29, 2002, there were no borrowings outstanding under the 364-day facility. Accordingly, as of September 29, 2002, borrowing availability under the 364-day facility was approximately $115.6 million due to the Company's repurchases of zero coupon convertible debentures described above. As of September 29, 2002, the Company had $73 million in borrowings outstanding under the 5-year facility and $27 million of borrowing availability. Because of the long-term nature of the 5-year facility, these borrowings have been classified in long-term debt at the end of the period.

     As of September 29, 2002, there were outstanding zero coupon convertible debentures with an accreted value of $404 million. Holders of the debentures may require the Company to repurchase some or all of the debentures in August 2003 and August 2010, or at any time upon certain changes of control in the Company, at a repurchase price equal to the initial price to the public plus the accrued original issue discount through the date of the repurchase. The Company has the right to repay some or all of the debentures with its common stock based on the then current market price, subject to satisfying conditions within the trust indenture, including that the shares of common stock must be issued either pursuant to an effective registration statement or an exemption therefrom under applicable securities laws. As of September 29, 2002, the obligation of the Company to repurchase the debentures would have been considered short-term in nature. However, as of September 29, 2002, the Company had the ability to use existing borrowing availability under the 364-day facility and the 5-year facility to refinance a portion of

                       PERKINELMER, INC. AND SUBSIDIARIES
the aggregate repurchase price on a long-term basis as well as the ability to issue shares to satisfy a portion of this potential repurchase obligation. Accordingly, $250.5 million of the $404.0 million obligation has been classified as long-term in nature. The remainder was included in short-term debt.

(7) SYNTHETIC LEASE AND ACCOUNTS RECEIVABLE SECURITIZATION

     As described in the 2001 10-K, the Company is a party to both a synthetic lease and an accounts receivable securitization facility. The synthetic lease was amended in September 2002. Prior to its amendment, the synthetic lease had allowed the Company to lease a $30.0 million facility in the Optoelectronics segment over a six-year term. The amendment increased the monthly amount payable under the lease and shortened the term of the lease from December 2006 to the earlier of the sale of the Company's Fluid Sciences business or February 28, 2003. As a result, at termination the Company either must purchase the building for approximately $30.0 million or secure alternative financing. The accounts receivable securitization facility provides for up to $51.0 million in accounts receivable funding. Amounts funded under this facility at September 29, 2002 and December 30, 2001 were $38.0 million and $37.0 million, respectively. The facility includes conditions that require the Company to maintain a debt rating of BB or above as defined by Standard & Poor's Rating Services, and Ba2 or above as defined by Moody's Investors Service. At November 22, 2002, the Company had a senior unsecured credit rating of BBB- from Standard & Poor's Rating Services, which is currently under review, and of Ba2 with a stable outlook from Moody's Investors Service.

(8) EARNINGS PER SHARE

     Basic earnings per share was computed by dividing net income by the weighted-average number of common shares outstanding during the period. Diluted earnings per share was computed by dividing net income by the weighted-average number of common shares outstanding plus all potentially dilutive common shares outstanding, primarily shares issuable upon the exercise of stock options using the treasury stock method. For the nine months ended September 29, 2002, potentially dilutive securities were excluded from the calculation of weighted-average shares outstanding because of their anti-dilutive effect due to the net loss during the period. The following table reconciles the number of shares utilized in the earnings per share calculations:

                                                                   NINE MONTHS ENDED
                                                             -----------------------------
                                                             SEPTEMBER 29,   SEPTEMBER 30,
                                                                 2002            2001
                                                             -------------   -------------
                                                                    (IN THOUSANDS)
Number of common shares -- basic...........................     125,335         100,636
Effect of dilutive securities
  Stock options............................................          --           2,415
  Restricted stock and other...............................          --           1,128
                                                                -------         -------
Number of common shares -- diluted.........................     125,335         104,179

                       PERKINELMER, INC. AND SUBSIDIARIES

(9) COMPREHENSIVE (LOSS) INCOME

     Comprehensive (loss) income consisted of the following:

                                                                   NINE MONTHS ENDED
                                                             -----------------------------
                                                             SEPTEMBER 29,   SEPTEMBER 30,
                                                                 2002            2001
                                                             -------------   -------------
                                                                    (IN THOUSANDS)
Net income (loss).........................................     $(149,310)       $84,125
Other comprehensive (loss) income:
  Gross foreign currency translation adjustments..........        17,617         (6,526)
  Unrealized losses on derivatives, net of tax............        (1,244)           (87)
  Unrealized losses on securities, net of tax.............          (456)        (2,509)
                                                               ---------        -------
                                                                  15,917         (9,122)
Comprehensive (loss) income...............................     $(133,393)       $75,003
                                                               =========        =======

     The components of accumulated other comprehensive loss were as follows:

                                                              SEPTEMBER 29,   DECEMBER 30,
                                                                  2002            2001
                                                              -------------   ------------
                                                                     (IN THOUSANDS)
Foreign currency translation adjustments....................    $(43,304)       $(60,921)
Unrealized gains on derivative instruments..................         163           1,407
Unrealized losses on securities.............................      (1,882)         (1,426)
                                                                --------        --------
Accumulated other comprehensive loss........................    $(45,023)       $(60,940)
                                                                ========        ========

(10) INDUSTRY SEGMENT INFORMATION

     The Company's continuing operations are classified into four reportable segments, which reflect the Company's management and structure: Life Sciences, Optoelectronics, Analytical Instruments and Fluid Sciences. The accounting policies of the reportable segments are the same as those described in Note 1 of the 2001 Form 10-K. The Company evaluates the performance of its reportable segments based on operating profit. Intersegment sales and transfers are not significant. Unaudited sales and operating profit information by segment for the nine months ended September 29, 2002 and September 30, 2001 is as follows:

                                                                   NINE MONTHS ENDED
                                                             -----------------------------
                                                             SEPTEMBER 29,   SEPTEMBER 30,
                                                                 2002            2001
                                                             -------------   -------------
                                                                    (IN THOUSANDS)
Life Sciences
  Sales...................................................    $  363,523      $  221,637
  Operating profit........................................        11,324          22,064
Optoelectronics
  Sales...................................................       236,472         295,105
  Operating profit (loss).................................       (11,654)         50,925

                       PERKINELMER, INC. AND SUBSIDIARIES

                                                                   NINE MONTHS ENDED
                                                             -----------------------------
                                                             SEPTEMBER 29,   SEPTEMBER 30,
                                                                 2002            2001
                                                             -------------   -------------
                                                                    (IN THOUSANDS)
Analytical Instruments
  Sales...................................................       354,551         421,262
  Operating profit........................................        18,940          42,905
Fluid Sciences
  Sales...................................................       140,854         181,354
  Operating profit........................................        12,715          48,223
Other
  Operating loss..........................................       (12,118)         (8,379)
Continuing Operations
  Sales...................................................    $1,095,400      $1,119,358
                                                              ==========      ==========
  Operating profit........................................    $   19,207      $  155,738
                                                              ==========      ==========

     The Company's Telecom Components and Entertainment Lighting businesses (formerly included in the Optoelectronics segment) and Security and Detection Systems business (formerly included in the Analytical Instruments segment) are presented as discontinued operations and, therefore, are not included in the preceding table (Note 11).

     The basis under which certain Company-wide costs are allocated to the business units was re-measured for all periods presented due to the Company reinstating the Fluid Sciences business as a continuing operation in accordance with APB No. 30. All prior periods appearing in this report have been adjusted for this change.

(11) DISCONTINUED OPERATIONS

     During June 2002, the Company completed the sale of its Security and Detection Systems business for cash consideration of approximately $100 million and a net working capital adjustment, the amount of which has yet to be finalized. A net pre-tax gain of $18.0 million was recorded pursuant to this transaction in the second quarter of 2002 as a gain on the disposition of a discontinued operation. The Company has accounted for its Security and Detection Systems business as a discontinued operation in accordance with APB No. 30, and accordingly, the results of operations and related cash flows of this business through the disposal date have been segregated from continuing operations and reported as a separate line on the Company's Consolidated Income Statements. The assets and liabilities of the Security and Detection Systems business are reflected within the assets and liabilities from discontinued operations in the accompanying Consolidated Balance Sheets for the periods prior to its sale and the resulting gain from the sale is presented as a component of Net Income within dispositions of discontinued operations, net of income tax on the Company's Consolidated Income Statements.

     During June 2002, the Company approved separate plans to shutdown its Telecom Components and sell its Entertainment Lighting businesses as part of its continued efforts to focus on higher growth opportunities. The results of these businesses were previously reported as part of the Optoelectronics segment. The Company has accounted for these businesses as discontinued operations in accordance with SFAS No. 144, and accordingly, has presented the results of operations and related cash flows of these businesses as discontinued operations for all periods presented. The assets and liabilities of these disposal groups have been presented separately and are reflected within the assets and liabilities from discontinued operations in the accompanying Consolidated Balance Sheets.

                       PERKINELMER, INC. AND SUBSIDIARIES

     The Company ceased operations of its Telecom Components business as of June 30, 2002. A pre-tax loss of $17.5 million was recorded as a disposition of discontinued operations in the second quarter of 2002 as a result of $0.5 million in severance charges and $17.0 million for the net write-off of fixed assets, inventory and other assets, including the write-down of an equity investment held by the Telecom Components business. As a result of the write-off, the carrying value of the net assets of the Telecom Components business was reduced to an amount management believes is recoverable. A pre-tax loss of $2.1 million was recorded as a disposition of discontinued operations in the three months ended June 30, 2002 to bring the carrying value of the net assets of the Entertainment Lighting business down to an amount management believes is recoverable.

     During October 2001, the Board of Directors approved a plan to sell the Fluid Sciences business unit, at which time the business was reflected as a discontinued operation in the Company's consolidated financial statements in accordance with APB No. 30. The sale of the business has not been completed due to external market conditions. As APB No. 30 affords a one-year window for the completion of a disposition, the Company has reflected the Fluid Sciences business unit within its consolidated results from continuing operations. All periods presented have been adjusted to reflect this change.

     Summary operating results of the discontinued operations discussed above which are reported as a separate line on the Company's Consolidated Income Statements were as follows:

                                                                   NINE MONTHS ENDED
                                                             -----------------------------
                                                             SEPTEMBER 29,   SEPTEMBER 30,
                                                                 2002            2001
                                                             -------------   -------------
                                                                    (IN THOUSANDS)
Sales......................................................    $117,544         $71,912
Costs and expenses.........................................     131,584          75,147
                                                               --------         -------
Operating loss from discontinued operations................     (14,040)         (3,235)
Other expense, net.........................................      (6,638)         (3,820)
                                                               --------         -------
Operating loss from discontinued operations before income
  taxes....................................................     (20,678)         (7,055)
Benefit for income taxes...................................      (4,967)         (2,035)
                                                               --------         -------
Loss from discontinued operations, net of taxes............    $(15,711)        $(5,020)
                                                               ========         =======

(12) GOODWILL AND INTANGIBLE ASSETS

     In June 2001, the Financial Accounting Standards Board ("FASB") issued SFAS No. 141 and SFAS No. 142. SFAS No. 141 requires all business combinations initiated after July 1, 2001 to be accounted for using the purchase method. Under SFAS No. 142, goodwill and intangible assets with indefinite lives are no longer amortized but are reviewed annually at a minimum for potential impairment by comparing the carrying value to the fair value of the reporting unit to which they are assigned. The provisions of SFAS No. 142 are effective for the Company's current fiscal year. Accordingly, the Company has ceased goodwill amortization as of the beginning of fiscal 2002. SFAS No. 142 requires that goodwill be tested for impairment at the reporting unit level upon initial adoption and at least annually thereafter, utilizing a two-step methodology. The initial step requires the Company to determine the fair value of each reporting unit and compare it to the carrying value, including goodwill of such unit. If the fair value exceeds the carrying value, no impairment loss would be recognized. However, if the carrying value of the reporting unit exceeds the corresponding fair value, the goodwill of this unit may be impaired. The amount, if any, of the impairment would then be evaluated in the third step of the impairment testing which places the value of the goodwill balance to that which would be accounted for under purchase accounting.

                       PERKINELMER, INC. AND SUBSIDIARIES

     In connection with adopting this standard, the Company, assisted by independent valuation consultants, has completed the transitional testing of goodwill using a measurement date of January 1, 2002. The results of this testing indicate that the carrying values of the lighting reporting unit within the Optoelectronics business unit exceeds the estimated fair value of this unit as determined utilizing various valuation techniques including discounted cash flow and comparative market analysis. Accordingly, an impairment charge has been recognized as a change in accounting principle as of the beginning of 2002. The impairment charge was $117.8 million on a before and after-tax basis.

     The adjustment to previously reported net income (loss) and earnings (loss) per share below illustrates the impact of goodwill amortization on reported results. The impact on net income (loss), and basic and diluted net earnings
(loss) per share for the three and nine months ended September 29, 2002 and September 30, 2001 is as follows:

                                                                    NINE MONTHS ENDED
                                                             -------------------------------
                                                             SEPTEMBER 29,    SEPTEMBER 30,
                                                                  2002             2001
                                                             --------------   --------------
                                                             (IN THOUSANDS, EXCEPT PER SHARE
                                                                        AMOUNTS)
Reported income (loss) from continuing operations before
  effect of accounting change..............................     $(4,833)         $ 89,145
Goodwill amortization, net of tax..........................          --            21,696
                                                                -------          --------
Adjusted income (loss) from continuing operations before
  effect of accounting change..............................     $(4,833)         $110,841
                                                                =======          ========
BASIC EARNINGS (LOSS) PER SHARE:
Reported income (loss) before effect of accounting
  change...................................................     $ (0.04)         $   0.89
Goodwill amortization, net of tax..........................          --              0.22
                                                                -------          --------
Adjusted income (loss) from continuing operations before
  effect of accounting change..............................     $ (0.04)         $   1.10
                                                                =======          ========
DILUTED EARNINGS (LOSS) PER SHARE:
Reported income (loss) from continuing operations before
  effect of accounting change..............................     $ (0.04)         $   0.86
Goodwill amortization, net of tax..........................          --              0.21
                                                                -------          --------
Adjusted income (loss) from continuing operations before
  effect of accounting change..............................     $ (0.04)         $   1.06
                                                                =======          ========

                       PERKINELMER, INC. AND SUBSIDIARIES

     Intangible asset balances at September 29, 2002 by business segment were as follows:

                                                                   ANALYTICAL
                                 LIFE SCIENCES   OPTOELECTRONICS   INSTRUMENTS   FLUID SCIENCES   CONSOLIDATED
                                 -------------   ---------------   -----------   --------------   ------------
                                                                (IN THOUSANDS)
Patents........................   $  291,147         $12,682        $  2,800        $ 4,000        $  310,629
  Less: Accumulated
     depreciation..............      (22,191)         (4,935)           (467)        (3,600)          (31,193)
                                  ----------         -------        --------        -------        ----------
  Net patents..................      268,956           7,747           2,333            400           279,436
Trademarks.....................       12,088              --          76,000             --            88,088
  Less: Accumulated
     depreciation..............         (506)             --          (4,908)            --            (5,414)
                                  ----------         -------        --------        -------        ----------
  Net patents..................       11,582              --          71,092             --            82,674
Licenses.......................       47,099           1,385              --             --            48,484
  Less: Accumulated
     depreciation..............       (4,202)         (1,281)             --             --            (5,483)
                                  ----------         -------        --------        -------        ----------
  Net licenses.................       42,897             104              --             --            43,001
Core technology................           --              --          85,000             --            85,000
  Less: Accumulated
     depreciation..............           --              --         (14,167)            --           (14,167)
                                  ----------         -------        --------        -------        ----------
  Net core technology..........           --              --          70,833             --            70,833
                                  ----------         -------        --------        -------        ----------
Net amortizable intangible
  assets.......................      323,435           7,851         144,258            400           475,944
  Net goodwill.................      707,015          36,057         191,343         36,330           970,745
                                  ----------         -------        --------        -------        ----------
Totals.........................   $1,030,450         $43,908        $335,601        $36,730        $1,446,689
                                  ==========         =======        ========        =======        ==========

(13) RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS

     In April 2002, the FASB issued SFAS No. 145, which rescinds SFAS No. 4, Reporting Gains and Losses from Extinguishment of Debt an amendment of APB No. 30, which required all gains and losses from the extinguishment of debt to be aggregated and, if material, classified as an extraordinary item, net of related income tax effect. As a result, the criteria set forth by APB Opinion No. 30 will now be used to classify those gains and losses. The Company has elected to early adopt the provisions of SFAS No. 145 as of July 2, 2002. As a result, the $6.7 million net gain resulting from the early extinguishment of a portion of the Company's zero coupon convertible debentures discussed in Note 6 was recognized within other expense, net during the third quarter of 2002. Additionally, the $5.5 million extraordinary loss resulting from the early extinguishment of the Packard Notes during the first quarter of 2002 was reclassified to other expense, for the nine months ended September 29, 2002.

     In July 2002, the FASB issued SFAS No. 146, Accounting for Costs Associated with Exit or Disposal Activities ("SFAS No. 146") which nullifies EITF Issue No. 94-3. SFAS No. 146 requires that a liability for a cost associated with an exit or disposal activity be recognized when the liability is incurred, whereas EITF No. 94-3 had recognized the liability at the commitment date to an exit plan. The Company is required to adopt the provisions of SFAS No. 146 effective for exit or disposal activities initiated after December 31, 2002.

(14) CONTINGENCIES

     The Company is subject to various claims, legal proceedings and investigations covering a wide range of matters that arise in the ordinary course of its business activities. Each of these matters is subject to various uncertainties, and it is possible that some of these matters may be resolved unfavorably to the Company. The Company has established accruals for matters that are probable and reasonably estimable. Management believes that any liability that may ultimately result from the resolution of these matters in excess of amounts provided will not have a material adverse affect on the financial position or results of operations of the Company.

                       PERKINELMER, INC. AND SUBSIDIARIES

     The Company and certain officers have been named as defendants in a class action lawsuit in which the plaintiffs have alleged various statements made by the Company and management were misleading with respect to the Company's prospects and future operating results. The Company believes it has meritorious defenses to the lawsuits and intends to contest the actions vigorously. The Company is currently unable, however, to reasonably estimate the amount of the loss, if any, that may result from resolution of these matters.

     In addition, the Company is conducting a number of environmental investigations and remedial actions at current and former Company locations and, along with other companies, has been named a potentially responsible party (PRP) for certain waste disposal sites. The Company accrues for environmental issues in the accounting period that the Company's responsibility is established and when the cost can be reasonably estimated. The Company has accrued $11.6 million as of September 29, 2002, representing management's estimate of the total cost of ultimate disposition of known environmental matters. Such amount is not discounted and does not reflect the potential recovery of any amounts through insurance or indemnification arrangements. These cost estimates are subject to a number of variables, including the stage of the environmental investigations, the magnitude of the possible contamination, the nature of the potential remedies, possible joint and several liability, the timeframe over which remediation may occur and the possible effects of changing laws and regulations. The Company expects that such accrued amounts could be paid out over a period of up to five years. As assessments and remediation activities progress at each individual site, these liabilities are reviewed and adjusted to reflect additional information as it becomes available. There have been no environmental problems to date that have had or are expected to have a material effect on the Company's financial position or results of operations.

                        The Depositary for the Offer is:

                          BANK ONE TRUST COMPANY, N.A.

           BY MAIL:                        BY HAND:                  BY OVERNIGHT COURIER:
 Bank One Trust Company, N.A.    Bank One Trust Company, N.A.    Bank One Trust Company, N.A.
      1111 Polaris Parkway           1111 Polaris Parkway            1111 Polaris Parkway
       Suite N1-OH1-0184               Suite N1-OH1-0184               Suite N1-OH1-0184
     Columbus, Ohio 43240            Columbus, Ohio 43240            Columbus, Ohio 43240
Attention: Exchange Department  Attention: Exchange Department  Attention: Exchange Department

                           BY FACSIMILE TRANSMISSION:

                                 (614) 248-9987
                         Attention: Exchange Department

                               FOR INFORMATION OR
                           CONFIRMATION BY TELEPHONE:

                                 1(800)346-5153

     Any questions or requests for assistance or for additional copies of this Offer to Purchase or the Letter of Transmittal may be directed to the Dealer Manager or the Information Agent at their respective telephone numbers set forth below. A holder may also contact such holder's broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offer.

                           The Information Agent is:

                             D.F. KING & CO., INC.
                                77 Water Street
                            New York, NY 10005-4495
                 Banks and Brokers Call Collect: (212) 269-5550
                   All Others Call Toll-Free: (800) 659-6590

                      The Dealer Manager for the Offer is:

                              MERRILL LYNCH & CO.
                    4 World Financial Center -- North Tower
                                250 Vesey Street
                            New York, New York 10080
                                Call Toll-Free:
                                 (888) ML4-TNDR
                                       or
                                 (212) 449-6025
                       Attention: Equity Capital Markets